    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2006

                                                     REGISTRATION NO. 333-120524
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------


                        POST-EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM SB-2
                          TO REGISTRATION STATEMENT ON
                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                -----------------

                                  ZANETT, INC.
                 (Name of small business issuer in its charter)

                DELAWARE                                7339                         56-4389547
     (State or other jurisdiction of        (Primary Standard Industrial            (IRS Employer
     incorporation or organization)            Classification Number)          Identification Number)

            635 MADISON AVENUE, 15TH FLOOR, NEW YORK, NEW YORK 10022
                                 (646) 502-1800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  CLAUDIO M. GUAZZONI, CHIEF EXECUTIVE OFFICER
                   KENNETH DEROBERTIS, CHIEF FINANCIAL OFFICER
                                  ZANETT, INC.
            635 MADISON AVENUE, 15TH FLOOR, NEW YORK, NEW YORK 10022
                                 (646) 502-1800
                       (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

                        Copies of all communications to:



        STEPHEN T. BURDUMY, ESQ.               MICHAEL J. KOLAR, ESQ.
      DRINKER BIDDLE & REATH LLP          OPPENHEIMER WOLFF & DONNELLY LLP
          ONE LOGAN SQUARE                45 SOUTH 7TH STREET, SUITE 3300
       18TH AND CHERRY STREETS                MINNEAPOLIS, MN  55402
    PHILADELPHIA, PA  19103-6996                  (612) 607-7000
           (215) 988-2880

                               -----------------

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS
         PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, FEBRUARY 10, 2006


                                  ZANETT, INC.
                                   $50,000,000
           Three and Six Month Renewable Unsecured Subordinated Notes
          One, Two, Three, Four, Five and Ten Year Renewable Unsecured
                               Subordinated Notes

                             ----------------------

         We are offering an aggregate principal amount of up to $50 million of our renewable unsecured subordinated notes. We may offer the notes from time to time with maturities ranging from three months to ten years. Depending on our capital needs, however, notes with certain terms may not always be available. We will establish interest rates on the securities offered in this prospectus from time to time in prospectus supplements. The notes are unsecured obligations and your right to payment is subordinated in right of payment to all of our existing or future senior, secured, unsecured and subordinate indebtedness and other of our financial obligations, including contingent or deferred payment obligations incurred in connection with acquisitions. Upon maturity, the notes will be automatically renewed for the same term as your maturing note at an interest rate that we are offering at that time to other investors with similar aggregate note portfolios for notes of the same term, unless we or you elect not to have them renewed. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be different than the interest rate on your original note. After giving you thirty days advance notice, we may redeem all or a portion of the notes for their original principal amount plus accrued but unpaid interest. You also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes, and will, if we do elect to repurchase your notes, charge you a penalty of up to three months of interest on notes with three month maturities and up to six months of interest on all other notes. Our obligation to repurchase notes prior to maturity for any reason in a single calendar quarter is limited to the greater of $1 million or 2% of the aggregate principal amount of all notes outstanding at the end of the previous quarter.

         The notes will be marketed and sold through Sumner Harrington Ltd., which is acting as our selling agent for the notes. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. Sumner Harrington Ltd. does not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes. Sumner Harrington Ltd. also will act as our servicing agent in connection with our ongoing administrative responsibilities for the notes. We have not requested a rating for the notes; however, third parties may independently rate them.

         THE NOTES ARE NOT CERTIFICATES OF DEPOSIT OR SIMILAR OBLIGATIONS OF, AND ARE NOT GUARANTEED OR INSURED BY, ANY DEPOSITORY INSTITUTION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER GOVERNMENTAL OR PRIVATE FUND OR ENTITY. INVESTING IN THE NOTES INVOLVES RISKS, WHICH ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                                           Per Note                    Total
                                  ------------------------  --------------------
Public Offering Price                       100.00%                   100.00%
Selling agent commissions                     3.00%                     3.00%
Proceeds to Zanett, before expenses          97.00%                    97.00%

         The selling agent will not receive the entire 3.0% gross commission on notes with terms of one year or less unless the notes are successively renewed for a total term of two years. See "Plan of Distribution" for a description of additional compensation payable to the selling agent and its affiliates in connection with services rendered in offering and selling the notes, serving as servicing agent and providing and managing the advertising and marketing functions related to the sale of the notes. There will be no underwriting discount.

         Sumner Harrington Ltd. is not required to sell any specific number or dollar amount of notes but will use its best efforts to sell the notes offered.

         We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences your notes. Sumner Harrington Ltd. will deliver written confirmations to purchasers of the notes. U.S. Bank National Association, St. Paul, Minnesota, will act as trustee for the notes.

                  -------------------------------------------
                             SUMNER HARRINGTON LTD.

                     The date of this Prospectus is , 2006.

                        SPECIAL SUITABILITY REQUIREMENTS
                            FOR CALIFORNIA RESIDENTS

         Natural persons resident in California who wish to purchase notes must, at a minimum:

         [] have a liquid net worth, at the time of the purchase, of not less than $250,000 and an individual annual gross income of at least $65,000; or

         [] have a liquid net worth of not less than $500,000 or a total net worth of not less than $1,000,000, in each case at the time of the purchase; or

         []       have an individual annual gross income of at least $200,000.

         The offering of notes described in this prospectus was approved on the basis of a limited offering qualification where offers and sales can only be made to individuals based on their meeting the suitability standards set forth above, and we did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations of the State of California, as found in Title 10, CA Code of Regulations, Rule 260.140 et seq. The exemptions for secondary trading available under the State of California Corporations Code Section 25104(h) will be withheld, but exemptions for private sales by the bona fide owner of notes for his or her own account without advertising and without being effected by or through a broker-dealer in a public offering may be available.

                                TABLE OF CONTENTS

                                                                            PAGE


PROSPECTUS SUMMARY.............................................................1


         ZANETT, INC...........................................................1

         THE OFFERING..........................................................4

RISK FACTORS...................................................................8

         RISK FACTORS RELATING TO THE NOTES....................................8

         RISK FACTORS RELATING TO OUR COMPANY.................................12

USE OF PROCEEDS...............................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................18

DESCRIPTION OF BUSINESS.......................................................26

WHERE YOU CAN FIND MORE INFORMATION...........................................29

DESCRIPTION OF THE NOTES......................................................29

MATERIAL FEDERAL INCOME TAX CONSEQUENCES......................................41

PLAN OF DISTRIBUTION..........................................................42

LEGAL PROCEEDINGS.............................................................44

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................50

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................50

DESCRIPTIONS OF PROPERTY......................................................51

EXECUTIVE COMPENSATION........................................................51

LEGAL MATTERS.................................................................52

EXPERTS.......................................................................52

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
         FINANCIAL DISCLOSURE.................................................53

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
         LIABILITY............................................................53

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

                               PROSPECTUS SUMMARY


         This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference into this prospectus before making a decision to invest in the notes. Except with respect to payment obligations under the notes, which shall be the sole obligation of Zanett, Inc., the words "we," "our" and "us" refer to Zanett, Inc. and its direct and indirect subsidiaries unless we indicate otherwise. IT Commonwealth(TM) is a trademark of Zanett, Inc. All other trademarks used in this prospectus are the property of their respective owners.


                                  ZANETT, INC.

OVERVIEW


         We are an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. We operate in two segments: Commercial Solutions and Government Solutions. Our overarching mission is to provide custom solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

         Our growth strategy consists of both expanding existing operations and growing by acquisition.

         To grow our existing operations, we seek to obtain the benefit of leveraged marketing and solutions delivery through cross-selling, joint-marketing and resource-sharing. We also seek to achieve economies of scale by providing centralized back-office functions to contain costs while enhancing our ability to serve clients.

         To grow by acquisition, we utilize a highly selective search methodology to identify and acquire specialized, profitable IT companies with outstanding management and professional staffs, exceptional performance records, and superb client relationships that complement our existing solutions sets and practices. As we add new entrants to our existing solutions we seek to preserve the unique relationships we have with our clients and our core skill sets while expanding the solutions we can provide.

         Our principal executive offices are located at 635 Madison Avenue, 15th Floor, New York, NY 10022. Our telephone number is (646) 502-1800.

GROWTH-BY-ACQUISITION

         Since the Company was formed in the fall of 2000, six operating companies have been acquired:

         On December 7, 2001, we acquired Back Bay Technologies, Inc. ("BBT"), based in Needham, Massachusetts. BBT is a technology consulting firm providing strategic planning, analysis, business case development, vendor selection, systems architecture, systems integration, full life cycle application development and post-production support services.

         On May 31, 2002, we acquired Brandywine Computer Group, Inc. ("BCG"), based in Mason, Ohio. BCG provides technology consulting services associated with the implementation of enterprise resource planning ("ERP"), supply chain management and customer relationship management ("CRM") systems.

         On January 31, 2003, we acquired Paragon Dynamics, Inc. ("PDI"), based in Denver, Colorado. PDI specializes in providing advanced software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

         On December 4, 2003, we acquired DeltaData, Inc. (dba Delta Communications Group), based in Aliso Viejo, California which changed its name to Delta Communications Group, Inc. ("Delta"). Delta is a voice and data communications network integrator that sells IT hardware, peripheral equipment and telecommunications lines for voice and data communications networks and provides related IT security, design and implementation solutions. As described below, we have entered into a letter of intent to sell Delta back to its former owner.

         On April 23, 2004, BCG acquired INRANGE Global Consulting, a professional services business unit of Computer Network Technology Corporation ("CNT"). INRANGE Global Consulting, a long-time PeopleSoft partner, is a leading consulting and technology services consultancy that provides high-value business solutions to corporate and government clients across the Midwest. After the acquisition, BCG and INRANGE Global Consulting combined their professional service businesses and operate under the name INRANGE Consulting Corporation ("ICC"). ICC has principal offices in Indianapolis, Indiana and Mason, Ohio.

         On March 1, 2005, we acquired Whitbread Technology Partners, Inc., ("Whitbread") based in Stoneham, Massachusetts. Whitbread is an award-winning IT consulting firm specializing in the deployment of Oracle ERP systems for corporate and government clients in the Northeastern U.S.

         On December 30, 2005, BBT, ICC and Whitbread merged with and into another of our wholly-owned subsidiaries, Zanett Commercial Solutions, Inc. ("ZCS"). This consolidation of our commercial practices into one accounting and legal entity is designed to help us achieve back office economies of scale and increase our ability to leverage marketing and professional resources across this segment.

         We continue to seek successful, growing IT solutions companies to incorporate into our business model. We intend to use a portion of the proceeds of this offering to acquire additional operating companies.

ORGANIC GROWTH

         We employ a multi-dimensional organic growth strategy that seeks to provide new solutions to existing customers, current solutions to new customers, and new solutions to new customers. We believe all three of these approaches are dependent on three elements:

         o forming deep, trusted relationships between our professional staff and customer management;

         o constantly broadening the solution and skill sets at our disposal, and

         o unburdening professional staff from those day-to-day operational activities that do not directly relate to solutions delivery.

         While we provide discrete solutions to specific problems when needed, we seek to achieve what we refer to as "consultant of record" or "COR Status" with our customers. COR Status means customers come to rely on us for continuing advice and help with their most mission critical, "core business" challenges. By acquiring new companies from time to time, our business model enhances these trusted relationships by providing fresh infusions of talent, skill sets, partnership relationships and experience, all of which can be utilized to help customers and strengthen the trust relationship.

         Our business model further enhances organic growth by centralizing such back office functions as financial reporting, legal review, and certain aspects of human resource and IT infrastructure. This centralization allows our professional staff to focus on their core business skill sets and seek to achieve the highest possible standards of service quality for our customers.

2006 ORGANIZATIONAL AND FISCAL AUSTERITY MEASURES

         In addition to the consolidation of our commercial business practices into ZCS on December 30, 2005, in January and February 2006 we undertook a number of organizational changes and launched a campaign that we believe will decrease corporate overhead and begin to restore our company to profitability.

         Effective February 1, 2006 Chuck Deskins was appointed President of ZCS, replacing Robert Wise, who will focus on new business and partner development. Mr. Deskins is a seasoned information technology executive whom we expect to have a positive impact on the growth and performance of ZCS.

         Effective at the close of business on February 10, 2006, Claudio M. Guazzoni, formerly the President of Zanett, Inc., was elected Chairman of the Board and appointed Chief Executive Officer of our company, replacing David M. McCarthy. Also effective at the close of business on February 10, 2006, Jack M. Rapport, formerly the Chief Financial Officer, was appointed President of our company, and Kenneth DeRobertis was appointed Chief Financial Officer.

         A number of austerity measures were also initiated at the beginning of 2006, including reductions in corporate headcount, with resultant decreases in payroll expense, planned reductions in public and institutional relations, and professional fee outlays. These measures are designed to reduce corporate expenses and thus favorably impact the profitability of our company in 2006.

         We have also entered into a letter of intent to sell Delta back to its former owner. We believe that the divestiture of this non-core business, which we anticipate will be consummated by the end of the first quarter, will allow management to focus on ZCS' core Oracle-centric solutions activities. Based on the current terms of the letter of intent, we estimate that we will recognize a loss on the sale of Delta of approximately one million dollars.

                                  THE OFFERING

Issuer                              Zanett, Inc.

Trustee                             U.S. Bank National Association

Selling and Servicing Agent         Sumner Harrington Ltd.

Securities Offered                  Renewable Unsecured Subordinated Notes. The
                                    notes represent our unsecured promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us.

Method of Purchase                  Prior to your purchase of notes, you will be
                                    required to complete a subscription
                                    agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. As our servicing agent, Sumner Harrington Ltd. will mail you written confirmation that your subscription has been accepted.

Denomination                        You can choose the denomination of the notes
                                    you purchase in any principal amount of
                                    $1,000 or more, including odd amounts.

Offering Price                      100% of the principal amount per note.

Rescission Right                    You can rescind your investment within five
                                    business days of the postmark date of your purchase confirmation without incurring an early redemption penalty. In addition, if your subscription agreement is accepted by our servicing agent at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, you will be able to rescind your investment subject to the conditions set forth in this prospectus. See
                                    "Description of the Notes -- Rescission
                                    Right" for additional information.

Maturity You can generally choose maturities for your notes of 3 or 6 months or 1, 2, 3, 4, 5 or 10 years; however, depending on our capital requirements, we may not sell notes of all maturities at all times.

Interest Rate                       The interest rate of the notes will be
                                    established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest interest rate supplement to this prospectus, and will remain fixed throughout each term. We may offer higher rates of interest to investors with larger aggregate note portfolios, as set forth in the then current interest rate supplement.

Interest Payment Dates              You can choose to receive interest payments
                                    monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you can choose the day on which you will be paid. You may change the interest payment schedule or interest payment date once during the term of your note.

Principal Payment                   We will not pay principal over the term of
                                    the notes. We are obligated to pay the
                                    entire principal balance of the outstanding notes upon maturity.

Payment Method                      Principal and interest payments will be made
                                    by direct deposit to the account you
                                    designate in your subscription documents.


Renewal or Redemption at Maturity   Upon maturity, the notes will be
                                    automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate note portfolios for notes of the same maturity, unless we notify you prior to the maturity date that we intend to repay the notes. You may also notify us within 15 days after the maturity date that you want your notes repaid.

                                    If you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, this 15 day period will be automatically extended until 10 days following the postmark date of a notice that will be sent to you at your registered address by the servicing agent that the post-effective amendment has been declared effective.

                                    If similar notes are not being offered at the time of renewal, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of your existing notes if no such rate is specified. The interest rate being offered upon renewal may, however, be different than the interest rate on your original note. See "Description of the Notes -- Renewal or Redemption on Maturity."


Optional Redemption or Repurchase   After giving you 30 days prior notice, we
                                    may redeem the notes at a price equal to their original principal amount plus accrued but unpaid interest.

                                    You may request that we repurchase your
                                    notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes, and will, if we elect to repurchase your notes, charge you a penalty of up to three months of interest for notes with a three month maturity and up to six months of interest for all other notes. The total principal amount of notes that we will be required to repurchase prior to maturity, for any reason in any calendar quarter, will be limited to the greater of $1 million or 2% of the total principal amount of all notes outstanding at the end of the previous quarter.

                                    See "Description of Notes -- Redemption or
                                    Repurchase Prior To Stated Maturity."


Consolidation, Merger or Sale       Upon any consolidation, merger or sale of
                                    our company, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture. For a description of these provisions see "Description of the Notes -
                                    Consolidation, Merger or Sale."

Ranking; No Security                The notes:


                                    o are unsecured;

                                    o rank junior to our existing and future senior debt, including debt we may incur under our existing and future credit facilities;

                                    o rank junior to our existing and future secured debt;

                                    o rank junior to our existing and future subordinated debt, except for offerings of additional renewable unsecured subordinated notes which will rank equally with the notes;

                                    o rank junior to our existing and future unsecured debt, except for offerings of additional renewable unsecured subordinated notes which will rank equally with the notes; and

                                    o rank junior to other of our financial
                                    obligations, including contingent or
                                    deferred payment obligations incurred in connection with acquisitions.

                                    As of September 30, 2005, we had
                                    approximately $6.1 million of outstanding debt senior to the notes that we intend to retire with proceeds from the notes. See "Use of Proceeds."

                                    In addition, as of September 30, 2005, we had approximately $5.0 million of debt outstanding under our $5.0 million revolving credit facility, and aggregate deferred or contingent cash payment obligations in connection with completed acquisitions totaling approximately $4.2 million that, in each case, rank senior to the notes.


Restrictive Covenants               The indenture governing the notes contains
                                    limited restrictive covenants. These
                                    covenants:

                                    o require us to maintain a positive net
                                    worth; and

                                    o prohibit us from paying dividends on our capital stock if there is an event of default with respect to the notes or a payment of the dividend would result in an event of default.

                                    The covenants set forth in the indenture are more fully described under "Description of Notes -- Restrictive Covenants." These covenants have significant exceptions.


Use of Proceeds                     If all the notes are sold, with original or
                                    aggregate maturities of two years or more, we would expect to receive approximately
                                    $48,200,000 of net proceeds from this
                                    offering after deducting the selling agent's commissions and estimated offering expenses payable by us. We intend to use the net proceeds for working capital, to repay certain existing debt, to expand our business through acquisitions and for other general corporate purposes. See "Use of Proceeds."


Absence of Public Market and        There is no existing market for the notes.
Restrictions on Transfers           Sumner Harrington Ltd. has advised us that
                                    it does not intend to make a market in the notes after the completion of this offering and we do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

                                    You will be able to transfer or pledge the notes only with our prior written consent. See "Description of the Notes - Transfers."

Book Entry                          The notes will be issued in book entry or
                                    uncertificated form only. Except under
                                    limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See "Description of the Notes -- Book Entry Registration and
                                    Transfers."

                                  RISK FACTORS


         This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "believes," "anticipates," "estimates," "plans," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," and other statements contained elsewhere in this prospectus.


         These forward-looking statements reflect management's current view of our company concerning future events and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, estimated or expected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         The risks described below set forth the material risks associated with the purchase of notes and our company, as well as factors that may influence the outcome of any forward looking statement. Before you invest in the notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus and in the documents incorporated by reference into this prospectus.

                       RISK FACTORS RELATING TO THE NOTES

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR ALL INVESTORS.

         The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes. The characteristics of the notes, including maturity, interest rate and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings.

YOU LACK PRIORITY IN PAYMENT ON THE NOTES, WHICH RANK JUNIOR TO SUBSTANTIALLY ALL OF OUR EXISTING AND FUTURE DEBT AND OTHER FINANCIAL OBLIGATIONS.


         Your right to receive payments on the notes is junior to substantially all of our existing indebtedness and future borrowings. Your notes will be subordinated to the prior payment in full of all of our other debt and financial obligations, including contingent or deferred payment obligations incurred in connection with acquisitions. As of September 30, 2005, we had approximately $6.1 million of indebtedness that we expect to retire with the proceeds of this offering. This indebtedness will rank senior to your notes while it remains outstanding. Although we intend to repay this existing indebtedness, we also intend to seek to enter into agreements with these creditors to provide a further credit facility up to the amount of the existing indebtedness. Any credit facility entered into with our existing creditors will rank senior to the notes being offered. In addition, in September 2004 we entered into a $5.0 million revolving credit facility with Fifth Third Bank. We and our subsidiaries have granted Fifth Third Bank a continuing security interest in all assets that we currently hold or subsequently acquire to secure our obligations under the credit facility. As of September 30, 2005, we had approximately $5.0 million of debt outstanding under the credit facility. Our obligation to repay all amounts drawn under the credit facility will rank senior to your notes. We may also incur substantial additional indebtedness in the future that would also rank senior to your notes. Further, we have in the past, and expect in the future, to enter into contingent or deferred cash payment arrangements in connection with acquisitions. Our obligations under these types of arrangements may continue for several years following an acquisition, and will rank senior to your notes. As of September 30, 2005, our aggregate deferred or contingent cash payment obligations in connection with completed acquisitions totaled approximately $4.2 million. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness and other obligations that are senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity.


THERE WILL BE NO TRADING MARKET FOR THE NOTES, WHICH MAY MAKE IT DIFFICULT TO TRANSFER YOUR NOTES.

         Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity. Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the restrictions on transfer of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. Except in the case of death or total permanent disability, repurchases of the notes prior to maturity are subject to our approval and to repurchase penalties of up to three months interest on notes with three month maturities and up to six months interest on notes with maturities of six months or longer. The total principal amount of notes that we would be required to repurchase in any calendar quarter, for any reason, will be limited to the greater of $1 million or 2% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See "Description of the Notes."

THE NOTES WILL HAVE NO SINKING FUND, SECURITY, INSURANCE OR GUARANTEE.

         There is no sinking fund, security, insurance or guarantee of our obligation to make payments on the notes. The notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay the notes, then you may lose all or part of your investment.

THE NOTES WILL AUTOMATICALLY RENEW UNLESS YOU REQUEST REPAYMENT.


         Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar aggregate note portfolios for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us within 15 days after the maturity date that you want your notes repaid. If you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, this 15 day period will be automatically extended until 10 days following the postmark date of a notice that will be sent to you at your registered address by the servicing agent that the post-effective amendment has been declared effective. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note. Any requests for repurchases after your notes are renewed will be subject to our approval and to repurchase penalties and the limitations on the amount of notes we would be willing to repurchase in any calendar quarter.


WE HAVE SUBSTANTIAL INDEBTEDNESS THAT IS SENIOR TO THE NOTES, WHICH MAY AFFECT OUR ABILITY TO REPAY THE NOTES.


         We have now and, after we sell these notes, will continue to have a substantial amount of indebtedness. At September 30, 2005 we had $11,075,000 of debt outstanding comprised of:

         Senior, secured revolving credit from Fifth Third Bank   $ 5,000,000.00
         Junior, unsecured term debt                              $ 6,075,000.00

         Total                                                    $11,075,000.00

         Our debt to net worth ratio at September 30, 2005 was 1.66 and our ratio of earnings to fixed expenses, including interest expense on the above-mentioned debt, was .27. On October 1, 2004, we drew $1,400,000 from the credit facility with Fifth Third Bank. The proceeds were used to repay a promissory note that we issued on April 23, 2004 in the amount of $500,000 to a principal shareholder, and to increase working capital. On March 1, 2005 we drew $1,900,000 from the credit facility with Fifth Third Bank. The proceeds were used to acquire Whitbread Technology Partners, Inc. In addition, on December 30, 2005, we issued a promissory note in the amount of $500,000 to a principal shareholder of our company. The note has a maturity date of January 2, 2007 and requires quarterly cash payments for interest beginning March 31, 2006 at a rate of fifteen percent (15%) per annum. Principal is repayable in cash at maturity. The note may be prepaid without penalty.


         Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes by, among other things:


         o increasing our vulnerability to general adverse economic and industry conditions;

         o requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

         o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         o placing us at a competitive disadvantage compared to our competitors that have less debt; and

         o        limiting our ability to borrow additional funds.

         If we do not generate sufficient operating profits, our ability to make required payments on our senior debt, as well as on the debt represented by the notes described in this prospectus, may be impaired.


WE MIGHT INCUR SUBSTANTIALLY MORE INDEBTEDNESS THAT WILL BE SENIOR TO YOUR
NOTES.

         Subject to limitations contained in our credit facility, we may incur substantial additional indebtedness in the future. While the indenture for the notes requires us to maintain a positive net worth, it does not prohibit us from incurring additional indebtedness. Any such borrowings would be senior to the notes. If we borrow more money, the risks to noteholders described in this prospectus could intensify.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THE OFFERING.


         Although we expect to use the proceeds from the offering for working capital and to retire approximately $6.1 million of long term notes that were outstanding at September 30, 2005, the indenture does not require us to do so. We also plan to use the proceeds to expand our business through acquisitions. Our management has been granted authority by our board of directors to engage in acquisition transactions of up to $20.0 million individually and $100.0 million in the aggregate without further approval of the board of directors. As of September 30, 2005, there was approximately $75.0 million available in authorized acquisition funds. The proceeds of the offering will also be used for other general corporate purposes, which may include the payment of general and administrative expenses. Because no specific allocation of the proceeds will be required in the indenture, and because of the acquisition authority granted to our executive group, our management will have broad discretion in determining how the proceeds of the offering will be used and may choose not to use the funds to pay down debt that is senior to the notes. See "Use of Proceeds."

WE ARE SUBJECT TO MANY RESTRICTIONS IN OUR CREDIT FACILITY.

         The terms of our credit facility impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. Such terms and restrictions may be amended or supplemented from time to time without requiring any notice to or consent of the holders of the notes or the trustee. These restrictions may have an adverse impact on our business activities, results of operations and financial condition. These restrictions may also significantly limit or prohibit us from engaging in certain transactions, including the following:

         o incurring or guaranteeing additional indebtedness, including in connection with future acquisitions;

         o        making capital expenditures in excess of agreed upon amounts;

         o paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

         o        making investments;

         o creating or permitting liens on our assets or the assets of our subsidiaries;

         o        issuing or selling capital stock of our subsidiaries;

         o        transferring or selling our assets;

         o        engaging in mergers or consolidations;

         o        permitting a change of control of our company;

         o        liquidating, winding up or dissolving our company;

         o changing our name or the nature of our business, or the names or nature of the business of our subsidiaries; and

         o engaging in transactions with our affiliates outside the normal course of business.

         These restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to repay the notes. In addition, the failure to comply with any of the covenants of our credit facility or the indenture or to maintain certain indebtedness ratios would cause a default under our credit facility and may cause a default under the indenture or our other debt agreements that may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of our credit facility, the indenture or any other debt agreement, will likely cause a default under the indenture and other debt agreements that otherwise would not be in default, in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. See "Description of the Notes - Restrictive Covenants."

YOU WILL HAVE ONLY LIMITED PROTECTION UNDER THE INDENTURE.

         In comparison to the restrictive covenants that are imposed on us by our credit facility and other borrowing arrangements, the indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to pay principal and interest on time. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you will likely have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See "Description of the Notes - Events of Default."

OUR RIGHT TO REDEEM THE NOTES PRIOR TO MATURITY MAY RESULT IN REINVESTMENT RISK FOR YOU.

         We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes will be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See "Description of the Notes - Redemption or Repurchase Prior To Stated Maturity."


THE CURRENT SELLING AGENT MAY NOT BE RESPONSIBLE FOR THE SALE AND MARKETING OF THE NOTES FOR THE DURATION OF THIS OFFERING.

         The distribution and management agreement between us and Sumner Harrington Ltd. may be terminated by us or, subject to prior conditions, Sumner Harrington Ltd. upon giving prior notice. Therefore, it is not certain Sumner Harrington Ltd. will be responsible for the marketing, sale and administration of the notes for the duration of this offering. Other parties, including our company, may take over the functions currently provided by Sumner Harrington Ltd. Therefore, you should not rely on Sumner Harrington Ltd. continuously being responsible for the marketing, sale and administration of the notes.


YOU MAY BE REQUIRED TO PAY TAXES ON ACCRUED INTEREST ON NOTES PRIOR TO RECEIVING A SUFFICIENT AMOUNT OF CASH INTEREST PAYMENTS.

         If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. In addition, if you choose to have interest on your note paid monthly, quarterly, semiannually or annually, the amount of interest income reported to the Internal Revenue Service may differ from the sum of your cash interest payments in some years. You should consult your tax advisor to determine your tax obligations.


                      RISK FACTORS RELATING TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY.

         Our company was incorporated in Delaware in 2000. We did not begin to generate revenues from operations until December 2001. Since then our company has grown significantly and we have had both profitable and unprofitable quarters. The forces impacting our industry, to which we are subject, have been substantial, causing both conditions of high demand for our services and very low demand since our inception. As a result it is difficult to evaluate our business and prospects.


WE MAY NEED ADDITIONAL WORKING CAPITAL, THE LACK OF WHICH WOULD LIKELY HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR CURRENT LEVEL OF OPERATIONS.

         We have consumed a significant amount of working capital and we may require additional capital in the future to fund our operations, finance investments in product development and corporate infrastructure, expand in our various geographic markets and respond to competitive pressures and opportunities for growth. Failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations. We cannot assure you that additional financing will be available on favorable terms, or at all. If funds are not available when required for our working capital needs or other transactions, our ability to carry out our business plan could be adversely affected, and we may be required to scale back our growth and operations to reflect the extent of available funding.


WE HAVE NOT ACHIEVED PROFITABILITY IN EVERY REPORTING PERIOD AND MAY INCUR NET LOSSES IN FUTURE QUARTERS.


         From inception through the quarter ended September 30, 2005 we have only been profitable in five out of twenty quarters. As we grow, there will be additional demands on our financial resources and we may incur costs at a greater rate than that which prevailed during our profitable periods. If we cannot contain costs while we grow, we may not be able to achieve and sustain profitability and our ability to service our indebtedness, including the notes, could be impaired.


         We will need to generate additional revenues from the sales of our IT solutions or take steps to reduce operating costs to achieve and maintain profitability. We expect that we will face increased competition, which will make it more difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability.


         We cannot be certain that we can achieve and sustain or increase profitability on a quarterly or annual basis. Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly revenues or operating results generally include: costs relating to the expansion of our business; the extent and timing of business acquisitions; our ability to obtain new and follow-up on client engagements; the timing of assignments from customers; our consultant utilization rate (including our ability to transition employees quickly from completed assignments to new engagements); the seasonal nature of our business due to variations in holidays and vacation schedules; the introduction of new services by us or our competitors; price competition or price changes; and our ability to manage costs and economic and financial conditions specific to our clients.


OUR BUSINESS STRATEGY AND ORGANIZATIONAL MODEL DEPEND UPON OUR ABILITY TO IDENTIFY, ACQUIRE AND MANAGE IT SOLUTIONS COMPANIES.


         We seek successful, growing IT solutions companies that we can acquire and incorporate into our business model. Our success is highly dependent on:

         o our ability to continue to identify and acquire suitable operating companies;

         o the degree to which we can achieve marketing leverage and back-office economies of scale while keeping corporate overhead low; and

         o our ability to manage companies we acquire with our decentralized organizational structure.

         Because of the difficulty in finding acquisition candidates that meet our selection criteria and that we can purchase at what we believe to be attractive valuations, we have been able to complete only six acquisitions of businesses since our founding in 2000. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Furthermore, we may have to incur additional indebtedness to pay for any additional future acquisitions or investments, and our ability to incur additional indebtedness or otherwise pursue acquisitions is subject, in most instances, to the prior consent of the lender under our credit facility. In addition, our profitability may suffer because of acquisition-related costs. We have limited resources and we can offer no assurance that we will succeed in consummating any additional acquisitions. Even if we are successful in completing additional acquisitions, there can be no assurance that we will be able to manage the companies that we acquire successfully or achieve the efficiencies and benefits sought by our business strategy and organizational model.


         If we are unable to identify and acquire additional operating companies on attractive economic terms or do not achieve the marketing leverage and economies of scale contemplated, or if we are unable to successfully manage our operations within our organizational structure, our financial condition and results of operations could be adversely affected, and our growth through acquisition and our overall growth will be limited.


THERE ARE RISKS INHERENT IN MANAGING PROJECT MANAGEMENT SERVICES.


         We provide project management services for some of our clients. In certain projects, we assume major responsibilities for the management of the project and/or the design and implementation of specific deliverables based upon client-defined requirements. In managing projects, we rely upon the performance of third parties and third party products over which we have limited control. As our project engagements become larger and more complex and often must be completed in shorter time frames, it becomes more difficult to manage the project and the likelihood of a mistake increases. In addition, our projects often involve applications that are critical to our clients' businesses. Our failure to timely and successfully complete a project and meet our clients' expectations could have a material adverse effect on our business, results of operations or financial condition. Such adverse effects may include delayed or lost revenues, additional services being provided at no charge and a negative impact to our reputation. In addition, claims for damages may be brought against us, regardless of our responsibility, and our insurance may not be adequate to cover such claims. We cannot be sure that contractual provisions limiting our liability for damages that may arise in rendering our services will successfully protect us from liability if we are sued. We sometimes undertake projects on a fixed-fee basis or cap the amount of fees we may bill on a time and materials basis. Any increased or unexpected costs or unanticipated delays could make such projects less profitable or unprofitable and could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS IS RAPIDLY CHANGING.

         Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. Our success depends, in part, on our ability to develop service offerings that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. Our success will also depend on our ability to develop and implement ideas for the successful application of existing and new technologies. We may not be successful in addressing these developments on a timely basis or our ideas may not be successful in the marketplace. Products and technologies developed by our competitors may also make our services or product offerings less competitive or obsolete.

WE FACE INTENSE COMPETITION.

         We operate in a highly competitive industry. We believe that we currently compete principally with IT professional services firms, technology vendors and internal information systems groups. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets, including from companies outside this country that may be able to offer services to our existing and potential customers at significantly lower costs. There can be no assurance that we will be able to continue to compete successfully with existing or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING COMPANIES ARE SUBJECT TO MARKET FORCES THAT CAN SIGNIFICANTLY IMPACT OUR GROWTH AND OPERATING RESULTS.


         Demand for our operating companies' services tend to rise and fall with a number of market forces, among them: the economy generally, the amount of discretionary funds available for IT services and solutions available to our customers, including the U.S. government, competitive pressures facing our customers that compel new investments in IT solutions, regulatory constraints and opportunities created because of regulation. We cannot predict the degree to which these forces will impact any one of our operating units. Nor can we predict the impact on our operating results that these forces may have. Negative forces that put downward pressure on the demand for our services and solutions, that increase our costs, or in other ways impact us adversely, could hurt our financial results and impair our ability to service our existing and future debt, including the notes.


THE LENGTH AND TIMING OF OUR CLIENT ASSIGNMENTS VARY AND ARE HIGHLY
UNPREDICTABLE.

         Most individual client assignments are from three to twelve months. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. In addition, under many contracts, clients may reduce their use of our services under such contract without penalty. If any significant client terminates its relationship with us or substantially decreases its use of our services, it could have a material adverse effect on our business, financial condition and results of operations.

OUR SALES CYCLE IS LENGTHY, MAKING IT DIFFICULT TO PROJECT REVENUES.

         Our operating companies seek to develop relationships with their customers that are long term in nature and result in repeat business. Developing such relationships takes months and sometimes years and once established, do not guarantee that we will receive new or expanded business. If we are unable to win new relationships, or if our sales cycle stretches out longer than we anticipate, our revenues could be adversely impacted and vary materially from our projections.

OUR BUSINESS IS DEPENDENT ON A LIMITED NUMBER OF SIGNIFICANT RELATIONSHIPS.


         A substantial portion of our revenues has been, and is expected to continue to be, generated from a limited number of customers with large financial commitments. For the three months ended September 30, 2005, we did not have any customers that accounted for more than 10% of total revenues, while two customers individually accounted for approximately 11% and 10% of our total revenues in the same period last year. Our total revenues from our two largest customers during the years ended December 31, 2004 and 2003 represented approximately 22% and 32%, respectively, of total revenues. There were no customers that accounted for 15% or more of our total revenues in 2004; while one customer individually accounted for 15% or more of our total revenues in 2003. If a large contract with one of our largest customers is cancelled or deferred or an anticipated contract does not materialize, our business would be harmed.

         As a result of its acquisition of PeopleSoft, Inc. in 2005, we have a significant relationship with Oracle Corporation as an implementation partner. For the nine months ended September 30, 2005, approximately 68% of our revenue was from services related to Oracle Corporation software. We also have strategic alliances with other technology vendors. The sudden loss of our relationship with Oracle Corporation or any other significant relationship with a vendor, or a substantial decline in demand for their products, could also adversely affect us.


IT IS DIFFICULT TO ATTRACT AND RETAIN QUALIFIED PROFESSIONAL AND ADMINISTRATIVE STAFF, AND MAY BECOME MORE DIFFICULT TO DO SO IN THE FUTURE IF THE USE OF EMPLOYEE STOCK OPTIONS BECOMES DISADVANTAGEOUS.

         Our ability to attract and retain adequately trained personnel who can address the changing and increasingly sophisticated technology needs of our clients is a critical success factor for our business. Our personnel needs arise from client needs for consultants trained in the newest software and hardware technologies. While most of our employees are bound by non-compete agreements, these may be difficult to enforce should an employee leave and go to work for a competitor. Competition for personnel in the information technology services industry is intense. We have had, and expect to continue to have, difficulty in attracting and retaining an optimal level of qualified consultants.


         In addition, we have in the past used, and expect to continue to use, stock options to attract and retain qualified personnel. In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payments". The new pronouncement replaces the existing requirements under SFAS No. 123 and APB 25. According to SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require that such transactions be accounted for using a fair-value method. SFAS No. 123(R) is effective for awards and stock options granted, modified or settled in cash in interim or annual periods beginning after December 15, 2005. We plan to adopt the modified prospective transition method, which would necessitate that we recognize compensation cost for awards that are not fully vested as of the effective date of SFAS 123(R) based on the same estimate that we used to previously value our grants under SFAS 123.


         We will be required to expense the fair value of our stock option grants rather than disclose the impact on our consolidated statement of operations within the footnotes thereto, as is the current practice. As a result, we will incur stock based compensation expense from January 1, 2006 for options issued prior to that date but which were not fully vested at the time. We will incur additional compensation expense as new awards are made after that date. We are evaluating the form of share-based compensation arrangements we will utilize in the future, if any. There can be no assurance that we will be successful in attracting and retaining the personnel we require to conduct and expand our operations successfully.


LOSS OF OUR SENIOR MANAGEMENT COULD HARM OUR BUSINESS IF WE ARE UNABLE TO HIRE SUITABLE REPLACEMENTS.


         Our success depends greatly on the efforts and abilities of key executives and consultants, including Claudio Guazzoni, our Chief Executive Officer, Jack M. Rapport, our President, and Kenneth DeRobertis, our Chief Financial Officer, as well as the senior management of our independent operating companies and their professional staff. The loss of the services of any of these individuals could materially harm our business due to the cost and time that would be required to replace and train a successor. Such a loss would also divert management attention away from operational issues. We do not maintain key-man life insurance policies on our key executives listed above, nor have any of them entered into employment agreements with us.


OUR NETWORK AND SOFTWARE ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS THAT COULD RESULT IN OUR BEING LIABLE FOR DAMAGES AND HARM OUR REPUTATION.


         Despite the implementation of network security measures, we are vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. This could result in our being liable for damages, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers. We rely upon encryption and authentication technology purchased from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Although we intend to continue to implement security measures, in the past third parties have occasionally circumvented some of these standards. Therefore, we cannot assure you that the measures we implement will not be circumvented. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions, delays or cessation of service to our customers, which could hurt our business.


CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY OR SOLUTIONS COULD DIVERT OUR RESOURCES, RESULT IN UNEXPECTED LICENSE FEES AND HARM OUR BUSINESS.

         In the course of providing services to a customer, we may create custom solutions tailored to that customer's needs. In certain instances, we may assign those solutions to the customer, or otherwise enter into agreements not to utilize those solutions for other clients. These customers or other third parties could claim that our current or future solutions or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could prevent us from further selling or licensing some of our solutions. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling or licensing our solutions and could seriously harm our business.


IF THE SOLUTIONS WE PROVIDE CONTAIN ERRORS OR OUR DELIVERY IS DELAYED, OUR BUSINESS MAY SUFFER.


         We face possible claims and higher costs as a result of the complexity of our solutions, which may include the development of software applications, and the potential for undetected errors. Due to the importance of our solutions to our customers' operations, undetected errors are of particular concern. Computer software such as we may develop always contains undetected errors. Implementations of our solutions typically involve working with sophisticated software, computing and communications systems. If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no cost. If software we develop or solutions we deliver contain significant undetected errors or we fail to meet our customers' expectations or project milestones in a timely manner, we could experience loss of or delay in revenues, loss of customers, injury to our reputation, legal actions by customers against us, and increased service and warranty costs.

         Some domestic and international jurisdictions may not enforce provisions we seek to include in our customer contracts that are designed to limit our exposure to potential liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages, and to cap the amounts recoverable for damages to the amount paid to us by the customer for the product or service giving rise to damages. We may encounter product or service liability claims in the future in excess of such limitations, and any such liability claims, whether or not successful, brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

                                 USE OF PROCEEDS


         If all the subordinated notes are sold, with original or aggregate maturities of two years or more, we would expect to receive approximately $48,200,000 of net proceeds from this offering after deducting the selling agent's commissions and estimated offering expenses payable by us. Through December 31, 2005, we had issued $2,454,814 in such notes, net of redemptions. The proceeds to date have been used for working capital and for acquisitions. We expect to use the net proceeds from this offering for working capital and to retire four long term notes, which are not part of this offering, issued by our parent company and our operating subsidiaries, the aggregate principal amount of which totaled approximately $6,575,000 at December 31, 2005. Three of the four notes were used to finance acquisitions. Three of the notes are held by Bruno Guazzoni, the uncle of our Chief Executive Officer, Claudio Guazzoni, and the owner of approximately 23.5% of our outstanding common stock. Two of these notes have principal amounts of $1,500,000 and $3,075,000, bear interest at an annual rate of 11% and mature on October 31, 2006. The third note has a principal amount of $500,000 and bears interest at an annual rate of 15% and matures on January 2, 2007. The fourth note has a principal amount of $1,500,000, and is held by Emral Holdings. The note bears interest at an annual rate of 15% and matures on January 2, 2007. The retirement of debt is contingent upon our receiving sufficient funds from the offering on terms that are economically advantageous, and upon our receiving the consent of the lender under our existing revolving credit facility. Proceeds from the offering may also be used to acquire additional operating companies, to invest in the organic growth of our existing subsidiaries or to supplement working capital. The indenture does not require us to use the proceeds from the sale of the notes for any particular purpose.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         This report contains certain forward-looking statements and information relating to Zanett, Inc. ("Zanett" or the "Company") and its wholly-owned subsidiaries that are based on assumptions made by management and on information currently available. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. These statements reflect management's current view of the Company concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: a general economic downturn; a downturn in the securities markets; federal or state laws or regulations having an adverse effect on the Company; and other risks and uncertainties. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected.

         The following discussion should be read in conjunction with Zanett's audited Consolidated Financial Statements and related Notes thereto included in its Annual Reports on Form 10-KSB for the years ended December 31, 2004, as amended, and December 31, 2003, and its Quarterly Report on Form 10-QSB for the period ended September 30, 2005, as filed with the Securities and Exchange Commission.

OVERVIEW

         We are an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. We operate in two segments: Commercial Solutions and Government Solutions. Our overarching mission is to provide custom solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

         Our growth strategy consists of both expanding existing operations and growing by acquisition.

         To grow our existing operations, we seek to obtain the benefit of leveraged marketing and solutions delivery through cross-selling, joint-marketing and resource-sharing. We also seek to achieve economies of scale by providing centralized back-office functions to contain costs while enhancing our ability to serve clients.

         To grow by acquisition, we utilize a highly selective search methodology to identify and acquire specialized, profitable IT companies with outstanding management and professional staffs, exceptional performance records, and superb client relationships that complement our existing solutions sets and practices. As we add new entrants to our existing solutions we seek to preserve the unique relationships we have with our clients and our core skill sets while expanding the solutions we can provide.

         From inception in late 2000 through September 30, 2005, we acquired six companies: Back Bay Technologies ("BBT"), Brandywine Computer Group ("BCG"), Paragon Dynamics ("PDI"), Delta Communications Group ("Delta"), the INRANGE Global Consulting division of Computer Network Technology Corporation and Whitbread Technology Partners, Inc. ("Whitbread"). On December 30, 2005, BBT, ICC and Whitbread merged with and into another of our wholly-owned subsidiaries, Zanett Commercial Solutions, Inc. ("ZCS"). This consolidation of our commercial practices into one accounting and legal entity is designed to help us achieve back office economies of scale and increase our ability to leverage marketing and professional resources across this segment. In addition, as described above, we have entered into a letter of intent to sell Delta back to its former owner.

         We operate in two business segments: Commercial Solutions and Government Solutions. The Commercial Solutions segment is comprised of ZCS (and, prior to December 30, 2005, BBT, ICC and Whitbread) and Delta. These companies provide technology consulting services, including implementation of enterprise resource planning systems, the planning development and implementation of e-business systems, and voice and data communications solutions, to Fortune 500 and middle market companies throughout the United States. The Government Solutions segment is comprised of PDI, which provides technology engineering and project management services to the U.S. Federal Government either as a direct contractor or as a subcontractor to prime U.S. defense contractors. PDI specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

         We believe that technology spending by large and medium sized companies will continue to improve in 2006; however, we cannot predict whether, and to what extent, the improvement in the market for IT consulting solutions will continue. When the market does improve significantly, we cannot predict whether, and to what extent, the demand for our solutions will increase. Any decline in our service revenues will have a significant impact on our financial results, particularly because a significant portion of our operating costs (such as personnel, rent and depreciation) are fixed in advance of a particular quarter. As a result, despite cost savings realized from our cost containment initiatives, our costs for personnel, sales and marketing and general and administrative activities could increase as a percentage of revenues, thereby affecting operating results.

         Our future segment and overall revenues and operating results may fluctuate from quarter to quarter based on the number, size and scope of projects and assignments in which we are engaged, the contractual terms and degree of completion of such projects, any delays incurred in connection with a project, employee utilization rates, the adequacy of provisions for losses, the use of estimates of resources required to complete ongoing projects, general economic conditions and other factors. In addition, revenues from a large project or client may constitute a significant portion of our total revenues in a particular quarter.

NINE MONTHS ENDED SEPTEMBER 30, 2005 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2004

         The following table summarizes and compares our operating performance for the nine month periods ended September 30, 2005 and September 30, 2004.

                                            Nine Months Ended September 30,             Increase/(Decrease)
                                         ------------------------------------   -------------------------------------
                                               2005                2004             $                              %
                                         -----------------  -----------------   -----------------   -----------------
Revenues:
      Commercial                             21,931,969          16,100,720          5,831,249                36%
      Government                              6,429,547           6,095,718            333,829                 5%
                                         ----------------------------------------------------------------------------
                                             28,361,516          22,196,438          6,165,078                28%

Cost of Revenues:
      Commercial                             16,179,872          11,132,183          5,047,689                45%
      Government                              4,250,360           3,960,301            290,059                 7%
                                         ----------------------------------------------------------------------------
                                             20,430,232          15,092,484          5,337,748                35%

Selling and Marketing:
      Commercial                              2,532,325           1,636,743            895,582                55%
      Government                                126,328             173,127            (46,799)             (27)%
                                         ----------------------------------------------------------------------------
                                              2,658,653           1,809,870            848,783                47%

General and Administrative:
      Commercial                              2,773,477           2,163,563            609,914                28%
      Government                              1,371,149             982,433            388,716                40%
                                         ----------------------------------------------------------------------------
                                              4,144,626           3,145,996            998,630                32%

Segment Operating income:
      Commercial                                446,295           1,168,232           (721,937)             (62)%
      Government                                681,710             979,857           (298,147)             (30)%
                                         ----------------------------------------------------------------------------
                                              1,128,005           2,148,089         (1,020,084)             (47)%

      Corporate Expense                       2,457,894           1,806,510            651,384                36%
                                         ----------------------------------------------------------------------------

Operating (loss)/income:                     (1,329,889)            341,579        (1,671,468)             (489)%

      Interest Expense, Net                     860,746             540,933            319,813                59%
      Other (Income) / Expense                  (17,550)           (124,904)           107,354              (86)%
      Income tax provision                      110,933              46,977             63,956               136%
                                         ----------------------------------------------------------------------------
Net loss                                     (2,284,018)           (121,427)        (2,162,591)            1,781%

         Our operating segments generated revenues of $28,361,516 for the nine months ended September 30, 2005 versus revenues of $22,196,438 for the nine months ended September 30, 2004, an increase of 28%. This increase was primarily attributable to a $3,844,000 contribution from Whitbread, acquired in March 2005 and a $3,556,400 contribution due to the inclusion of ICC for the full nine months ended September 30, 2005 as compared to only five months in the prior year. Revenues increased 28% while costs of revenues increased by 35% resulting in a decrease in gross margin from 32% in the first nine months of 2004 to 28% in the first nine months of 2005 due primarily to the increased costs associated with contract employees. With demand for commercial solutions remaining sluggish as we began 2005 and the competition for new customers and consulting engagements intensifying in the commercial solutions marketplace, we stepped up our marketing efforts. As a result, selling and marketing expenses increased 47%, from $1,809,870 in the nine months ended September 30, 2004 to $2,658,653 for the same period in 2005.

         General and administrative costs, excluding corporate expenses, rose 32% in the nine month period ended September 30, 2005 compared to the nine months ended September 30, 2004. This increase was primarily due to the inclusion of ICC for the full nine months ended September 30, 2005 as compared to only five months in the prior year and the acquisition of Whitbread, which accounted for approximately $371,000 in costs or 60% of the increase in the current year.

         Corporate expenses during the third quarter of 2005 also rose in connection with our growth. Professional fees for accounting, tax and legal assistance increased by approximately $332,000 because of the acquisitions of ICC and Whitbread, in particular. These increased expenses, as well as the move of our corporate headquarters in New York in April 2005, which resulted in approximately $120,000 in additional costs, and the addition of corporate staff, which contributed approximately $140,000 in additional costs, all resulted in a 36% increase in total corporate expenses. These increased corporate expenditures more than offset the operating income generated by our two operating segments, resulting in an operating loss of $1,329,889 for the first nine months of 2005 versus operating income of $341,579 for the first nine months of 2004.

         Our borrowings are higher in 2005 as a result of the acquisition of Whitbread, our use of borrowings for working capital, and the issuance of Renewable Unsecured Subordinated Notes offered pursuant to this prospectus. Our net interest expense rose 59%, from $540,933 during the first nine months of 2004 to $860,746 for the same period this year. We anticipate our interest expense to stay at this level until such time that we can retire certain of our debt, which retirement is contingent upon our receiving sufficient funds from the offering on terms that are economically advantageous, and upon our receiving the consent of the lender under our existing revolving credit facility.

         For the nine months ended September 30, 2005 we recorded an income tax provision related to our net loss in the amount of $110,933 versus a tax provision of $46,977 in the comparable period of 2004. As a result of the overall increase in non-operating expenditures our net loss for the first nine months of 2005 was $2,284,018 versus a loss of $121,427 for the same period last year.

COMMERCIAL SOLUTIONS

         Our Commercial Solutions segment generated revenues of $21,931,969 for the nine months ended September 30, 2005, an increase of 36% over the $16,100,720 generated in the same period in 2004. This increase was primarily attributable to approximately a $3,844,000 contribution from Whitbread, which was acquired in March 2005 and approximately a $3,556,400 contribution due to the inclusion of ICC for the full nine months ended September 30, 2005 as compared to only five months in the prior year.

         Revenue increased 36% while costs of revenues increased 45%, resulting in a decrease in gross margin from 31% in the first nine months of 2004 to 26% in the first nine months of 2005 primarily due to approximately $3,187,000 in increased costs related to contract employees and cost overruns on two fixed-price contracts that were absorbed in order to maintain the customer relationship and approximately $2,797,000 in additional costs as a result of the acquisition of Whitbread in March 2005. Our decision to absorb these cost overruns satisfied the customer and, as a result, we have subsequently received additional work from them.

         Our growth also caused selling and marketing expenses to increase, year over year, 55%, to $2,532,325 for the nine months ended September 30, 2005, as compared with $1,636,743 for the first nine months of 2004. Softness in demand for IT solutions at the beginning of the year and competition for new customers and consulting engagements prompted us to increase our marketing activities, and these are also reflected in the increase in expenses.

         General and administrative expenses for the first nine months of 2005 were $2,773,477 as compared with $2,163,563 in the comparable period of 2004, representing an increase of $609,914, or 28%. The bulk of this increase was attributable to $371,000 in additional costs due to the acquisition of Whitbread in March 2005 and the inclusion of ICC for the full nine months as compared to only five months in the prior year period.

         As a result of the above, operating income in our Commercial Solutions segment was $446,295 in the first nine months of 2005 versus $1,168,232 in the comparable prior year period.

GOVERNMENT SOLUTIONS

         Our Government Solutions segment experienced a revenue increase of 5% to $6,429,547 in the first nine months of 2005 from $6,095,718 in the comparable prior year period.

         Costs of revenues, principally compensation costs for professional staff, increased 7% to $4,250,360 during the nine months ended September 30, 2005 versus $3,960,301 in the first nine months of 2004. Our gross margins decreased from 35% to 34% primarily due to our using some of our senior consultants for non-billable security issues and project management efforts; however, we believe that doing so has positioned us to receive new business from existing clients and from new clients in the future.

         Selling and marketing expenses decreased 27% to $126,328 in the first nine months of 2005 from $173,127 in the comparable prior year period due to the discontinuation of certain marketing initiatives.

         General and administrative expenses for the nine months ended September 30, 2005 were $1,371,149 as compared with $982,433 in the comparable prior year period, representing an increase of $388,716, or 40%. This increase was primarily due to increases in headcount and the recruiting, relocation and training costs associated with the hiring of additional personnel having the skills and government clearances required for employment in this segment.

         As a result of the above, operating income in the Government Solutions segment for the first nine months of 2005 was $681,710, down from $979,857 for the nine months ended September 30, 2004.

CORPORATE

         Corporate general and administrative expenses for the nine months ended September 30, 2005 were $2,457,894 versus $1,806,510 for the nine months ended September 30, 2004. The increase was primarily attributable to an increase in audit and tax planning activities by approximately $332,000, and $120,000 in expenses associated with the move of our corporate headquarters in New York City. In addition, we have hired additional staff in our New York headquarters to improve our oversight capabilities which contributed approximately $140,000 in additional costs.

CONSOLIDATED NET LOSS

         On a consolidated basis, the effect of these increases and decreases in revenue and the components of operating expenses resulted in an operating loss of $1,329,889 for the nine months ended September 30, 2005 compared to operating income of $341,579 for the comparable period last year. The operating loss for the nine months ended September 30, 2005 was largely due to the cost overruns on two projects, an increase in selling and marketing costs of approximately $849,000, approximately $250,000 in additional professional fees, approximately $196,000 in depreciation and amortization charges primarily for acquired intangible assets and approximately $187,000 in stock based compensation for public relations work and the retention of key management.

         Net interest expense increased $319,813, or 59%, to $860,746 for the nine months ended September 30, 2005 from $540,933 in the comparable prior year period. The increase was due to higher borrowings in 2005 as a result of the acquisition of Whitbread, our use of borrowings for working capital, and our issuance of Renewable Unsecured Subordinated Notes under the registration statement of which this prospectus is a part.

         Other income decreased to $17,550 for the nine months ended September 30, 2005 versus $124,904 for the same period last year. In the current year, we recorded an income tax provision of $110,933 versus a provision of $46,977 for the period last year. We have not recognized an income tax benefit related to our losses for federal taxes because we do not believe it is more likely than not that the losses will be realized.

         As a result of the above, for the nine months ended September 30, 2005, we reported a net loss of $2,284,018 compared to a net loss of $121,427 for the nine months ended September 30, 2004.

FISCAL YEAR ENDED DECEMBER 31, 2004 VERSUS FISCAL YEAR ENDED DECEMBER 31, 2003

         The following table summarizes and compares our operating performance for the year ended December 31, 2004 versus the year ended December 31, 2003. The predominant factor in the changes between the two years was the impact of the addition of Delta Communications Group in December 2003 and INRANGE Global Consulting in April 2004.

                                                         Year                           Increase/(Decrease)
                                         ------------------------------------   -------------------------------------
                                               2004                2003         $                                  %
                                         -----------------  -----------------   -----------------   -----------------
Revenues:
      Commercial                             $21,703,109         $11,281,012        $10,422,097                92%
      Government                               8,169,674           5,767,796          2,401,878                42%
                                         ----------------------------------------------------------------------------
                                             $29,872,783         $17,048,808        $12,823,975                75%

Cost of Revenues:
      Commercial                             $15,025,299          $6,988,352         $8,036,947               115%
      Government                               5,360,335           3,534,245          1,826,090                52%
                                         ----------------------------------------------------------------------------
                                             $20,385,634         $10,522,597         $9,863,037               106%

Selling and Marketing:
      Commercial                              $2,215,980          $1,189,107         $1,026,873                86%
      Government                                 234,984              52,980            182,004               344%
                                         ----------------------------------------------------------------------------
                                              $2,450,964          $1,242,087         $1,208,877                97%

General and Administrative
      Commercial                              $2,964,121          $1,493,874         $1,470,247                98%
      Government                               1,325,849           1,113,821            212,028                19%
      Corporate                                2,428,184           2,086,608            341,576                16%
                                         ----------------------------------------------------------------------------
                                              $6,718,154          $4,694,303         $2,023,851                43%

Operating income:
      Commercial                              $1,544,519          $1,609,679           $(65,160)               (4)%
      Government                               1,201,696           1,066,750            134,946                13%
      Corporate                               (2,428,184)         (2,086,608)          (341,576)              (16)%
                                         ----------------------------------------------------------------------------
                                                $318,031            $589,821          $(271,790)              (46)%
                                         ----------------------------------------------------------------------------
      Interest Expense, Net                    $(741,393)          $(599,603)         $(141,790)              (24)%
      Other (Income)                             155,129           1,262,336         (1,107,207)              (88)%
      Income tax benefit/(provision)              14,955             (41,529)            56,484               136%
                                         ----------------------------------------------------------------------------
Net loss/income                                $(253,278)         $1,211,025        $(1,464,303)             (121)%
                                         ============================================================================

COMMERCIAL SOLUTIONS

         Revenues in our Commercial Solutions segment grew 92% in the year ended December 31, 2004 to $21,703,109 from $11,281,012 during 2003. This increase was primarily attributable to an additional $4.2 million contribution from Delta, acquired in December 2003, and $6.3 million from INRANGE Global Consulting, acquired in April 2004.

         Costs of revenues increased 115% to $15,025,299 during the year ended December 31, 2004, versus $6,988,352 for the same period last year. This increase was attributable primarily to our acquisitions, with an additional $3.7 million in costs from Delta and $4.5 million in costs from INRANGE Global Consulting.

         Selling and marketing expenses increased due to our growth by $1,026,873, or 86%, to $2,215,980 for the year ended December 31, 2004, as compared with $1,189,107 during 2003. This increase was primarily due to $457,583 in additional costs due to the acquisition of INRANGE Global Consulting in April 2004 and the inclusion of Delta for the full year as compared to only one month in the prior year, which resulted in $348,000 in additional costs. In addition, during the year BBT had a greater focus on developing new customer relationships, which resulted in their selling and marketing costs increasing approximately $100,000 year over year.

         General and administrative expenses for the year ended December 31, 2004, were $2,964,121 as compared with $1,493,874 during 2003, representing an increase of $1,470,247, or 98%. The bulk of this increase was attributable to approximately $963,000 in additional costs due to the acquisition of INRANGE Global Consulting in April 2004 and the inclusion of Delta for the full year as compared to only one month in the prior year, which resulted in $607,000 in additional costs.

         Operating income in our Commercial Solutions segment decreased in the year ended December 31, 2004 as compared to last year, from $1,609,679 to $1,544,519 despite the inclusion of Delta and INRANGE Global Consulting. The results were impacted by a $200,000 increase in stock based compensation used to retain key management and approximately $100,000 in integration and marketing costs in connection with the acquisition of INRANGE Global Consulting. In addition, our decision to increase the allowance for doubtful accounts by $82,000 in the first quarter of 2004 also had an adverse effect on the operating results of this segment.

GOVERNMENT SOLUTIONS

         Our Government Solutions segment experienced a revenue increase of 42% to $8,169,674 in 2004 from $5,767,796 in 2003. Our Government Solutions segment was formed following our acquisition of PDI on January 31, 2003, so the increase in our Government Solutions segment revenues for 2004 reflect an additional month of contribution in the amount of $576,000, as well as an increase in the demand for the services of our Government Solutions segment.

         Costs of revenues, principally compensation costs for professional staff, increased 52% to $5,360,335 during the year ended December 31, 2004, versus $3,534,245 for only eleven months in the prior year. The reduction in gross margin from 39% to 34% is primarily due to our using some of our senior consultants for non-billable business development efforts; however, we believe that doing so will position us well to win new business from existing clients and from new clients in the future.

         Selling and marketing expenses increased to $234,984 in the current year from $52,980 during the year ended December 31, 2003. This increase in costs was incurred primarily due to using some of our senior consultants in non-billable business development efforts; however, we believe that doing so will position us well to win new business from existing clients and new business from new clients in the future.

         General and administrative expenses for the year ended December 31, 2004 were $1,325,849 as compared with $1,113,821 for only eleven months in the prior year, representing an increase of $212,028, or 19%. This increase was primarily due to $82,000 in costs associated with the additional month, an $87,000 increase in amortization of certain intangible assets due to a full year's amortization, and approximately $60,000 in system implementation costs and recruiting, relocation and training costs for additional personnel having the skills and government clearance required for employment in this segment and the additional month in the current year.

         Operating income in the Government Solutions segment for the year ended December 31, 2004 increased to $1,201,696 from $1,066,750 for the same period last year primarily as a result of the inclusion of PDI for the full year as compared to only eleven months in the prior year.

CORPORATE

         General and administrative expenses for the year ended December 31, 2004, were $2,428,184 versus $2,086,608 in 2003. The increase was primarily attributable to an increase in professional fees of approximately $89,000 and an increase of approximately $291,000 in stock based compensation to outside contractors for continued marketing and promotional efforts.

CONSOLIDATED NET (LOSS)/INCOME

         On a consolidated basis, the effect of these increases and decreases in revenue and the components of operating expenses resulted in operating income of $318,031 for the year ended December 31, 2004 compared to $589,821 last year. The difference in profitability for the two periods was largely due to the incurrence of non-cash expenditures primarily for outside consultants and retention of key personnel of $590,845 for the year ended December 31, 2004, versus $102,146 for 2003.

         Net interest expense increased $141,790, or 24%, to $741,393 in the year ended December 31, 2004 from $599,603 in 2003. The increase was principally attributable to short term working capital borrowings and interest expense associated with the acquisition of INRANGE Global Consulting.

         Other income decreased to $155,129 for the year ended December 31, 2004 versus $1,262,336 for 2003. This decrease is attributable to the effect of the gain on the sale of our investment in Applied Discovery, Inc. in July, 2003.

         We recorded an income tax benefit of $(14,955) for the year ended December 31, 2004, compared with income tax provision of $41,529 for 2003.

         As a result of the above, for the year ended December 31, 2004, we reported a net loss of $(253,278) compared to a net gain of $1,211,025 for 2003. As noted above, this difference was principally attributable to the effect of the gain on the sale of our investment in Applied Discovery, Inc. in July, 2003.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2005 we had cash and cash equivalents of $172,401, representing a 90% decrease of $1,704,639 from the December 31, 2004 year-end balance of $1,877,040. This decrease in cash is partially attributable to our operating loss, the increase in receivables and a cash deposit in the amount of $500,000 that was required in order to enter into contracts with the state of Indiana. As a result, our cash resources are strained and we are now compelled to explore other sources of capital, including equity capital, to fund future acquisitions and augment our liquidity. On December 30, 2005, we issued a promissory note in the amount of $500,000 to a principal shareholder of our company. The note has a maturity date of January 2, 2007 and requires quarterly cash payments for

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interest beginning March 31, 2006, at the rate of fifteen percent (15%) per annum. Principal is repayable in cash at maturity. The note may be pre-paid without penalty. In the event that we are unable to obtain additional debt or equity financing or are unable to obtain such financing on terms and conditions acceptable to us, we may have to cease or severely curtail some operations.

Cash flows used in operating activities were $3,508,912 for the nine months ended September 30, 2005 compared to cash flows used in operating activities of $44,238 for the same period last year. This was primarily due to the net loss for the period of $2,284,018 and the increase in accounts receivable.

The cash flows used in investing activities was $3,449,782 for the nine month period ended September 30, 2005 compared to a cash outflow of $1,128,114 for the corresponding period in 2004. The 2005 outflow primarily reflects our acquisition of Whitbread and contingent purchase consideration payments of $458,664.

Cash flows provided by financing activities for the nine months ended September 30, 2005 were $5,254,055 versus $10,151 for the same period in 2004. In the first nine months of 2005, we funded the Whitbread acquisition by borrowing $1,900,000 from our revolving credit facility with Fifth Third Bank. In addition, in February 2005 we announced that our registration statement filed on November 15, 2004 with the Securities and Exchange Commission to register up to $50 million in renewable unsecured subordinated notes had gone effective. Through September 30, 2005, we had issued $2,153,040 in renewable unsecured subordinated notes net of redemptions and incurred debt related issuance costs of $434,099.

On September 1, 2004 we entered into a revolving credit facility with Fifth Third Bank. The available line of credit is based on 75% of eligible accounts receivable and 90% of unrestricted cash, up to a maximum of $5 million. At September 30, 2005 the facility was fully utilized.

To minimize cash outlays, we have compensated employees with equity incentives where possible. We believe this strategy provides us with the ability to increase stockholder value as well as utilize cash resources more effectively. On April 29, 2005, our board of directors authorized a further increase in the number of equity securities that can be issued under our existing stock plan, from 7,000,000 to 10,000,000 shares, subject to the approval of such increase by our shareholders. Our stockholders approved this increase in the number of securities issuable under the plan at our annual meeting in June 2005. While these increases allow management greater flexibility in our use of stock based compensation, the issuance of equity securities under the stock plan may result in dilution to existing stockholders. We are also studying the impact of SFAS 123(R), Share Based Payments, which may cause us to reconsider our equity compensation strategy. See "Risk Factors - Risk Factors Relating to our Company
- It is difficult for us to attract and retain qualified professional and administrative staff, and may become more difficult to do so in the future if the use of employee stock options becomes disadvantageous."

Our board of directors also authorized a stock repurchase plan effective May 1, 2003 that allows us to repurchase up to 150,000 shares of our common stock from time to time in open market transactions. As of September 30, 2005, we had repurchased 59,658 shares of common stock. These shares are reflected as treasury stock on the balance sheet.

During the first nine months of 2005, we experienced the following changes in our financial commitments:

- For having attained and surpassed PDI's performance objectives, we paid the former shareholders of PDI consideration of $400,000 in cash and 109,291 shares of common stock valued at $398,907, thus reducing the Company's potential financial commitment to the former PDI shareholders to $400,000 in cash and approximately $1,200,000 in common stock.

- On March 1, 2005, the Company acquired all of the issued and outstanding capital stock of Whitbread Technology Partners, Inc. from the sole shareholder of Whitbread (the "Shareholder"). The initial consideration consisted of $1,632,000 in cash and 124,464 shares of the Company's common stock ("Common Stock"). The initial consideration was adjusted for at September 30, 2005 in the amount of $442,350. This adjustment represented the amount that the net working capital at Closing was greater than the benchmark level of working capital to have been provided by Whitbread of $350,000 as of March 1, 2005. The Shareholder is eligible to receive contingent consideration in each of three successive annual performance periods commencing April 1, 2005 based upon Whitbread attaining specified earnings and revenue targets in each period. The contingent consideration in each period consists of a payment of $238,000 in cash and the issuance of a number of shares of Common Stock determined by dividing $238,000 by the average closing price of Common Stock for the 15 trading days immediately preceding the last day of the applicable annual performance period. Pursuant to the Agreement, the total contingent cash payments and contingent stock payments payable to the Shareholder for all annual performance periods shall not exceed $1,428,000 in the aggregate. The final consideration is payable to the Shareholder on March 1, 2009, and will consist of $241,500 in cash and the issuance of a number of shares of Common Stock determined by dividing $143,000 by the average closing price of Common Stock for the 15 trading days immediately preceding March 1, 2006. The maximum aggregate consideration will be approximately $4.1 million, of which approximately $2.3 million was paid at Closing as the initial consideration and approximately $1.8 million will be paid as contingent consideration (assuming all contingencies are met).

- We extended the maturity dates on notes payable to a related party in the amounts of $3,075,000 and $1,500,000 from May 1, 2006 to October 31, 2006.

- As of September 30, 2005, the Company was not in compliance with the fixed charge coverage ratio and the senior funded debt to EBITDA ratio provided for in its credit agreement with Fifth Third Bank. Fifth Third Bank agreed to waive any event of default under the credit agreement relating to that non-compliance. The Company remains subject to the fixed charge coverage ratio and the senior funded debt to EBITDA ratio, which are calculated quarterly.

- Effective as of December 1, 2005, the Company entered into a definitive agreement with the two former shareholders of BBT in connection with their third and final earn-out payment. As a result of the agreement, the Company has agreed to make a cash payment of $250,000 which has been fully accrued for as of September 30, 2005.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payments". The new pronouncement replaces the existing requirements under SFAS No. 123 and APB 25. According to SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require that such transactions be accounted for using a fair-value method. SFAS No. 123(R) is effective for awards and stock options granted, modified or settled in cash in interim or annual periods beginning after December 15, 2005. The Company plans to adopt the modified prospective transition method, which would require the Company to recognize compensation cost for awards that are not fully vested as of the effective date of the SFAS 123(R) based on the same estimate that the Company used to previously value its grants under SFAS 123.

The Company will be required to expense the fair value of our stock option grants rather than disclose the impact on its consolidated statement of operations within the Company's footnotes, as is the current practice. As a result, the Company will incur stock based compensation expense from December 15, 2005 for options issued prior to that date but which were not fully vested at the time. The Company will incur additional compensation expense as new awards are made after that date. The Company is evaluating the form of share-based compensation arrangements it will utilize in the future, if any.

In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3". This statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate any material impact on its consolidated financial statements from the adoption of SFAS 154 since it currently does not anticipate any voluntary changes to its accounting policies.

                             DESCRIPTION OF BUSINESS

OVERVIEW

Zanett, incorporated in 2000, is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. We operate in two segments: Commercial Solutions and Government Solutions. Our overarching mission is to provide custom solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Our growth strategy consists of both expanding existing operations and growing by acquisition.

To grow our existing operations, we seek to obtain the benefit of leveraged marketing and solutions delivery through cross-selling, joint-marketing and resource-sharing. We also seek to achieve economies of scale by providing centralized back-office functions to contain costs while enhancing our ability to serve clients.

To grow by acquisition, we utilize a highly selective search methodology to identify and acquire specialized, profitable IT companies with outstanding management and professional staffs, exceptional performance records, and superb client relationships that complement our existing solutions sets and practices. As we add new entrants to our existing solutions we seek to preserve the unique relationships we have with our clients and our core skill sets while expanding the solutions we can provide.

Our principal executive offices are located at 635 Madison Avenue, 15th Floor, New York, NY 10022. Our telephone number is (646) 502-1800.

GROWTH-BY-ACQUISITION

Since the Company was formed in the fall of 2000, six operating companies have been acquired:

On December 7, 2001, we acquired Back Bay Technologies, Inc. ("BBT"), based in Needham, Massachusetts. BBT is a technology consulting firm providing strategic planning, analysis, business case development, vendor selection, systems architecture, systems integration, full life cycle application development and post-production support services.

On May 31, 2002, we acquired Brandywine Computer Group, Inc. ("BCG"), based in Mason, Ohio. BCG provides technology consulting services associated with the implementation of enterprise resource planning ("ERP"), supply chain management and customer relationship management ("CRM") systems.

On January 31, 2003, we acquired Paragon Dynamics, Inc. ("PDI"), based in Denver, Colorado. PDI specializes in providing advanced software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

On December 4, 2003, we acquired DeltaData, Inc. (dba Delta Communications Group), based in Aliso Viejo, California which changed its name to Delta Communications Group, Inc. ("Delta"). Delta is a voice and data communications network integrator that sells IT hardware, peripheral equipment and telecommunications lines for voice and data communications networks and provides related IT security, design and implementation solutions. As described above, we have entered into a letter of intent to sell Delta back to its former owner.

On April 23, 2004, BCG acquired INRANGE Global Consulting, a professional services business unit of Computer Network Technology Corporation ("CNT"). INRANGE Global Consulting, a long-time PeopleSoft partner, is a leading consulting and technology services consultancy that provides high-value business solutions to corporate and government clients across the Midwest. After the acquisition, BCG and INRANGE Global Consulting combined their professional service businesses and operate under the name INRANGE Consulting Corporation ("ICC"). ICC has principal offices in Indianapolis, Indiana and Mason, Ohio.

On March 1, 2005, we acquired Whitbread Technology Partners, Inc., ("Whitbread") based in Stoneham, Massachusetts. Whitbread is an award-winning IT consulting firm specializing in the deployment of Oracle ERP systems for corporate and government clients in the Northeastern U.S.

On December 30, 2005, BBT, ICC and Whitbread merged with and into another of our wholly-owned subsidiaries, Zanett Commercial Solutions, Inc. ("ZCS"). This consolidation of our commercial practices into one accounting and legal entity is designed to help us achieve back office economies of scale and increase our ability to leverage marketing and professional resources across this segment.

In September 2004 we obtained a senior, secured, $5 million loan accommodation from Fifth Third Bank the proceeds of which may be used for acquisitions. In December 2004 we filed a public offering of up to $50 million of Renewable Unsecured Subordinated Notes which was declared effective in February 2005. The Registration Statement of which this prospectus is a part is an amendment to the registration statement filed in connection with that public offering. We plan to use these sources of capital in 2006 to further our growth-by-acquisition strategy, as well as fund organic growth.

ORGANIC GROWTH

We employ a multi-dimensional organic growth strategy that seeks to provide new solutions to existing customers, current solutions to new customers, and new solutions to new customers. We believe all three of these approaches are dependent on three elements:

         o forming deep, trusted relationships between our professional staff and customer management;
         o constantly broadening the solution and skill sets at our disposal, and
         o unburdening professional staff from those day-to-day operational activities that do not directly relate to solutions delivery.

While we provide discrete solutions to specific problems when needed, we seek to achieve what it refers to as "consultant of record" or "COR Status" with our customers. COR Status means customers come to rely on us for continuing advice and help with their most mission critical, "core business" challenges. By acquiring new companies from time to time, our business model enhances these trusted relationships by providing fresh infusions of talent, skill sets, partnership relationships and experience, all of which can be utilized to help customers and strengthen the trust relationship.

Our business model further enhances organic growth by centralizing such back office functions as financial reporting, legal review, and certain aspects of human resource and IT infrastructure. This centralization allows our professional staff to focus on their core business skill sets and seek to achieve the highest possible standards of service quality for our customers.

OPERATING SEGMENTS

We operate in two business segments: Commercial Solutions and Government Solutions. The Commercial Solutions segment is comprised of ZCS (and, prior to December 30, 2005, BBT, ICC and Whitbread) and Delta. These companies provide technology consulting services, including implementation of enterprise resource planning systems, the planning development and implementation of e-business systems, and voice and data communications solutions, to Fortune 500 and middle market companies throughout the United States. The Government Solutions segment is comprised of PDI, which provides technology engineering and project management services to the U.S. Federal Government either as a direct contractor or as a subcontractor to prime U.S. defense contractors. PDI specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

CUSTOMERS

Our customers consist primarily of large businesses and U.S. government agencies needing IT solutions such as strategy and systems architecture consulting, business application development, systems implementation and integration, systems engineering and technical assistance and IT communications hardware and peripheral equipment.

Currently, we are dependent on a limited number of customers for a substantial portion of our revenues. During 2004, two customers accounted for approximately 12% and 10% of revenues. During 2003, two customers accounted for approximately 18% and 12% of revenues. Revenues derived from BBT's and ICC's consulting contracts, and Delta's sales of data and voice communication and related security hardware and service solutions are generally non-recurring in nature. PDI's contracts, typically with Fortune 500 aerospace and large consulting firms that serve as prime contractors on large Defense Department projects, span from 6 months to 3 years. PDI thus has both recurring and non-recurring revenues.

To lessen our dependence on any one particular service line, customer or group of customers, we continually seek to expand customer base through organic growth as well as additional acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors Which May Affect the Company's Future Performance - Dependence on Key Customers; Non-Recurring Revenue."

COMPETITION

We face significant competition in its individual markets. We believe competition will continue to grow both from new entrants to the market as well as from existing participants, such as software vendors expanding their sales into consulting, integration and implementation services.

We believe that, in general, competition in the IT solutions market is based upon the following factors:

         *        Speed of response to customer requests
         *        Flexibility and willingness to adapt to customer needs
         *        Responsiveness to customer demands
         * Number and availability of qualified consultants, engineers and programmers
         *        Project management capability
         *        Technical expertise
         *        Size and reputation
         *        Brand recognition and geographic presence
         *        Price

We compete with numerous large companies that have substantially greater market presence and financial, technical, marketing and other resources than we have, such as Accenture, IBM Global Services, Keane, EDS and AT&T. These competitors include (i) large information technology consulting and service providers and application software firms; (ii) international, national, regional and commercial Internet service providers ("ISPs") who have consulting services divisions; (iii) established on-line services companies; (iv) computer hardware, software and other technology companies; (v) application service providers and
(vi) major accounting and consulting firms. Many of our competitors have expanded their service offerings over the past several years and increased their focus on e-Business and the IT professional services markets, thus increasing the number of organizations that are providing solutions similar to those offered by us.

As a result of continued competition, we encounter pricing pressure, which in turn results in reductions in the average selling price of our solutions. There can be no assurance that we will be able to offset the effects of any such price reductions through increases in the number of customer engagements, higher revenue from enhanced services, cost reductions or otherwise. In addition, we believe that continuing consolidation in the business and IT solutions market could result in increased price pressure and other competition in the industry.

There is also a high degree of competition among companies seeking to acquire interests in IT services companies such as those we target for acquisition. A large number of established and well-financed entities, including large IT consulting companies, systems integrators and venture capital firms, are active in acquiring interests in companies that we may also find to be desirable candidates. Many of these entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company. Consequently, we may be at a competitive disadvantage in negotiating and executing possible acquisitions of these entities as many competitors generally have greater access to capital than we do. Although entrepreneur-founders of privately held IT solutions companies may place greater emphasis on the ease of access to capital than on obtaining the management skills and networking services that we can provide, management believes that our business model offers unique and attractive benefits, including the ability of our founders and management to preserve their business culture and identity while leveraging the strengths of our other companies. Nonetheless, this kind of competition could limit our growth-by-acquisition strategy as the number of targets decreases.

See "Risk Factors - Risk Factors Relating to Our Company - We face intense competition" for additional discussions of matters that could affect our company's ability to compete in its markets.

We spent approximately $186,000 and $0 on research and development activities in 2004 and 2003, respectively.

EMPLOYEES

As of September 30, 2005, we had 190 full-time employees, compared with 153 full-time employees as of December 31, 2004. None of our employees are currently covered by collective bargaining agreements and we consider relations with our employees to be good.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, our common stock is listed for trading on The NASDAQ SmallCap Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.


                            DESCRIPTION OF THE NOTES


         GENERAL. The notes we are offering will represent subordinated, unsecured debt obligations of Zanett, Inc. We began issuing the notes in February, 2005 under an indenture dated February 1, 2005 between us and U.S. Bank National Association, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement on Form S-2 filed February 1, 2005 and is available from us at no charge upon request.

         The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured, senior and subordinated debt, and other financial obligations, including contingent or deferred payment obligations incurred in connection with acquisitions, whether outstanding on the date of the indenture or incurred following the date of the indenture. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See " - Subordination" below.


         The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See " - No Security; No Sinking Fund" below. In addition, the notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

         You may select the amount (subject to a minimum principal amount of $1,000) and term (ranging from 3 months to 10 years) of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes with the requested terms. See " - Denomination" and " - Term" below.

         We will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in interest rate supplements to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you and your immediate family. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See " - Interest Rate" below.

         Upon acceptance of your subscription to purchase notes, our servicing agent will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. Our servicing agent will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected by us or our servicing agent, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See " - Book-Entry Registration and Transfer" and " - Rescission Right" below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as "holders" or "registered holders" in this prospectus and in the indenture.

         We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under " - Amendment, Supplement And Waiver" below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

         DENOMINATION. You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

         TERM. We may offer notes with the following terms to maturity:

                  o        three months            o        three years
                  o        six months              o        four years
                  o        one year                o        five years
                  o        two years               o        ten years

         You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

         INTEREST RATE. The rate of interest we will offer to pay you on notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you and your immediate family, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in an interest rate supplement to this prospectus.

         The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the note portfolios of the holder and the holder's immediate family is at least $25,000, $50,000, $75,000 or $100,000. The interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus. Immediate family members include parents, children, siblings, grandparents, and grandchildren. Members of sibling families are also considered immediate family members if the holder's sibling is also a note holder. An investor must identify his or her immediate family members in the subscription agreement in order to use their notes to determine the interest rate for such investor's notes.

         Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and aggregate principal amount. These factors may include, but are not limited to:

         o        the desire to attract new investors;

         o        whether the notes exceed certain principal amounts;

         o        whether the notes are being renewed by existing holders; and

         o whether the notes are beneficially owned by persons residing in particular geographic localities.


         COMPUTATION OF INTEREST. We will compute interest on notes on the basis of an actual calendar year. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive and accept funds if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota or the State of New York.


         INTEREST PAYMENT DATES. Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. You will not earn interest on any rescinded note. See "--Rescission Right" below for additional information on your right to rescind your investment.

         The period or day of interest payment for each note may be changed one time only by the holder during the term of the note, subject to our approval. Requests to change the election must be made in writing to our servicing agent and will be effective no later than the first business day following the 45th day after the election change request is received. No specific change in election form is required and there is no charge to change the election once during the term of a note. Any interest not paid on an interest payment date will be paid at maturity.

         PLACE AND METHOD OF PAYMENT. We will pay principal and interest on the notes by direct deposit to the account you specify in your subscription documents. We will not accept subscription agreements from investors who are unwilling to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

         SERVICING AGENT. We have engaged Sumner Harrington Ltd., the investment banking firm that is helping us sell the notes, to act as our servicing agent for the notes. Sumner Harrington Ltd.'s responsibilities as servicing agent will involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, as our servicing agent, Sumner Harrington Ltd. will serve as our registrar and transfer agent and will manage all aspects of the customer service function for the notes, including handling all phone inquiries, mailing investment kits, meeting with investors, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, as servicing agent, Sumner Harrington Ltd. will provide us with monthly reports and analysis regarding the status of the notes, the marketing efforts and the amount of notes that remain available for purchase and also will have the ability to exercise certain limited discretion with respect to waiving early repurchase penalties, changing interest payment dates and rejecting subscription agreements. Other duties of Sumner Harrington Ltd. as our servicing agent under the distribution and management agreement are described throughout this section and under "Plan of Distribution."

         As compensation for its services as servicing agent, we will pay Sumner Harrington Ltd. an annual portfolio management fee equal to 0.25% of the weighted average daily principal balance of the notes so long as Sumner Harrington Ltd. is engaged as our servicing agent, subject to certain maximum payment provisions set forth below in "Plan of Distribution." The ongoing fee will be paid monthly. The distribution and management agreement may be

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


terminated by either party by prior notice. Sumner Harrington Ltd.'s duties and compensation as selling agent under the same agreement are described under "Plan of Distribution."

         You may contact our servicing agent with any questions about the notes at the following address and telephone number:

         Sumner Harrington Ltd.
         11100 Wayzata Boulevard, Suite 170
         Minneapolis, MN 55305
         Telephone: (800) 234-5777
         Fax: (952) 546-5585

         BOOK-ENTRY REGISTRATION AND TRANSFER. The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system. Our servicing agent will maintain the book-entry system.

         The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holder of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. Our servicing agent will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

         Our servicing agent will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.

         On each interest payment date, the servicing agent will credit interest due on each account and direct payments to the holders. The servicing agent will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

         Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

         o we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

         o after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.

Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

         RESCISSION RIGHT. A purchaser of notes has the right to rescind his or her investment, without penalty, upon written request to our servicing agent within five business days from the postmark date of the purchase confirmation (but not upon transfer or automatic renewal of a note). You will not earn interest on any rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by our servicing agent on or prior to the fifth business day following the mailing of written confirmation by us of the acceptance of your

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


subscription. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such written confirmation by us.

         In addition, if your subscription agreement is accepted by our servicing agent at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, our servicing agent will send to you at your registered address a notice and a copy of the post-effective amendment once it has been declared effective. You will have the right to rescind your investment upon written request to our servicing agent within five business days from the postmark date of the notice that the post-effective amendment has been declared effective. We will promptly return any funds sent with a subscription agreement that is properly rescinded without penalty, although any interest previously paid on the notes being rescinded will be deducted from the funds returned to you upon rescission. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by our servicing agent on or prior to the fifth business day following the mailing of the notice that the post-effective amendment has been declared effective. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such notice.

         The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under "- Redemption or Repurchase Prior to Stated Maturity" below do not affect your rescission rights.

         RIGHT TO REJECT SUBSCRIPTIONS. Our servicing agent may reject any subscription for notes in its sole discretion. If a subscription for notes is rejected, we will promptly return any funds sent with that subscription, without interest.

         RENEWAL OR REDEMPTION ON MATURITY. Approximately 15, but not less than 10 days prior to maturity of your note, our servicing agent will send you a notice at your registered address indicating that your note is about to mature and whether we will allow automatic renewal of your note. If we allow you to renew your note, our servicing agent will also send to you a current interest rate supplement and a current prospectus or prospectus supplement if the prospectus has changed since the delivery of this prospectus in connection with your original subscription or any prior renewal. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the prospectus and any prospectus supplement, along with the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus, a new prospectus will be sent to you upon request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

         o You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.

         o You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your note will not earn interest on or after the maturity date.

         o You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request to our servicing agent. The issue date of the new note will be the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.

         o If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to our servicing agent.

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


         The foregoing options will be available to holders until termination or redemption under the indenture and the notes by either the holder or us. Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate note portfolios for notes of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

         If we notify the holder of our intention to repay a note at maturity, we will pay the holder the principal amount and any accrued but unpaid interest on the stated maturity date. Similarly, if, within 15 days after a note's stated maturity date (or during any applicable extension of the 15 day period, as described below), the holder requests repayment with respect to a note, we will pay the holder the principal amount of the note plus accrued but unpaid interest up to, but not including, the note's stated maturity date. In the event that a holder's regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive interest payments that include interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. We will initiate payment to any holder timely requesting repayment by the later of the maturity date or five business days after the date on which we receive such notice from the holder. Because payment is made by ACH transfer, funds may not be received in the holder's account for 2 to 3 business days. Requests for repayment should be made to our servicing agent in writing.

         We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your notes renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of a notice that will be sent to you at your registered address by the servicing agent that the post-effective amendment has been declared effective. In the event that a holder's regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive an interest payment that includes interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. All other provisions relating to the renewal or redemption of notes upon their stated maturity described above shall remain unchanged.

         REDEMPTION OR REPURCHASE PRIOR TO STATED MATURITY. The notes may be redeemed prior to stated maturity only as set forth in the indenture and described below. The holder has no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated in the indenture and described below.

         Redemption By Us. We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus but accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

         Repurchase Election Upon Death Or Total Permanent Disability. Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person (including notes held in an individual retirement account), by giving us written notice within 45 days following the holder's total permanent disability, as established to our satisfaction, or at the election of the holder's estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after the later to occur of the request for repurchase or the establishment to our satisfaction of the holder's death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the right to elect to have us repurchase will apply when either registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the notes unless all joint holders have either died or suffered a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

         Repurchase At Request of Holder. In addition to the right to elect repurchase upon death or total permanent disability, a holder may request that we repurchase one or more of the holders' notes prior to maturity, in whole and not in part, at any time by giving us written notice. Subject to approval, at our sole discretion, and the limitations described below, we will repurchase the holder's note(s) specified in the notice within 10 days of receipt of the notice. The repurchase price, in the event we elect to repurchase the notes, will be the principal amount of the note, plus interest accrued and not previously paid (up to but not including the date of repurchase), minus a repurchase penalty. The early repurchase penalty for a note with a three month maturity is the interest accrued on such note up to the date of repurchase, not to exceed three months of simple interest at the existing rate. The early repurchase penalty for a note with a maturity of six months or longer is the interest accrued on such note up to the date of repurchase, not to exceed six months of simple interest at the existing rate. The penalty for early repurchase may be waived or reduced at the limited discretion of our servicing agent.

         Limitations on Requirements to Repurchase. Our obligation to repurchase notes prior to maturity for any reason will be subject to a calendar quarter limit equal to the greater of $1 million of aggregate principal amount for all holders or 2% of the total principal amount of all notes outstanding at the end of the previous calendar quarter. This limit includes any notes we repurchase upon death or total permanent disability of the holder and any notes that we repurchase pursuant to the holders' right to elect repurchase. Repurchase requests will be honored in the order in which they are received, to the extent possible, and any repurchase request not honored in a calendar quarter will be honored in the next calendar quarter, to the extent possible, since repurchases in the next calendar quarter are also subject to the same calendar quarter limitation. For purposes of determining the order in which repurchase requests are received, a repurchase request will be deemed made on the later of the date on which it is received by us or, if applicable, the date on which the death or total permanent disability is established to our reasonable satisfaction.

         Modifications to Repurchase Policy. We may modify the policies on repurchase in the future. No modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.

         Transfers. The notes are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on our register only as follows:

         o The holder must deliver written notice requesting a transfer to our servicing agent signed by the holder(s) or such holder's duly authorized representative on a form to be supplied by our servicing agent.

         o        We must provide our written consent to the proposed transfer.

         o We or our servicing agent may require a legal opinion from counsel satisfactory to the servicing agent that the proposed transfer will not violate any applicable securities laws.

         o We or our servicing agent may require a signature guarantee in connection with such transfer.

         Upon transfer of a note, our servicing agent will provide the new holder of the note with a purchase confirmation that will evidence the transfer of the account on our records. We or our servicing agent may charge a reasonable service charge in connection with the transfer of any note.

         QUARTERLY STATEMENTS. Our servicing agent will provide holders of the notes with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the 10th business day following the end of each calendar quarter. Our servicing agent may charge such holders a reasonable fee to cover the charges incurred in providing such information.

         SUBORDINATION. The indebtedness evidenced by the notes, and any interest thereon, is subordinated in right of payment to all of our senior debt. "Senior debt" means all of our secured, unsecured, senior or subordinate indebtedness, as well as other financial obligations of the company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than the existing notes and future offerings of additional renewable unsecured subordinated notes which will rank equally with the notes. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented and/or renewed from time to time without requiring any notice to or consent of any holder of notes or any person or entity acting on behalf of any such holder or the trustee.


         The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of September 30, 2005, we had approximately $6.1 million of outstanding debt senior to the notes that we intend to retire with the proceeds of the offering. In addition, in September 2004 we entered into a $5.0 million revolving credit facility with Fifth Third Bank. We and our subsidiaries have granted Fifth Third Bank a continuing security interest in all assets that we currently hold or subsequently acquire to secure our obligations under the credit facility. As of September 30, 2005, we had approximately $5.0 million of debt outstanding under the credit facility. Our obligation to repay all amounts drawn under the credit facility will rank senior to your notes.

         In addition, we have in the past, and expect in the future, to enter into contingent or deferred cash payment arrangements in connection with acquisitions. Our obligations under these types of arrangements may continue for several years following an acquisition, and will rank senior to your notes. As of September 30, 2005, our aggregate deferred or contingent cash payment obligations in connection with completed acquisitions totaled approximately $4.2 million.


         The terms of the notes or the indenture do not impose any limitation on the amount of senior debt or other indebtedness we may incur, although our existing senior debt agreements may restrict us from incurring new senior debt. See "Risk Factors - Risk Factors Relating to the Notes - You Lack Priority in Payment on the Notes."

         The notes are not guaranteed by any of our subsidiaries. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a shareholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

         In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

         We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repurchase, at maturity, on default, or otherwise), on the notes and any other indebtedness being subordinated to the payment of the notes, and neither the holders of the notes nor the trustee will have the right, directly or indirectly, to sue on or to enforce the indenture or the notes, if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until:

         o all defaults and events of default have been cured or waived or have ceased to exist and would not result from any payment on the notes; or

         o the end of the period commencing on the date the trustee receives written notice of default from a holder of the senior debt and ending on the earlier of:

                  -- the trustee's receipt of a valid waiver of default from the holder of senior debt; or

                  -- the trustee's receipt of a written notice from the holder of senior debt terminating the payment blockage period.

Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee's receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

         NO SECURITY; NO SINKING FUND. The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, we will not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See "Risk Factors - Risk Factors Relating to the Notes - The Notes will have No Sinking Fund, Security, Insurance or Guarantee."

         RESTRICTIVE COVENANTS. The indenture contains certain limited restricted covenants that require us to maintain certain financial standards and restrict us from certain actions as set forth below.

         The indenture provides that, so long as the notes are outstanding:

         o        we will maintain a positive net worth; and

         o we will not declare or pay any dividends or other payments of cash or other property to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the notes exists or would exist immediately following the declaration or payment of the dividend or other payment.

         See "Risk Factors - Risk Factors Relating to the Notes - You Will Have Only Limited Protection Under the Indenture."

         CONSOLIDATION, MERGER OR SALE. The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

         o the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

         o immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

         If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

         EVENTS OF DEFAULT. The indenture provides that each of the following constitutes an event of default:

         o failure to pay interest on a note within 30 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);

         o failure to pay principal on a note within 10 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);

         o our failure to observe or perform any material covenant, condition or agreement or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 30 days after our receipt of notice;

         o defaults in certain of our other financial obligations that are not cured within 30 days; and

         o        certain events of bankruptcy or insolvency with respect to us.

         If any event of default occurs and is continuing (other than an event of default involving certain events of bankruptcy or insolvency with respect to
us), the trustee or the holders of at least a majority in principal amount of the then outstanding notes may by notice to us declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. So long as any senior debt is outstanding, however, and a payment blockage on the notes is in effect, a declaration of this kind will not be effective, and neither the trustee nor the holders of notes may enforce the indenture or the notes, except as otherwise set forth above in "- Subordination". In the event senior debt is outstanding and no payment blockage on the notes is in effect, a declaration of this kind will not become effective until the earlier of:

         o the day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration; or

         o        the date of acceleration of any senior debt.

In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.

         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

         o a continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder; or

         o        a waiver that would conflict with any judgment or decree.

         We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.

         AMENDMENT, SUPPLEMENT AND WAIVER. Except as provided in this prospectus or the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

         Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

         o reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         o reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

         o reduces the rate of or changes the time for payment of interest, including default interest, on any note;

         o waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;

         o makes any note payable in money other than that stated in this prospectus;

         o makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

         o makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

         o modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or total permanent disability of a holder; or

         o makes any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes:

         o        to cure any ambiguity, defect or inconsistency;

         o to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

         o to provide for additional uncertificated or certificated notes;

         o to make any change that does not adversely affect the legal rights under the indenture of any such holder, including but not limited to an increase in the aggregate dollar amount of notes which may be outstanding under the indenture;

         o to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or

         o to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

         THE TRUSTEE. U.S. Bank National Association has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

         Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

         RESIGNATION OR REMOVAL OF THE TRUSTEE. The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

         REPORTS TO TRUSTEE. Our servicing agent will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

         NO PERSONAL LIABILITY OF OUR OR OUR SERVICING AGENT'S DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS. No director, officer, employee, incorporator or stockholder of ours or our servicing agent, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, including any liability arising under applicable securities laws. The waiver and release are part of the consideration for issuance of the notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

         SERVICE CHARGES. We and our servicing agent may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of a note by the holder to another person.

         ADDITIONAL SECURITIES. We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

         VARIATIONS BY STATE. We may offer different securities and vary the terms and conditions of the offer (including, but not limited to, different interest rates and service charges for all notes) depending upon the state where the purchaser resides.

         INTEREST WITHHOLDING. We will withhold 28% (which rate is scheduled to increase to 31% for payments made after December 31, 2010) of any interest paid to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the subscription agreement (or another document) or where the Internal Revenue Service has notified us that backup withholding is otherwise required. See "Material Federal Income Tax Consequences - Reporting and Backup Withholding."

         LIQUIDITY. There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

         SATISFACTION AND DISCHARGE OF INDENTURE. The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer's certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.

         REPORTS. We currently publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who requests them in writing.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is our counsel's opinion of the material federal income tax consequences relating to the purchase of the notes from us and ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion does not deal with note owners other than original purchasers from us. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar, some of which may be subject to special rules. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. You should consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your purchase, ownership and disposition of the notes.

INTEREST INCOME ON THE NOTES

         Subject to the discussion below applicable to "non-U.S. holders," interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

         There are, however, some situations in which a cash basis holder of a note having a term of more than one year will have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include original issue discount or "OID" accrued during the original term (without regard to renewals) as ordinary gross income as the OID accrues. OID accrues under a constant yield method, under which you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

TREATMENT OF DISPOSITIONS OF NOTES

         Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. The capital gain or loss will be short-term or long-term capital gain or loss, depending on whether you have owned the note for more than one year or for one year or less.

NON-U.S. HOLDERS

         Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as "portfolio interest" and therefore will be exempt from United States federal income tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide us with a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met.

         Interest paid and accrued OID paid to a non-U.S. person are not subject to U.S. withholding tax if the income is effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. Such "effectively connected income" will, however, generally be subject to the regular United States income tax.

REPORTING AND BACKUP WITHHOLDING

         We will report annually to the Internal Revenue Service and to holders of record that are not exempted from the reporting requirements any information that may be required with respect to interest or OID on the notes.

         Under certain circumstances, as a holder of a note, you may be subject to "backup withholding" at a 28% rate. After December 31, 2010, the backup withholding rate is scheduled to increase to 31%. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

         This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisor with respect to the specific tax consequences to you of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

         Under the terms and subject to the conditions contained in a distribution and management agreement between us and Sumner Harrington Ltd., Sumner Harrington Ltd. has agreed to serve as our selling agent and to use its best efforts to sell the notes on the terms set forth in this prospectus. The selling agent is not obligated to sell any minimum amount of notes or to purchase any of the notes.

         The selling agent proposes to offer the notes to the public on our behalf on the terms set forth in this prospectus and the prospectus supplements that we file from time to time. The selling agent plans to market the notes directly to the public through newspaper, radio, Internet, direct mail and other advertising. In addition, our selling agent will manage certain administrative and customer service functions relating to the notes, including handling all inquiries from potential investors, mailing investment kits, meeting with investors, processing subscription agreements and responding to all written and telephonic questions relating to the notes. Upon prior written notice to the selling agent, we may elect to use a different selling agent or perform these duties ourselves. The selling agent's servicing responsibilities are described under "Description of the Notes - Servicing Agent."

         We have agreed to reimburse the selling agent for its out-of-pocket expenses incurred in connection with the offer and sale of the notes, including the fees and expenses of its legal counsel and marketing costs. Under the terms of the distribution and management agreement, we also will pay our selling agent a commission equal to 3.00% of the principal amount of all notes sold. For notes with maturities exceeding one year, the entire 3.00% commission will be paid to the selling agent at the time of issuance and no additional commission will be paid upon renewal. For notes with maturities of one year or less, the gross 3.00% commission will be paid in equal installments upon the original issuance and each renewal, if any, over the first two years. Accordingly, the selling agent will not receive the entire 3.00% gross commission on notes with terms of one year or less unless the notes are successively renewed for two years. The selling agent may engage or allow selected brokers or dealers to sell notes for a commission, at no additional cost to us. Finally, as our servicing agent, Sumner Harrington Ltd. will be paid an additional and ongoing portfolio management fee that is based on the principal balance of the notes outstanding. See "Description of the Notes - Servicing Agent."

         The distribution and management agreement may be terminated by either us or, subject to prior conditions, Sumner Harrington Ltd. upon giving prior notice.

         The selling agent and we have engaged Sumner Harrington Agency, Inc., an advertising and marketing subsidiary of Sumner Harrington Ltd., to directly provide or manage the advertising and marketing functions related to the sale of the notes. These services include media planning, media buying, creative and copy development, direct mail services, literature fulfillment, commercial printing, list management, list brokering, and other similar activities. Sumner Harrington Agency, Inc. is compensated directly by us or its sub-service providers for these advertising and marketing services.

         The selling agent and its affiliate will only be compensated to the extent that notes are sold in the offering. The table below summarizes the estimated amounts of compensation or reimbursement that we will pay the selling agent and its affiliate for services rendered in offering and selling the notes, serving as the servicing agent, and providing and managing the advertising and marketing functions related to the sale of the notes. In no event will the total commissions exceed 3% of the aggregate principal amount of the notes. The remaining line items are estimates and while actual costs may differ from the percentages and amounts shown in the table, the total cost of these line items is limited to 5% of the aggregate principal amount of the notes. In no event will the total commissions plus the total cost of the remaining line items exceed 8% of the aggregate principal amount of the notes.

Compensation and Reimbursement               % of Offering          Amount(1)
------------------------------             -----------------    ---------------
Total commissions                                3.00%           $1,500,000(2)
Selling agent's legal counsel fees               0.15%                 $75,000
Document fulfillment fees                        0.10%                 $50,000
Annual portfolio management fee                  2.25%              $1,125,000
Media placement and management fee               2.50%              $1,250,000
----------------------
     1 All amounts assume the sale of 100% of the aggregate principal amount of notes offered and represent the maximum possible amount payable to the selling agent or its affiliate over the entire term of the offering. If less than 100% of the aggregate principal amount of the notes are sold in the offering, the amounts actually paid to the agent or its affiliate for commissions and annual portfolio management fees will be less.

     2 Assumes that each note with a term of one year or less is successively renewed for a total of two years.

         The distribution and management agreement provides for reciprocal indemnification between us and the selling agent, including the selling agent's and our officers, directors and controlling persons, against civil liabilities in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to such indemnification provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on NASDAQ. The selling agent is not obligated to make a market in the notes and does not intend to do so. We do not anticipate that a secondary market for the notes will develop.

         The foregoing is a summary of the material provisions relating to selling and distribution of the notes in the distribution and management agreement. The provisions of the distribution and management agreement relating to our retention of Sumner Harrington Ltd. to act as our servicing agent in performing our ongoing administrative responsibilities for the notes are described under "Description of the Notes." Any amendment to the distribution and management agreement will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part.


                                LEGAL PROCEEDINGS

         In February 2000, we filed an action against Immunomedics, Inc. in the U.S. District Court in Wilmington, Delaware, to recover fees and related damages arising from Immunomedics' breach of an exclusive placement agency agreement dated August 20, 1999. We are seeking damages in excess of $500,000. Immunomedics asserted a counterclaim based on alleged delays in obtaining financing. On April 17, 2002, this case and the ensuing counterclaim were dismissed by the court with no settlement or award for either party. We filed a motion for reconsideration of the court's order, which was granted on June 12, 2002, and both parties filed motions for summary judgment on August 9, 2002. On March 21, 2003, the court denied Immunomedics' motion to dismiss the complaint and granted our motion dismissing the counterclaim. On January 26, 2004, our complaint against Immunomedics was heard in a non jury trial in U.S. District Court in Wilmington. A decision by the court is currently pending.

         On August 22, 2005, Marc P. Maselli and Curtis D. Stevenson, each a former shareholder of BBT, filed a complaint against our company and certain of our officers in the United States District Court for the District of Massachusetts. In the complaint, Messrs. Maselli and Stevenson alleged that they were entitled to the full amount of the third and final earnout payment provided for in the merger agreement pursuant to which we acquired BBT, and sought appropriate monetary damages. On September 27, 2005, Zanett and BBT filed a counterclaim against Messrs. Maselli and Stevenson in the Supreme Court of the State of New York, which action was removed to the United States District Court for the Southern District of New York. In the counterclaim, Zanett and BBT alleged that the two former BBT shareholders had committed acts detrimental to Zanett and BBT, and sought appropriate monetary damages. Effective as of December 1, 2005, we entered into a definitive agreement with the two former shareholders of BBT, and agreed to make an aggregate cash payment of $250,000. As part of the settlement, the BBT shareholders have agreed to extend their respective lock-up agreement through December 1, 2008 in exchange for the right to each to sell up to 10,000 shares per month through that date. In connection with the settlement, both the pending claim and counterclaim were dismissed in December 2005.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers, their ages and positions are set forth below:

NAME                      AGE       TITLE                                  SINCE
----                      ---       -----                                  -----
Claudio M. Guazzoni        43       Chief Executive Officer and Director    2000
Jack M. Rapport            53       President                               2000
Kenneth A. DeRobertis      49       Chief Financial Officer                 2006
Pierre-Georges Roy         40       Secretary                               2001
L. Scott Perry             57       Director                                2001
Jay W. Kelley              64       Director                                2003
William H. Church          59       Director                                2004
Leonard G. Goldstein       56       Director                                2005
Evans R. Hineman           71       Director                                2005

All terms of office are for one year.

Claudio M. Guazzoni - Mr. Guazzoni was named Chief Executive Officer of Zanett, Inc. effective as of the close of business on February 10, 2006, after serving as President of Zanett, Inc. since he co-founded the Company in 2000. Prior to such time, he had co-founded The Zanett Securities Corporation in 1993, of which he is still President. At Zanett Securities Corporation, Mr. Guazzoni was instrumental in the success and initial public offering of a number of young technology companies, including YouthStream Media, Inc., Robotic Vision Systems, Inc., SmartServ Online, and FiberNet Telecom Group. His previous work in mergers and acquisitions for Salomon Brothers and past experience as a fund manager responsible for managing portfolios aggregating in excess of $1.4 billion, provides Zanett with expertise in international finance and deal structuring.

Jack M. Rapport - Mr. Rapport was named President of Zanett, Inc. effective as of the close of business on February 10, 2006, after serving as the Chief Financial Officer since April 2001. Prior to such time, Mr. Rapport served as the interim Chief Financial Officer of Adept, Inc. and then the Vice President of Corporate Development for Coriva, Inc., a wholly-owned subsidiary of Adept, Inc., since early 2000. From 1998 to early 2000, Mr. Rapport served as President and Chief Executive Officer of Whitehall Capital Associates, Ltd., a financial services company, in 1998 and Wyndham Capital Management, Ltd., a financial consulting firm, in 1999. From 1995 to 1997, Mr. Rapport was the Executive Vice President and Chief Financial Officer of The Pharmacy Fund, Inc., a healthcare finance company. In total, Mr. Rapport has over thirty years of financial and business experience in both public and private corporate settings including:
Bank of America, Manufacturers Hanover Trust Co. (now JPMorganChase) and Blue Cross and Blue Shield of Maryland.

Kenneth A. DeRobertis - Mr. DeRobertis was named Chief Financial Officer of Zanett, Inc. effective as of the close of business on February 10, 2006, after serving as the Corporate Controller of Zanett, Inc. since June 2004. Prior to such time, Mr. DeRobertis served as a consultant to Zanett, Inc.. Prior to joining Zanett, Inc. on a full time basis, he served as the Director of Corporate Reporting for Monster Worldwide (formally TMP Worldwide Inc.), the parent company of Monster, a leading global online careers property, from 2001 to 2003. From 1993 to 2001, Mr. DeRobertis was with The Man Group USA (formally E.D. & F. Man Inc.), an agricultural/financial services/asset management firm whose parent company was based in the United Kingdom and listed on the London Stock Exchange. During this period, he served as the Assistant Controller to the Brokerage Division from 1993 to 1996, Finance Director for a derivative bond trading desk in the Asset Management Division from 1996 to 1999 and from 1999 to 2001 he served as the Corporate Controller of North America.

Pierre-Georges Roy - Mr. Roy has served as Secretary of Zanett, Inc. since 2001, and served as Chief Legal Officer of Zanett, Inc. from 2001 to February, 2006. Prior to such time, Mr. Roy served as Vice President - Corporate Development and General Counsel for Openstream, Inc., a software developer of wireless applications, from 2000 to 2001 and was a practice leader in telecom corporate finance and mergers and acquisitions with Clifford Chance, the world's largest law firm, from 1997 to 2000. At Clifford Chance, Mr. Roy managed transactions worth over $20 billion in combined value.

L. Scott Perry - Mr. Perry was with AT&T Corporation from January 1997 until his retirement in January 2002. During this period, he served as Vice President - Advanced Platform Systems from January 1997 to May 1998, Vice President - Strategy and Alliances from May 1998 to December 1999 and Vice President of

Strategy & Business Development from January 2000 until his retirement. In these roles, he was responsible for building and refining the business strategy of AT&T and leading the development of growth plans which included close and effective relationships with other computer and networking product and service firms. Mr. Perry and his team led AT&T Corporation's 1998 acquisition of IBM's Global Network business.

         Before joining AT&T, Mr. Perry was with IBM for almost sixteen years. During that time he held a number of marketing and sales executive positions, culminating in his last assignment as General Manager, Academic Computing Information Systems, an independent business unit with responsibility for strategy, development, marketing and support of information systems to the higher education marketplace.

         Mr. Perry currently served as non-executive Chairman of INEA, a corporate performance management software company, and Chairman of Smartserv Online, a NASDAQ listed wireless application provider. He is also an advisor and Operating Partner of Global Communications Partners, an early stage venture capital fund based in Menlo Park, California.

         In addition to his board and advisory responsibilities, Mr. Perry is the founder and principal of Cobblers Hill Group, based in Weston, Connecticut, through which he advises a number of small and early stage companies as well as engaging with other larger companies on strategic consulting engagements.

Jay W. Kelley - General Kelley completed a 37-year Air Force career in 1996 at the rank of Lieutenant General. He served as a Base Commander and Strategic Missile Wing Commander, Vice Commander of Air Force Space Command, Director of Public Affairs in the Office of the Secretary of the Air Force, Commander of Air University, and Director of Education at the Air Education and Training Command. Immediately following his retirement from the Air Force, General Kelley worked with Toffler Associates where he developed and orchestrated "futurist" business strategies with major corporations and government organizations. He was the first person appointed to the Advisory Board when it was created, and continues to serve in that capacity.

         From March 20, 2000 until March 2003, General Kelley was Vice President of Military Programs for Lockheed Martin Technical Operations (LMTO). Prior to joining LMTO, General Kelley was employed by System Technology Associates, Inc., where he was Chief Operating Officer. There, he had responsibility for directing and overseeing the activity of the corporate staff and field operations.

         Since 2003, General Kelley has been a Senior Vice President in the National Security Solutions Group of Mantech International Corporation where he has primary responsibility for ManTech's business relating to Department of Defense and intelligence community space programs and other Midwest operations.

         General Kelley earned his Bachelor of Science degree from the United States Air Force Academy in Colorado Springs in 1964, and a Master of Science degree in Political Science from Auburn University in Montgomery, Alabama, in 1973. He completed Squadron Officer School, Maxwell AFB, in 1967; Air Command and Staff College in 1973; Research Associate Studies in 1980, International Institute for Strategic Studies, London, England; National War College in 1981, Fort Lesley J. McNair; the Program for Senior Executives in National and International Security in 1986, John F. Kennedy School of Government, Harvard University; and the Program on Foreign Politics and National Interest, Massachusetts Institute of Technology, in 1987.

William H. Church - Mr. Church has over 30 years of experience advising management and Boards of Directors of high growth publicly traded companies. He is a retired Ernst & Young partner and was instrumental in the establishment and successful development of the Ernst & Young Tax and Human Capital Practice in the New York Metro Area and in Tokyo, Japan.

         Mr. Church received a B.S. degree from Marquette University. He is a Certified Public Accountant in New York and Wisconsin, a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Leonard G. Goldstein - Mr. Goldstein brings over 25 years of diversified technology and financial experience to the investment community. From 2001 to 2003, he was the Chief Information Officer of Pequot Capital Management, a premier hedge fund and venture capital group based in Westport, Connecticut and New York City, NY. He was responsible for overall technology strategy, evaluation, implementation and operations.

         Prior to Pequot, he served as the CIO of IntraLinks, responsible for all aspects of technology including: Research & Development, ASP Hosting Services, Operations, Information Security, Infrastructure and CRM/ERP systems. As a founding partner, he was instrumental in growing IntraLinks to a major player in the area of digital collaboration. Prior to IntraLinks, he was a Vice President in the Investment Research Department at Goldman, Sachs & Company; responsible for the development, implementation and operation of a large scale Internet based research delivery system known as the ResearchXpresssm.

         Mr. Goldstein has his doctorate and masters degrees in engineering from Brooklyn Polytechnic Institute and New York University.

Evans R. Hineman - Mr. Hineman is currently a private consultant. Previously he served as corporate Executive Vice President and president of the National Security Solutions Group of ManTech International Corporation. He also served as Litton Vice President for Intelligence, president of Litton/TASC and other leadership positions in TASC supporting customers in the intelligence community and other government entities. Prior to joining TASC in 1989, Mr. Hineman had served for more than thirty-three years in the U.S. Government.

         Mr. Hineman joined the Central Intelligence Agency in 1964 as part the newly formed Foreign Missile and Space Analysis Center (FMSAC) where he served in various positions in the weapons analysis field including the Director of Weapons Intelligence. In 1973, Mr. Hineman was appointed by the Director of Central Intelligence to the DCI's Weapon and Space System Intelligence Committee, where he oversaw intelligence community missile and space analysis activities on behalf of the DCI.

         From 1979 until 1982, Mr. Hineman served as the Associate Deputy Director of Intelligence and in that position assisted in the management of all of CIA's analytic and intelligence production activities. Mr. Hineman was subsequently appointed Deputy Director for Science and Technology of the CIA and Director of Program B in the National Reconnaissance Office in July 1982 and served in that position until his retirement from government service in September 1989. As the DDS&T, he was responsible for management of an organization engaged in research, development, engineering and operations of various intelligence collection and information processing systems.

         On the occasion of the CIA's fiftieth anniversary, Mr. Hineman was awarded one of fifty Trailblazer awards for his service. He holds the CIA's Distinguished Intelligence Medal, the NRO's Distinguished Service Medal, and two National Intelligence Distinguished Service Medals and has served on various advisory boards for the government.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock for (a) each person known to the Company who beneficially owns more than five percent of the Company's outstanding shares of Common Stock, (b) each director and executive officer and (c) all directors and executive officers of the Company as a group, including Kenneth DeRobertis, who was appointed Chief Financial Officer effective as of the close of business on February 10, 2006. Unless otherwise indicated: (a) each person has sole voting and dispositive power with respect to all such shares and (b) the table represents beneficial ownership as of December 31, 2005.

                      Beneficial Ownership of Common Stock
                      ------------------------------------
Name and address of Beneficial                Number of Shares
Owner(1)                                   Beneficially Owned (1)      Percentage of Class
---------------------------------          ----------------------      -------------------
Claudio Guazzoni                                   7,449,944                         26.2%
President and Director (2)

David McCarthy                                     7,522,967                         26.4%
Chief Executive Officer and
Director (2)

Jack M. Rapport                                  395,061 (3)                          1.4%
Chief Financial Officer (2)

Pierre-Georges Roy                               207,910 (4)                          0.7%
Chief Legal Officer

William H. Church                                 33,333 (5)                             *
Director

Leonard G. Goldstein                                   - (6)                             *
Director

Jay W. Kelley                                     66,666 (7)                             *
Director

L. Scott Perry                                   100,000 (8)                             *
Director

Evans R. Hineman                                       - (9)                             *
Director

Bruno Guazzoni                                     6,682,392                         23.5%

Trust for Scott and Mary Seagrave                  1,877,984                          6.6%

All Directors and Executive Officers         15,775,881 (10)                        55.34%
as a Group (9 persons)

* Less than 1%.

(1) The percentage of class based upon 28,529,239 shares of common stock issued and outstanding (or deemed to be issued and outstanding) as of December 31, 2005, calculated in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned also includes shares owned by (i) a spouse, minor children or by relatives sharing the same home, (ii) entities owned or controlled by the named person and (iii) other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person. The address for all persons listed in the above table is c/o Zanett, Inc., 635 Madison Avenue, New York, NY 10022, except for the Trust for Scott and Mary Seagrave, the address of which is 5412 CourseView Drive, Suite 122, Mason, OH 45040.

(2) Effective as of the close of business on February 10, 2006, Claudio M. Guazzoni, formerly the President of Zanett, Inc., was elected Chairman of the Board and appointed Chief Executive Officer of our company, replacing David M. McCarthy. Also effective as of the close of business on February 10, 2006, Jack
M. Rapport, formerly the Chief Financial Officer, was appointed President of our company, and Kenneth DeRobertis was appointed Chief Financial Officer.

(3) Excludes 750,000 shares of common stock issuable upon exercise of options issued to Mr. Rapport on August 4, 2003. These options were exercisable immediately but the underlying shares are initially unvested, with vesting to occur on August 4, 2008 or as otherwise determined by the board of directors.

(4) Excludes 750,000 shares of common stock issuable upon exercise of options issued to Mr. Roy on August 4, 2003. These options were exercisable immediately but the underlying shares are initially unvested, with vesting to occur on August 4, 2008 or as otherwise determined by the board of directors.

(5) On August 25, 2004, Mr. Church was issued options to purchase 100,000 shares of the Company's Common Stock with an exercise price of $3.82 per share. These options are exercisable immediately but the underlying shares are initially unvested, with vesting to occur ratably on each of September 1, 2005, 2006 and 2007. Therefore, at October 31, 2005, 33,333 shares had vested. Any shares obtained through the exercise of these options are subject to a repurchase feature until vested and thereafter are subject to a lock-up agreement that precludes the sale of the shares until September 1, 2009, except as otherwise provided in such agreement.

(6) Mr. Goldstein did not beneficially own any shares of the Company's Common Stock as of March 31, 2005. On April 21, 2005, Mr. Goldstein was issued options to purchase 100,000 shares of the Company's Common Stock with an exercise price of $3.30 per share. These options are exercisable immediately but the underlying shares are initially unvested, with vesting to occur ratably on each of April 21, 2006, 2007 and 2008. Any shares obtained through the exercise of these options are subject to a repurchase feature until vested and thereafter are subject to a lock-up agreement that precludes the sale of the shares until April 21, 2010, except as otherwise provided in such agreement.

(7) On June 17, 2003, General Kelley was issued options to purchase 100,000 shares of the Company's Common Stock with an exercise price of $2.00 per share. These options are exercisable immediately but the underlying shares are initially unvested, with vesting to occur ratably on each of June 17, 2004, 2005 and 2006. Therefore, at October 31, 2005, 66,666 shares had vested, as presented in the table above. Any shares obtained through the exercise of these options are subject to a repurchase feature until vested and thereafter are subject to a lock-up agreement that precludes the sale of the shares until June 17, 2008, except as otherwise provided in such agreement.

(8) On November 17, 2001, Mr. Perry was issued options to purchase 100,000 shares of the Company's common stock with an exercise price of $2.00 per share. These options were exercisable immediately but the underlying shares were initially unvested, with vesting occurring ratably on each of August 1, 2002, 2003 and 2004. At October 31, 2005, Mr. Perry had the right under these options to purchase 100,000 of vested shares, as presented in the table above. Any shares obtained through the exercise of these options are subject to a repurchase feature until vested and thereafter are subject to a lock-up agreement that precludes the sale of the shares until November 16, 2006, except as otherwise provided in such agreement.

(9) Mr. Hineman did not beneficially own any shares of the Company's Common Stock as of November 30, 2005. On July 20, 2005, Mr. Hineman was issued options to purchase 100,000 shares of the Company's Common Stock with an exercise price of $3.65 per share. These options are exercisable immediately but the underlying shares are initially unvested, with vesting to occur ratably on each of July 21, 2006, 2007 and 2008. Any shares obtained through the exercise of these options are subject to a repurchase feature until vested and thereafter are subject to a lock-up agreement that precludes the sale of the shares until July 20, 2010, except as otherwise provided in such agreement.

(10) Includes 199,999 vested shares of the Company's Common Stock issuable upon the exercise of options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We paid The Zanett Securities Corporation for office space, computer equipment, telephone and other administrative support provided by The Zanett Securities Corporation through March 2005. The Zanett Securities Corporation and we have common majority ownership. In April 2005, we moved our corporate headquarters which effectively ended this arrangement. For the three months ended September 30, 2005 and 2004, the Company recorded administrative expenses in the amounts of $0 and $53,250 respectively, for those services.

In 2005, we extended the maturity dates on promissory notes issued to Bruno Guazzoni, the uncle of our Chief Executive Officer, Claudio Guazzoni, and the owner of approximately 23.5% of our outstanding common stock, in the amounts of $3,075,000 and $1,500,000 from May 1, 2006 to October 31, 2006. These notes bear interest at an annual rate of 11%. We expect to use the proceeds of this offering to retire these promissory notes. On December 30, 2005, we issued an additional promissory note in the amount of $500,000 to Bruno Guazzoni. The note has a maturity date of January 2, 2007 and requires quarterly cash payments for interest beginning March 31, 2006, at the rate of fifteen percent (15%) per annum. Principal is repayable in cash at maturity. The note may be pre-paid without penalty.

On November 7, 2005, Pierre-Georges Roy and Jack M. Rapport surrendered 242,090 and 179,354 shares of Common Stock of the Company, respectively, in satisfaction of promissory notes issued by each of them to us in 2001 and 2002. At the time the notes made by Mr. Roy were satisfied, the total amount of principal outstanding and accrued interest under such notes was $950,000 and $180,561.64, respectively. At the time the notes made by Mr. Rapport were satisfied, the total amount of principal outstanding and accrued interest under such notes was $697,664.85 and $139,916.93, respectively. As a result of this surrender of shares of Common Stock, the obligations of Messrs. Roy and Rapport under their respective notes have been satisfied in full.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the quarterly high and low sale prices for Zanett's Common Stock, as reported in the NASDAQ Small Cap Market for the three years ended December 31, 2005 and the first quarter of fiscal 2006. When Zanett was formed on October 30, 2000, its Common Stock was traded under the symbol "INCU." Effective February 8, 2002, the ticker symbol was changed to and the stock began to trade under the symbol "ZANE".

                                               High            Low
                                              -------        -------
Year Ended December 31, 2006
     First Quarter (through February 3)        $3.60          $3.00

Year Ended December 31, 2005
     First Quarter                             $6.06          $3.40
     Second Quarter                            $4.15          $3.00
     Third Quarter                             $4.61          $3.04
     Fourth Quarter                            $4.89          $2.91

Year Ended December 31, 2004
     First Quarter                             $3.40          $2.29
     Second Quarter                            $9.46          $2.70
     Third Quarter                             $4.46          $3.16
     Fourth Quarter                            $6.90          $3.36

Year Ending December 31, 2003
     First Quarter                             $2.25          $2.00
     Second Quarter                            $2.99          $2.00
     Third Quarter                             $3.70          $2.00
     Fourth Quarter                            $3.60          $2.26

Records of Zanett's stock transfer agent indicate that as of October 3, 2005, there were 29,116,344 shares of Common Stock outstanding. The most recent information available to the Company indicates that there were shares held by approximately 224 holders of record and 844 holders whose shares are legally held by a broker. The Company has not paid any cash dividends to date and does not anticipate or contemplate paying cash dividends in the foreseeable future. Furthermore, our credit facility and the Indenture contain restrictions on our ability to pay dividends. See "Risk Factors - Risk Factors Relating to the Notes
- We are subject to many restrictions in our credit facility" and "Description of the Notes - Restrictive Covenants." The Company plans to retain any earnings for use in the operation of its business and to fund future growth, including acquisitions.

                            DESCRIPTIONS OF PROPERTY

We currently lease approximately 5,500 square feet of office space in New York, New York, for our corporate offices from Ironwood Realty Corporation. Our use of this space and related facilities are subject to the terms of a four year lease between Ironwood Realty Corporation and us at a fixed monthly fee that expires in December 2008.

BBT leases approximately 2,468 square feet of office space in Needham, Massachusetts, from a third party at a fixed monthly fee that will expire on April 1, 2006.

ICC leases approximately 7,489 square feet of office space in Indianapolis, Indiana and 3,936 square feet of office space in Mason, Ohio. In addition, they have an another office in Columbus, Ohio. These leases are with third parties at a fixed monthly fee and expire in June 2008, August 2009 and February 2006, respectively.

PDI leases approximately 3,064 square feet of office space in Aurora, Colorado from a third party at a fixed monthly fee. This lease expires in August 2008. PDI also leases a 200 square feet of office space in Colorado Springs, Colorado on similar terms. This lease expires in January 2006 and the space is currently being sublet. In addition, they also lease approximately 200 square feet of space in Aurora, Colorado from a third party at a fixed monthly fee. This lease expires in December 2006.

Delta leases approximately 1,620 square feet of office space in San Juan Capistrano, California from a third party at a fixed monthly fee. This lease expires in July 2006.

Whitbread leases approximately 900 square feet of office space in Stoneham, Massachusetts from a third party at a fixed monthly fee under a tenant-at-will agreement.

In our management's opinion, these properties are adequately covered by insurance. we have no other properties and management believes that its office space is currently adequate for its operating needs.

                             EXECUTIVE COMPENSATION

During the fiscal years ended December 31, 2004, 2003 and 2002, executive officers received compensation for services provided to us as detailed in the table below.

                                        Annual Compensation       Long Term Compensation
                                       ----------------------     -------------------------------------------------------------
                                                                                    Restricted     Securities
                                                                   Other Annual       Stock        Underlying       All Other
                                 Year      Salary        Bonus     Compensation       Awards         Options       Compensation
                                ------   ----------   ---------   -------------   --------------   ------------   -------------
David M. McCarthy                2004    $ 110,000    $  15,000    $         -    $         -                -    $       -
Chief Executive Officer (1)      2003    $ 110,000    $  23,000    $         -    $         -                -    $       -
                                 2002    $   - (2)    $       -    $         -    $         -                -    $       -
Claudio M. Guazzoni              2004    $ 110,000    $  15,000    $         -    $         -                -    $       -
President (1)                    2003    $ 110,000    $  23,000    $         -    $         -                -    $       -
                                 2002    $   - (2)    $       -    $         -    $         -                -    $       -
Jack M. Rapport                  2004    $ 150,000    $  10,000    $         -    $         -                -    $       -
Chief Financial Officer (1)      2003    $ 150,000    $  20,000    $         -    $         -        750,000(3)   $       -
                                 2002    $ 130,000    $       -    $         -    $     3,000                -    $       -
Pierre-Georges Roy               2004    $ 150,000    $  10,000    $         -    $         -                -    $       -
Chief Legal Officer              2003    $ 150,000    $  20,000    $         -    $         -        750,000(3)   $       -
and Secretary                    2002    $ 120,000    $       -    $         -    $    45,000                -    $       -

(1) Effective as of the close of business on February 10, 2006, Claudio M. Guazzoni, formerly the President of Zanett, Inc., was elected Chairman of the Board and appointed Chief Executive Officer of our company, replacing David M. McCarthy. Also effective as of the close of business on February 10, 2006, Jack M. Rapport, formerly the Chief Financial Officer, was appointed President of our company, and Kenneth DeRobertis was appointed Chief Financial Officer.

(2) Messrs. David McCarthy and Claudio Guazzoni received no cash compensation in 2002. Each officer contributed his full salary in 2002 back to the Company, without recourse.

(3) On August 4, 2003, the Company awarded 750,000 options to purchase Common Stock to each of Messrs. Rapport and Roy at an exercise price of $2.00 per share, which was the market price on the grant date. These options were exercisable immediately but the underlying shares are initially unvested, with vesting to occur on August 4, 2008 or as otherwise determined by the board of directors.

STOCK OPTIONS GRANTED DURING FISCAL YEAR ENDED DECEMBER 31, 2004

Under our stock plan, we issued the following options during 2004 to purchase shares of the Company's common stock:

         - Options to purchase 610,253 shares of Zanett common stock were granted to employees of the Company and its wholly-owned subsidiaries.

         - Options to purchase 271,666 shares of Zanett common stock were granted to vendors in exchange for services provided to the Company.

         There is no understanding between us and any of our present shareholders regarding the sale of a portion or all of the common stock currently held by them in connection with any future participation by us in a business. There are no other plans, understandings, or arrangements whereby any of our officers, directors, or principal shareholders, or any of their affiliates or associates, would receive funds, stock, or other assets in connection with our participation in a business. Members of our board of directors receive no cash compensation for their service as directors.

                                  LEGAL MATTERS

         Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania has provided us with an opinion as to the legality of the notes and with respect to certain tax matters.

                                     EXPERTS

         The financial statements as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         None.



     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITY

         Article VII of our Bylaws provides, among other things, that we shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, a director or officer of ours who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including liability under the Securities Act) reasonably incurred or suffered by such person in connection therewith, by reason of the fact that such person is or was a director or officer of our company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm......................F-2
Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003....F-3
Consolidated Statements of Operations for the years ended December 31, 2004 and December 31, 2003.....................................................F-4
Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 2004 and December 31, 2003...................................F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and December 31, 2003.....................................................F-6
Notes to Consolidated Financial Statements...................................F-7

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheet as of September 30, 2005 (unaudited)...F-30 Condensed Consolidated Statements of Operations for the nine months ended
   September 30, 2005 and September 30, 2004 (unaudited)....................F-32
Condensed Consolidated Statements of Cash Flows for the nine months ended
   September 30, 2005 and September 30, 2004 (unaudited)....................F-33
Notes to Condensed Consolidated Financial Statements........................F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Zanett, Inc.
New York, NY

We have audited the accompanying consolidated balance sheets of Zanett, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Zanett, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
------------------------------
New York, New York
March 28, 2005
(February 7, 2006 as to Note 23)

CONSOLIDATED FINANCIAL STATEMENTS

                                  ZANETT, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                          ---------------------------------------------
                                                                                 2004                      2003
                                                                          --------------------      -------------------
Assets
Current assets:
   Cash and cash equivalents                                                    $1,877,040                $2,121,291
   Accounts receivable net of allowance for doubtful accounts                    5,024,279                 3,782,664
     of $191,204 and $31,960, respectively
   Unbilled revenue                                                                 90,711                     6,600
   Prepaid expenses and other current assets                                       781,995                   438,703
   Deferred income taxes                                                           156,326                         -
                                                                          --------------------      -------------------
       Total current assets                                                      7,930,351                 6,349,258
Property and equipment, net                                                        556,596                   311,078
Loans receivable                                                                         -                   394,614
Goodwill                                                                        17,911,360                16,354,020
Intangibles and long-lived assets, net                                             972,242                   406,500
Deferred income taxes                                                               15,519                         -
Other assets                                                                        47,570                    37,383
                                                                          --------------------      -------------------
       Total assets                                                             27,433,638                23,852,853
                                                                          ====================      ===================

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable                                                            1,141,857                 1,367,446
     Accrued expenses                                                            1,993,552                 1,563,327
     Short-term debt                                                             1,400,000                   431,667
     Other current liabilities                                                   1,692,288                 1,682,116
     Income taxes payable                                                           31,227                         -
     Deferred revenue                                                               37,156                    98,145
                                                                          --------------------      -------------------
          Total current liabilities                                              6,296,080                 5,142,701
                                                                          --------------------      -------------------
Notes payable                                                                    6,075,000                 6,075,000
Other non-current liabilities                                                    1,075,032                         -
Deferred income taxes                                                              592,090                   253,093
                                                                          --------------------      -------------------
         Total liabilities                                                      14,038,202                11,470,794
                                                                          --------------------      -------------------
Commitments and contingencies
Stockholders' equity
     Preferred stock, $0.001 par value; 10,000,000 shares authorized;
       none issued and outstanding                                                       -                         -
     Common stock, $0.001 par value; 50,000,000 shares authorized;
       28,564,003 and 28,116,377 shares issued and
       outstanding, respectively                                                    28,564                    28,116
     Additional paid-in capital                                                 22,070,707                20,843,146
     Treasury stock, at cost - 44,175 and 24,775 shares, respectively             (114,108)                  (55,926)
     Notes receivable for stock subscriptions and accrued interest              (1,897,656)               (1,801,541)
     Deferred compensation                                                               -                  (192,943)
     Accumulated deficit                                                        (6,692,071)               (6,438,793)
                                                                          --------------------      -------------------
       Total stockholders' equity                                               13,395,436                12,382,059
                                                                          --------------------      -------------------
       Total liabilities and stockholders' equity                               27,433,638                23,852,853
                                                                          ====================      ===================

The accompanying notes are an integral part of these consolidated financial statements.

                                  ZANETT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               Year Ended December 31,
                                                                 -----------------------------------------------------
                                                                          2004                           2003
                                                                 -----------------------         ---------------------
Revenues:
Services                                                               $25,037,765                     $16,320,468
Hardware sales                                                           4,835,018                         728,340
                                                                 -----------------------         ---------------------

Total Revenues                                                          29,872,783                      17,048,808

Operating expenses:
   Cost of revenues
     Services                                                           16,095,489                       9,893,049
     Hardware sales                                                      4,290,145                         629,548
                                                                 -----------------------         ---------------------

Total cost of revenues                                                  20,385,634                      10,522,597

   Selling and marketing                                                 2,450,964                       1,242,087
   General and administrative (including non-
     cash compensation and consulting expense
     of $590,845 and $102,146, in 2004 and
     2003 respectively)                                                  6,718,154                       4,694,303
                                                                 -----------------------         ---------------------
       Total operating expenses                                         29,554,752                      16,458,987
                                                                 -----------------------         ---------------------
       Operating income                                                    318,031                         589,821
                                                                 -----------------------         ---------------------
Other income/(expense):
   Interest income                                                         115,465                         129,186
   Interest expense                                                       (856,858)                       (728,789)
   Other, net                                                              155,129                       1,262,336
                                                                 -----------------------         ---------------------
   Total other (expense)/income                                           (586,264)                        662,733
                                                                 -----------------------         ---------------------
(Loss)/income before income taxes                                         (268,233)                      1,252,554

Income tax (benefit)/provision                                             (14,955)                         41,529
                                                                 -----------------------         ---------------------
Net (loss)/income                                                      $  (253,278)                   $  1,211,025
                                                                 =======================         =====================
(Loss)/income per share - basic                                        $     (0.01)                   $       0.04
                                                                 =======================         =====================
(Loss)/income per share - diluted                                      $     (0.01)                   $       0.04
                                                                 =======================         =====================
Weighted average shares outstanding - basic                             29,154,468                      27,926,944
                                                                 =======================         =====================
Weighted average shares outstanding - diluted                           29,154,468                      28,637,971
                                                                 =======================         =====================


The accompanying notes are an integral part of these consolidated financial statements.

                                  ZANETT, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                         Notes
                                                                                    Additional                         Receivable
                                                        Common Stock                 Paid-in         Treasury           for Stock
                                                  Shares            Amount           Capital           Stock          Subscriptions
                                                  ------            ------         ------------   --------------     ---------------
Balance, January 1, 2003                         26,856,971        $26,857      $18,045,074        $       -        $(1,735,744)
Issuance of common stock in
     connection with acquisitions                 1,233,484          1,233        2,610,472                -                  -
Compensatory restricted
     common stock sold to
     non-employees                                   20,000             20          198,846                -                  -
Issuance of common stock
     for stock options exercised                      5,922              6               (6)               -                  -
Repurchase of common stock                                -              -                -          (55,926)                 -
Adjustments to deferred
     compensation                                         -              -          (11,240)               -                  -
Interest on notes receivable for
     stock subscriptions                                  -              -                -                -            (65,797)
Net income                                                -              -                -                -                  -
                                                 -----------       --------     ------------       ----------      -------------
December 31, 2003                                28,116,377        $28,116      $20,843,146        $ (55,926)       $(1,801,541)

Issuance of common stock in
     connection with acquisitions                   294,054            294          833,187                -                  -
Compensatory restricted common
     stock and options issued to
     non-employees and employees                    153,572            154          394,374                -                  -
Repurchase of common stock                                -              -                -          (58,182)                 -
Interest on notes receivable for
     stock subscriptions                                  -              -                -                -            (96,115)
Net loss                                                  -              -                -                -                  -
                                                 -----------       --------     ------------       ----------      -------------
Balance, December 31, 2004                       28,564,003        $28,564      $22,070,707        $(114,108)       $(1,897,656)
                                                 ===========       ========     ============       ==========       ============


                                                  Deferred         Accumulated
                                                Compensation         Deficit          Total
                                               --------------    --------------   -------------
Balance, January 1, 2003                          $ (105,652)     $ (7,649,818)    $ 8,580,717
Issuance of common stock in
     connection with acquisitions                          -                 -       2,611,705
Compensatory restricted
     common stock sold to
     non-employees                                  (189,437)                -           9,429
Issuance of common stock
     for stock options exercised                           -                 -               -
Repurchase of common stock                                 -                 -         (55,926)
Adjustments to deferred
     compensation                                    102,146                 -          90,906
Interest on notes receivable for
     stock subscriptions                                   -                 -         (65,797)
Net income                                                 -         1,211,025       1,211,025
                                                  -----------     -------------   -------------
December 31, 2003                                 $ (192,943)     $ (6,438,793)    $12,382,059

Issuance of common stock in
     connection with acquisitions                          -                 -         833,481
Compensatory restricted common
     stock and options issued to
     non-employees and employees                     192,943                 -         587,471
Repurchase of common stock                                 -                 -         (58,182)
Interest on notes receivable for
     stock subscriptions                                   -                 -         (96,115)
Net loss                                                   -          (253,278)       (253,278)
                                                  -----------     -------------   -------------
Balance, December 31, 2004                        $        -      $ (6,692,071)    $13,395,436
                                                  ===========     =============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                                  ZANETT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Year Ended December 31,
                                                                       ----------------------------------
                                                                             2004               2003
                                                                       ---------------    ---------------
Cash flows from operating activities:
Net(loss)/income                                                         $ (253,278)        $ 1,211,025
Adjustments to reconcile net(loss)/income to
     net cash provided by /(used) in operating activities:
         Gain on sale of investment                                         (94,982)         (1,356,937)
         Depreciation and amortization                                      327,639             202,668
         Stock based compensation and services                              590,845             100,335
         Loan fees and related expenses                                           -              87,620
         Interest expense related to acquisitions                            54,043                   -
         Deferred income taxes                                             (127,248)            (39,284)
         Other                                                                    -              25,959
         Changes in:
            Accounts receivable                                             383,997          (1,206,024)
            Unbilled revenue                                                (84,111)            590,730
            Interest receivable                                             (96,115)            (65,797)
            Prepaid expenses and other current assets                      (366,889)            230,167
            Other assets                                                    (10,188)             51,359
            Accrued expenses                                                326,756            (430,641)
            Accounts payable                                               (225,589)            (60,080)
            Other current liabilities                                       152,294                   -
            Income taxes payable                                             59,784            (169,713)
            Deferred revenue                                                 60,989              43,117
                                                                       ---------------    ---------------
         Net cash provided by/(used in) operating activities               697,947            (785,496)
                                                                       ---------------    ---------------
Cash flows from investing activities:
            Cash paid for acquisitions, net of cash acquired             (1,150,742)         (1,921,105)
            Cash paid as contingent consideration related to               (827,640)                  -
            acquisitions
            Proceeds from sale of investment in affiliated company           94,982           1,806,937
            Collection of loan receivable                                   394,614             350,000
            Additions to property and equipment                            (363,562)           (143,572)
                                                                       ---------------    ---------------
         Net cash (used in)/provided by investing activities             (1,852,348)             92,260
                                                                       ---------------    ---------------
Cash flows from financing activities:
            Issuance of long term debt                                      500,000           1,931,667
            Short term borrowings                                         1,400,000                   -
            Repayment of long term borrowings                              (500,000)                  -
            Repayment of short term borrowings                             (431,667)                  -
            Repayment of debt acquired in acquisition                             -            (448,224)
            Repurchase of common stock                                      (58,182)            (55,926)
            Capital lease payments                                                -             (15,170)
                                                                       ---------------    ---------------
         Cash flows provided by financing activities                        910,151           1,412,347
                                                                       ---------------    ---------------
Net (decrease)/increase in cash and cash equivalents                       (244,251)            719,111
Cash and cash equivalents, beginning of year                              2,121,291           1,402,180
                                                                       ---------------    ---------------
Cash and cash equivalents, end of year                                  $ 1,877,040         $ 2,121,291
                                                                       ===============    ===============
Interest paid                                                             $ 724,573           $ 728,789
Income taxes paid                                                          $ 85,311           $ 103,504

The accompanying notes are an integral part of these consolidated financial statements.

                                  ZANETT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1.           Summary of Business and Organization

         Zanett is an information technology ("IT") company that provides specialized IT solutions to Fortune 500 corporations, middle market companies and large government agencies. Collectively, the Company and its operating subsidiaries are referred to as the IT Commonwealth TM (the "IT Commonwealth" or "Commonwealth").

         The Company's operations are divided into two business segments:
Commercial Solutions and Government Solutions. As of December 31, 2004 the Commercial Solutions segment consisted of its wholly-owned subsidiaries: Back Bay Technologies, Inc., ("BBT"), based in Needham, Massachusetts, INRANGE Consulting Corporation("ICC"), based in Mason, Ohio, Delta Communications Group, Inc. ("Delta"), based in Aliso Viejo, California, and, as of March 1, 2005, Whitbread Technology Partners, Inc. ("WTP"), based in Stoneham, Massachusetts.

         The Commercial Solutions segment provides full lifecycle, end-to-end business solutions. These include services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions that include the provision of hardware, peripheral equipment and telecommunications lines for voice and data communications networks as well as related security and design services.

         The Company's Government Solutions segment consists of its wholly-owned subsidiary Paragon Dynamics, Inc. ("PDI"), based in Denver, Colorado. PDI specializes in providing advanced software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

         The Company was formed on October 30, 2000, pursuant to the recapitalization of and merger with BAB Holdings, Inc., a publicly traded Illinois corporation ("BAB"). Upon completion of the merger, BAB changed its name to Planet Zanett, Inc. Effective August 26, 2002, the Company changed its name to Zanett, Inc.


Note 2.           Significant Accounting Policies

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Examples of such estimates include, but are not limited to, allowance for doubtful accounts, impairments of goodwill and long-lived assets, depreciation and amortization, the fair value of equity securities underlying stock based compensation, the fair value of acquired assets, purchase price allocations and the realizability of deferred tax assets and liabilities.

Fair Value of Financial Instruments

         The Company's short-term financial instruments consist of cash equivalents, accounts receivable, interest receivable, accounts payable, accrued expenses and short-term debt. The carrying amounts of all short-term financial instruments at December 31, 2004 and 2003 approximate their fair values due to their short maturities.

         Notes receivable from certain officers of the Company are at fixed interest rates that management believes reflect current market rates for secured notes of this type. As a result, the Company believes that the carrying value of these notes approximate their fair value.

         Based on interest rates currently available to the Company for borrowings with similar terms and maturities, the carrying value of the Company's notes payable approximates their current fair value.

Goodwill

         In connection with its acquisitions, the Company allocates the total acquisition costs to all tangible and intangible assets acquired and all liabilities assumed, with the excess purchase price recorded to goodwill. To arrive at the allocation of the total purchase price, management makes certain assumptions in estimating the fair value of the acquired company's tangible assets, intangible assets (such as trademarks, brand, intellectual property rights to developed technology, customer lists, customer relationships and long-term contracts) and liabilities.

         Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets of businesses acquired. Goodwill is evaluated for impairment at least annually and whenever events or circumstances indicate impairment may have occurred. The assessment requires the comparison of the fair value of each of the Company's reporting units to the carrying value of its respective net assets, including allocated goodwill. If the carrying value of the reporting unit exceeds its fair value, the Company must perform a second test to measure the amount of impairment. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized by the Company in an amount equal to that excess.

Intangibles and Long-Lived Assets

         Intangibles and long-lived assets are stated at cost, less accumulated amortization, which is provided for by charges to income on a basis consistent with utilization of the assets over their useful lives. The carrying value of other intangible assets are reviewed periodically by the Company for the existence of facts or circumstances that may suggest impairment. If such circumstances exist, the Company estimates the future undiscounted cash flows associated with the asset and compares that to the carrying value. If the carrying value exceeds the estimated cash flows, the recorded value of the asset is reduced to its estimated fair value.

Revenue Recognition

         The Company earns revenue primarily from IT professional services and the sale of IT hardware.

IT Professional Services

         Revenues from contracts for consulting services with fees based on time and materials or cost-plus are recognized as the services are performed and amounts are earned in accordance with SEC Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," as amended by SAB 104, "Revenue Recognition." We consider revenue to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and payment is reasonably assured. Revenues from fixed-fee contracts for professional services are recognized using contract accounting based on the estimated percentage of completion. The percentage of completion for each contract is determined based on the ratio of costs incurred to a current estimate of total project costs since management believes this reflects the extent of contract completion. Changes in estimated costs during the course of a fixed fee contract are reflected in the period in which such facts become known. If such changes indicate that a loss may be realized on a contract, the entire loss is recorded at such time. The Company's revenues generated from fixed fee contracts were not significant in the years ended December 31, 2004 and 2003.

         On occasion, certain contracts may have substantive customer acceptance provisions. In such cases, revenue is recognized upon receipt of acceptance from the customer.

         Out-of-pocket expenses incurred during the performance of professional services are included in cost of revenues and any amounts re-invoiced to customers are included in revenues during the period in which they are incurred.

         Unbilled revenue represents revenue for which services have been performed and costs incurred that have not yet been invoiced to the customer.

IT Hardware Sales

         Revenues related to hardware sales are recognized when title and risk of loss is transferred to the customer which is generally at the time of shipment. The Company records an estimate of future product returns based on its historical experience. Freight-in and other out-of-pocket expenses related directly to hardware sales are included in cost of revenues. Amounts invoiced to customers for these expenses are included in revenues during the period in which they are incurred.

Deferred Revenue

         Amounts invoiced or received prior to the performance of services under customer contracts or the shipment of hardware are recognized as a liability and revenue recognition is deferred until such time that all revenue recognition criteria have been met.

Cost of Revenues

         Cost of revenues includes salaries and related costs of consulting and technical staff and outside contractors, as well as travel and related costs related to the provision of services at customer locations. Additionally, the Company pays a referral fee on certain contracts that is included in cost of revenues. This fee is calculated as a percentage of service revenue billed to customers under the applicable contracts.

         Cost of revenues includes the cost of hardware purchased from suppliers and sold to customers.

Capitalized Software Costs

         Capitalized software costs consist of costs to purchase and develop software for internal use. The Company capitalizes certain incurred software development costs in accordance with, the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". Costs incurred during the application-development stage for software bought and further customized by outside vendors for the Company's use and software developed by a vendor for the Company's proprietary use have been capitalized. Costs capitalized include an allocation of the costs incurred for the Company's own personnel who are directly associated with software development.

Stock-Based Compensation

         Stock based compensation arrangements with employees are accounted for using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company applies SFAS No. 123, "Accounting for Stock-Based Compensation and Related Interpretations" ("SFAS 123") for stock based compensation arrangements with non-employees. The Company applies the additional disclosure requirements of SFAS 123, as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure," for employee stock arrangements.

         Had compensation cost for the Company's stock option grants to employees been determined based on the fair value at the grant dates for the awards consistent with the fair value method of SFAS 123, the Company's net income/(loss) and basic and diluted income/(loss) per common share for the years ended December 31, 2004 and 2003 would have been changed to the pro forma amounts shown below:


                                                                               Year ended December 31,
                                                                          ---------------------------------
                                                                               2004                 2003
                                                                          --------------      -------------
Net (loss)/income, as reported:                                             $ (253,278)        $ 1,211,025
     Add back: Stock based compensation expense for employees
         included in reported net income/(loss)                                214,399              14,400
     Deduct: Stock based compensation expense determined under
         the fair value based method for all awards to
         employees                                                          (1,085,907)           (933,599)
                                                                          --------------      -------------
Pro forma net income/(loss) after giving effect to SFAS 123                $(1,124,786)          $ 291,826
                                                                          ==============      =============
Income/(loss) per common share:
     As reported -  basic                                                      $ (0.01)             $ 0.04
                 -  diluted                                                    $ (0.01)             $ 0.04

     Pro forma   -  basic                                                      $ (0.04)             $ 0.01
                 -  diluted                                                    $ (0.04)             $ 0.01

Income/(Loss) Per Share Information

         Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potentially issuable common shares outstanding during the period. The computation of diluted earnings per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. At December 31, 2004, the Company excluded 1,945,838 options under the treasury stock method from the computation of diluted loss per share as they would be anti-dilutive because the Company is in a loss position.

         The following is a reconciliation of the average number of common shares outstanding for basic earnings per share to the average number of common shares outstanding for diluted earnings per share for the years ended December 31, 2004 and 2003.

                                                                               Year ended December 31,
                                                                          ---------------------------------
                                                                               2004                 2003
                                                                          --------------      -------------
Average outstanding shares - basic                                           29,154,468         27,926,944
Potential shares issuable under stock option plans                                    -            711,027
                                                                          --------------      -------------
Adjusted average outstanding shares - diluted                                29,154,468         28,637,971
                                                                          ==============      =============

Recent Accounting Pronouncements

         In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payments". The new pronouncement replaces the existing requirements under SFAS No. 123 and APB 25. According to SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require that such transactions be accounted for using a fair-value method. SFAS No. 123(R) is effective for awards and stock options granted, modified or settled in cash in interim or annual periods beginning after December 15, 2005. The Company plans to adopt the modified prospective transition method, which would necessitate the Company to recognize compensation cost for awards that are not fully vested as of the effective date of the SFAS 123(R) based on the same estimate that the Company used to previously value its grants under SFAS 123.

         The Company will be required to expense the fair value of our stock option grants rather than disclose the impact on its consolidated statement of operations within the Company's footnotes, as is the current practice. As a result, the Company will incur stock based compensation expense from December 15, 2005 for options issued prior to that date but which were not fully vested at the time. The Company will incur additional compensation expense as new awards are made after that date. The Company is evaluating the form of share-based compensation arrangements it will utilize in the future, if any.


Note 3.           Acquisitions

         As part of the Company's ongoing expansion of the IT Commonwealth, on April 23, 2004 the Company acquired INRANGE Global Consulting, a professional services business unit of Computer Network Technology Corporation ("CNT"), pursuant to the terms of an Asset Purchase Agreement (the "Agreement"). The Company also acquired all of the outstanding capital stock of DeltaData, Inc. and Paragon Dynamics, Inc. on December 4, 2003 and January 31, 2003, respectively. Following is more information about the Company's acquisitions of each of these companies:

2004

INRANGE Global Consulting

         On April 23, 2004 (the "Closing"), BCG acquired INRANGE Global Consulting, a professional services business unit of CNT, pursuant to the terms of an Asset Purchase Agreement (the "Agreement") between BCG and CNT.

         INRANGE Global Consulting, a long-time PeopleSoft partner, is a leading consulting and technology services consultancy that provides high-value business solutions to corporate and government clients across the Midwest.

         After the acquisition, BCG and INRANGE Global Consulting combined their professional service businesses and began operating under the name "INRANGE Consulting Corporation".

         Initial consideration of $300,000 was paid at Closing. The initial consideration was adjusted as a result of a purchase price adjustment, which was based on the amount at Closing by which the final net assets, as defined by the Agreement, was greater than or less than the required $1,000,000 benchmark level of net assets to be provided by CNT. As a result, the Company paid an additional $718,630 to CNT on October 1, 2004, as a purchase price adjustment to the initial consideration.

         In addition to the above payments, additional consideration is payable comprised of a payment of $500,000 on the first anniversary of the Closing and payments of $400,000 in each of the next three successive annual periods. The Company recorded these amounts at their present value of $1,513,618 based on interest rates applicable at the date of acquisition. The difference between the fair value and the actual payments will be recorded as interest expense over the deferral periods. The transaction costs for the acquisition were $75,676.

         CNT is also eligible to receive contingent consideration in each of the four successive annual periods commencing on May 1, 2004 based upon the operations of ICC in each period. The contingent consideration in each period consists of a payment equal to 10% of the net income of ICC for that period, provided that the cumulative sum of all such contingent consideration does not exceed $2,000,000. The Company has accrued $62,485 in consideration payable through December 31, 2004.

         On December 31, 2004 the Company recorded a purchase price adjustment for overstated receivables that reduces the current consideration payable to CNT in connection with the final net asset calculation in the amount of $123,781.

         Zanett funded the cash portion of the purchase price paid at Closing from existing cash on hand.

         The following table sets forth the components of the purchase price as of December 31, 2004:

         Cash paid                                                   $1,018,630
         Consideration payable - current                                414,894
         Consideration payable - non-current                          1,037,428
         Transaction costs                                               75,676
                                                                    ------------
         Total purchase price                                        $2,546,628
                                                                    ============

         The following table provides the preliminary estimated fair value of the acquired assets and liabilities assumed:

         Accounts receivable                                         $1,625,612
         Unbilled revenue                                                94,820
         Prepaid expenses and other current assets                        8,333
         Office equipment and software, net                              39,337
         Other intangibles                                              476,000
         Accrued expenses                                              (125,844)
         Deferred tax liability                                        (190,400)
         Fair value of net assets acquired                            1,927,858
                                                                    ------------
         Estimated goodwill                                          $  618,770
                                                                    ============

         None of the goodwill associated with the acquisition of INRANGE Global Consulting is expected to be deductible for tax purposes.

2003

DeltaData, Inc. (dba Delta Communications Group)

         On December 4, 2003, the Company acquired all of the outstanding capital stock of Delta. Delta is a voice and data communications network integrator that sells IT hardware and telecommunications lines for voice and data communications networks as well as providing related IT security, design and implementation solutions. Delta's customers include businesses (including certain Fortune 500 companies), governmental agencies and other organizations. It maintains strategic alliances with key manufacturers and communications vendors to offer its customers a comprehensive range of analysis, architecture, project management, remote monitoring, network audit, componentry and wide area networking hardware and other solutions.

         The total consideration payable by the Company to all Delta shareholders consists of the initial cash consideration of $328,370, an initial stock issuance of 89,255 shares of the Company's Common Stock, and future contingent consideration. The Common Stock issued at closing was valued at $254,377 based on the average closing price of the Common Stock for the three trading days immediately preceding the closing based on the fact that the merger was announced and closed on the same date.

         The Delta shareholders are eligible to receive contingent consideration in each of the three successive annual periods commencing December 1, 2003 based upon Delta attaining specified earnings targets in each period. The contingent consideration in each period consists of a payment of $145,000 in cash and the issuance of a number of shares of Common Stock determined by dividing $321,666 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for each period. For accounting purposes, the value of the Common Stock issued for each annual performance period will be determined based on the closing price of the Common Stock upon the resolution of the contingencies. Delta did not meet the earnings target for the first annual period ended November 30, 2004, however, the Delta Shareholders will be entitled to receive such amounts of annual contingent consideration not previously paid after the end of the third performance period if Delta generates for the three performance periods taken as a whole a combined specified earnings equal to or higher than the threshold specified in the merger agreement.

         The Delta shareholders are also eligible to receive additional contingent consideration at the end of the period commencing December 1, 2003 and ending on November 30, 2006, based upon Delta attaining a specified earnings target for such period. This additional contingent consideration consists of the issuance of a number of shares of Common Stock determined by dividing $400,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for such period. For accounting purposes, the value of the Common Stock issued for additional contingent consideration will be determined based on the closing price of the Common Stock for the trading day immediately preceding the resolution of the contingencies.

         The maximum aggregate consideration is approximately $2.4 million, of which approximately $0.6 million was paid at closing as the initial consideration and approximately $1.8 million could be paid as contingent consideration. The Company incurred transaction costs associated with the acquisition of Delta of $251,308.

         The Common Stock issued or issuable to the Delta shareholders pursuant to the merger agreement is subject to certain transfer restrictions until November 30, 2008 pursuant to lock-up agreements executed by each Delta shareholder. A portion of the shares will be released from such restrictions when the closing bid price per share of the Common Stock equals or exceeds certain price targets.

         The Company entered into employment agreements with the Chief Executive Officer and the Vice-President, Sales of Delta. Pursuant to the employment agreements, each will be employed by Delta for a four-year period unless terminated earlier. Should the employment of the Chief Executive Officer be terminated, he will be entitled, under certain conditions, to receive specified severance benefits. Delta also entered into a consulting agreement with two outside contractors of Delta who will continue as contractors of Delta after the acquisition until December 5, 2008.

         The Company funded the cash portion of the purchase price paid at closing from existing cash on hand.

         The results of operations of Delta have been consolidated with the results of operations of the Company subsequent to the acquisition date of December 4, 2003.

         The components of purchase price included herein do not reflect any contingent consideration that may be paid in the future. The actual amount of future consideration, if any, will be recognized as an adjustment to goodwill in the period in which the contingency is resolved.

         The following table sets forth the components of the purchase price:

         Cash paid                                                    $ 328,370
         Common Stock issued                                            254,377
         Transaction costs                                              251,308
                                                                    ------------
         Total purchase price                                         $ 834,055
                                                                    ============

         The following table provides the estimated fair value of the acquired assets and liabilities assumed:

         Cash and cash equivalents                                    $ 124,830
         Accounts receivable                                            427,515
         Prepaid expenses and other current assets                      485,755
         Other intangibles                                              280,000
         Office equipment and software, net                               8,342
         Other assets                                                     9,128
         Current liabilities                                         (1,190,159)
         Accounts payable                                              (435,850)
         Long-term debt                                                (448,224)
         Deferred tax effect on purchase accounting                    (112,000)
                                                                    ------------
         Fair value of net liabilities assumed                         (850,663)
                                                                    ------------
         Goodwill                                                    $1,684,718
                                                                    ============

         None of the goodwill associated with the acquisition of Delta is expected to be deductible for tax purposes.

Paragon Dynamics, Inc. ("PDI")

         On January 31, 2003, the Company acquired all of the outstanding capital stock of PDI. PDI specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts. PDI is currently engaged in contracts with the U.S. Department of Defense to develop classified satellite communications and related command, control, communications and computer (C4) software.

         The total consideration payable by the Company to the PDI shareholders consists of the initial consideration, a purchase price adjustment based on the level of PDI working capital at closing and future contingent consideration. The initial consideration of $1,200,000 in cash and 585,083 shares of the Common Stock was paid at closing. The Common Stock issued was valued at $1,205,271 based on the average closing price of the Common Stock for the three trading days immediately preceding the closing based on the fact that the merger was announced and closed on the same date. The initial consideration was reduced by $26,500, which was the amount that the net working capital at closing was less than the benchmark level of working capital to have been provided by PDI as of January 31, 2003.

         The PDI shareholders are also eligible to receive contingent consideration in each of the three successive annual periods commencing February 1, 2003 based upon PDI attaining specified earnings and cash flow targets in each period. The contingent consideration in each period consists of a payment of $400,000 in cash and the issuance of the number of shares of Common Stock determined by dividing $400,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for each period. The PDI shareholders are also eligible to receive additional contingent consideration at the end of the period commencing February 1, 2003 and ending on January 31, 2006, based upon PDI attaining specified earnings targets for such period. This additional contingent consideration consists of the issuance of a number of shares of Common Stock determined by dividing $800,000 by the average closing price of the Common Stock for the ten trading days immediately preceding the issuance of Common Stock for such period. For accounting purposes, the value of the Common Stock issued as contingent consideration for the performance periods will be determined based on the closing price of the Common Stock upon the resolution of the contingencies.

         During 2004, the Company determined that PDI had attained the specified earnings and cash flow targets discussed above for its second annual contingent consideration period ended January 31, 2005. During 2003, The Company determined that PDI attained the specified earnings and cash flow targets for the first annual period and the contingent consideration payment was accrued for in 2003 and paid in 2004.

         The maximum aggregate consideration is approximately $5.6 million, of which approximately $2.4 million was paid at closing as the initial consideration and approximately $3.2 million is contingent consideration. In 2004 The Company paid approximately $800,000 in contingent consideration and accrued approximately another $800,000 in contingent consideration at December 31, 2004. The transaction costs associated with the acquisition of PDI were $236,367.

         The Common Stock issued or issuable to the PDI shareholders pursuant to the merger agreement is subject to certain transfer restrictions until June 1, 2006 pursuant to lock-up agreements executed by each PDI shareholder. A portion of the shares will be released from such restrictions when the closing bid price per share of the Common Stock equals or exceeds certain price targets.

         The Company entered into employment agreements with the President and the Executive Vice-President of PDI. Pursuant to the employment agreements, each will be employed by PDI for a four-year period unless earlier terminated. The employment agreements provide for a market rate base annual salary and each may earn an annual performance bonus. Should the employment of either executive be terminated, he will be entitled, under certain conditions, to receive specified severance benefits.

         The Company funded the cash portion of the purchase price paid at closing by issuing a promissory note to a third party (See Note 16). The note has a maturity date of January 2, 2007 and requires quarterly cash payments for interest at the rate of fifteen percent (15%) per annum. Principal is repayable in cash at maturity. The note may be pre-paid without penalty.

         The results of operations of PDI have been consolidated with the results of operations of the Company subsequent to the acquisition date of January 31, 2003.

         The components of purchase price included herein do not reflect any additional contingent consideration that may be paid in the future. The actual amount of future consideration, if any, will be recognized as an adjustment to goodwill in the period in which the contingency is resolved.

         The following table sets forth the components of the purchase price as of December 31, 2004:

         Cash paid                                                   $1,600,000
         Common Stock issued                                          1,605,271
         Purchase price adjustment                                      (26,500)
         Transaction costs                                              236,367
         Contingent consideration payable                               797,368
                                                                    ------------
         Total purchase price                                        $4,212,506
                                                                    ============

         The following table provides the estimated fair value of the acquired assets and liabilities assumed:

         Cash and cash equivalents                                   $  163,566
         Accounts receivable                                            412,414
         Unbilled revenue                                               408,495
         Prepaid expenses and other current assets                       22,415
         Property and equipment                                          83,179
         Other intangibles                                              449,000
         Other assets                                                     5,038
         Accounts payable                                                (5,597)
         Accrued expenses                                              (288,774)
         Deferred revenue                                               (55,028)
         Deferred tax effect on purchase accounting                    (211,600)
                                                                    ------------
         Fair value of net assets acquired                              983,108
                                                                    ------------
         Goodwill                                                    $3,229,398
                                                                    ============

None of the goodwill associated with the acquisition of PDI is expected to be deductible for tax purposes.

Note 4.           Pro Forma Disclosures Related to Recent Acquisitions


         The following unaudited pro forma summary financial information presents the consolidated results of operations of the Company as if the acquisition of INRANGE Global Consulting, Delta and PDI had occurred on January 1 of each year presented. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results of the Company that would have been reported had the acquisitions actually occurred on January 1 or indicative of results that may occur in the future.

                                                    Year ended December 31,
                                               ---------------------------------
                                                    2004                2003
                                               --------------      -------------
Proforma results:
Revenues                                         $32,810,819        $29,556,955
Net income                                          $295,643        $ 1,039,577
Income per common share
         -  basic                                     $ 0.01             $ 0.04
         -  diluted                                   $ 0.01             $ 0.04


Note 5.           Segments

         The Company operates in two segments, Commercial Solutions and Government Solutions.

         The Commercial Solutions segment is comprised of BBT, ICC and Delta. These companies provide technology consulting services, including implementation of enterprise resource planning systems, the planning, development and implementation of e-business systems, and voice and data communications solutions, to Fortune 500 and middle market companies throughout the United States.

         The Government Solutions segment is comprised of PDI, which provides technology engineering and project management services to the U.S. Federal Government either as a direct contractor or as a subcontractor to prime U.S. defense contractors. PDI specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

         All of the Company's operations during 2004 and 2003 were in the United States.

         The table below presents the revenues and operating income (loss) attributable to the reported segments for the years ended December 31, 2004 and 2003 with a reconciliation to consolidated pre-tax income (loss).

                                                       Revenues                       Operating Income (loss)
                                         ---------------------------------      --------------------------------
                                             2004                2003                2004                2003
                                         -------------       -------------      -------------      -------------
Commercial Solutions                      $21,703,109         $11,281,012        $ 1,544,519        $ 1,609,679
Government Solutions                        8,169,674           5,767,796          1,201,696          1,066,750
                                         -------------       -------------      -------------      -------------
Total segments                            $29,872,783         $17,048,808          2,746,215          2,676,429
                                         =============       =============
Unallocated corporate operating expense                                           (2,428,184)        (2,086,608)
                                                                                -------------      -------------
Consolidated Operating Income                                                        318,031            589,821
Interest expense, net                                                               (741,393)          (599,603)
Other Income                                                                         155,129          1,262,336
                                                                                -------------      -------------
Consolidated pre-tax income(loss), as reported                                    $ (268,233)       $ 1,252,554
                                                                                =============      =============

         The following table presents total assets by segment at December 31, 2004 and December 31, 2003, with a reconciliation of aggregate segment assets to consolidated total assets:


                                                            December 31,             December 31,
                                                                2004                     2003
                                                        -----------------        -----------------
Commercial IT Solutions                                      $ 19,569,587             $ 18,042,566
Government IT Solutions                                         5,469,282                4,225,006
                                                        -----------------        -----------------
Total segments                                               $ 25,038,869             $ 22,267,572
Unallocated amounts:
         Prepaid expenses                                         364,924                  124,468
         Loans receivable                                               -                  394,614
         Property and equipment                                   156,352                   93,193
         Deferred taxes - current                                 156,326                        -
         Other assets                                              76,737                   15,987
         Deferred taxes                                            15,519                        -
         Cash                                                   1,624,911                  957,019
                                                        -----------------        -----------------
Total assets, as reported                                    $ 27,433,638             $ 23,852,853
                                                        =================        =================

Note 6.           Intangibles and Long-Lived Assets

         Intangibles and long-lived assets consisted of the following at December 31, 2004 and 2003:


                                          2004                                             2003
                      --------------------------------------------     -------------------------------------------
                         Gross        Accumulated         Net             Gross         Accumulated
                       Carrying      Amortization       Carrying        Carrying       Amortization       Carrying
                         Value          Amount           Value            Value           Amount           Value
Long-term
   Contracts            $390,000       $(112,500)        $277,500        $390,000        $ (22,500)       $367,500
Customer
   Relationships         587,000         (88,912)         498,088         $59,000          (20,000)         39,000
Trade names              208,000         (11,346)         196,654               -                -               -
Order backlog                  -               -                -          20,000          (20,000)              -
                      $1,185,000       $(212,758)        $972,242        $469,000        $ (62,500)       $406,500

Amortization expense was $170,258 and $62,500 in 2004 and 2003, respectively. Based on the Company's amortizable intangible assets as of December 31, 2004, the Company expects related amortization expense for the next five fiscal years to approximate $255,030, $255,030, $255,030, $172,530 and $34,620, respectively.

Note 7.           Goodwill

         The changes in the carrying amount of goodwill by reporting segment for the year ended December 31, 2004 was as follows:

                                                           Commercial          Government
                                                            Solutions           Solutions                Total
                                                        --------------       ---------------     ----------------
Balance at January 1, 2004                               $ 13,921,990            $ 2,432,03           $16,354,020
Contingent consideration - PDI                                      -               797,368               797,368
Contingent consideration - BCG                               (458,306)                                   (458,306)
Contingent consideration - BBT                                773,616                                     773,616
Finalization of purchase price
   allocations - Delta                                       (174,108)                                   (174,108)
Goodwill acquired - INRANGE
   Global Consulting                                          618,770                                     618,770
                                                        --------------       ---------------      ----------------
Balance at December 31, 2004                             $ 14,681,962           $ 3,229,398          $ 17,911,360
                                                        ==============       ===============      ================

         The changes in goodwill for the Government Solutions segment were attributable to an adjustment to contingent consideration paid to the PDI shareholders in the first quarter of 2004 related to its first annual consideration period which was previously accrued for in December 2003 and the recording of a current liability in the amount of $797,368 for the second annual consideration period based on PDI's operating performance from February 1, 2004 through December 31, 2004.

         On March 3, 2004, the Company and the BCG shareholders entered into an agreement that terminated certain of their respective rights and obligations under the merger agreement. In exchange for its obligation to pay the $611,306 of remaining cash and all other future contingent consideration, the Company agreed to pay $120,000 in cash and issued put options that allow the BCG shareholders the right to sell 100,000 shares of Common Stock to the Company every year for three years in the months of April 2005, 2006 and 2007 at $1.20 per share. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model to be $33,000 which was included in other current liabilities. This resulted in a reduction of the total purchase price for BCG of $458,306. The puts get fair valued at every accounting period and taken into other income.

         Based on BBT's operating performance from January 1, 2003 through March 31, 2004, the BBT shareholders met the requirements for payment of additional contingent consideration of $307,596 to be paid in cash and 153,802 shares of common stock, valued at $466,020, which was recognized by the Company in March 2004. The shares of common stock were valued on March 31, 2004 and the cash portion of the earn-out was paid during the quarter ended June 30, 2004, from the cash flow generated by BBT during 2004.

         The Company performed its annual test for impairment as of October 1, 2004 upon completing its annual budgeting process and concluded that there was no goodwill impairment as of this date for each of its reporting units. The Company's reporting units utilized for evaluating the recoverability of goodwill are its IT Commonwealth Members which are wholly-owned subsidiaries.


Note 8.           Sale of Investment in Applied Discovery

         In July 2003, the Company sold its investment in Applied Discovery as part of the acquisition of Applied Discovery by LexisNexis, a division of Reed Elsevier Inc. Under the terms of the transaction, Zanett received $1,806,937 in cash for the shares it owned, resulting in a gain of $1,356,937 on its initial investment of $450,000. In August 2004, the Company received $94,982 in additional proceeds that were held in an escrow account through July 2004 to cover potential liabilities.


Note 9.           Property and Equipment

         Property and equipment consisted of the following at December 31, 2004 and 2003:

                                                                Estimated                 December 31,
                                                                  Useful       --------------------------------
                                                                  Lives            2004               2003
                                                               -----------     ------------       -------------
                  Computer equipment                            3 years        $    447,200       $    282,507
                  Computer software                             3 years             317,959            103,732
                  Furniture and fixtures                        5 years              78,544            104,141
                  Leasehold improvements                        Lesser of
                                                                lease term
                                                                or life of
                                                                Asset                58,070             23,280
                                                                               ------------       -------------
                                                                                    901,773            513,660
                  Less accumulated depreciation and
                       amortization                                                (345,177)          (202,582)
                                                                               ------------       -------------
                  Property and equipment, net                                  $    556,596       $    311,078
                                                                               =============      =============

Depreciation and amortization expense related to all property and equipment was $157,381 and $140,168 for the years ended December 31, 2004 and 2003, respectively.


Note 10.          Restricted Common Stock

         All of the shares of Common Stock issued by the Company in its acquisitions of operating units as well as shares issued to executives and employees, are subject to certain transfer restrictions for five years pursuant to lock-up agreements executed by each shareholder. A portion of the shares, however, may be released from such restrictions when the closing price per share equals or exceeds certain price targets. As of December 31, 2004, 29,200 out of 4,981,696 shares pursuant to the lock-up agreements had been released from the restrictions.


Note 11.          Restricted Stock Issuances and Non-cash Compensation

         In August 2002, the Company entered into an agreement with a firm to provide public relations services for a two year period. In exchange for these services, the Company issued the firm 18,000 shares of restricted Common Stock and granted options to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share and options to purchase 50,000 shares of Common Stock at an exercise price of $3.50 per share. The total amount to be recognized as an expense over the period of the agreement was calculated based on the price of the stock on the date of the agreement and a Black-Scholes model. The Company recorded stock compensation expense of $25,415 and $43,568 in 2004 and 2003, respectively.

         In May 2003, the Company issued 10,000 shares of Common Stock in exchange for investor relations services. The stock was subject to a restriction that prohibits its sale for twelve months. Additionally, the Company granted the firm options to purchase 50,000 shares of the Company's Common Stock. These options have a one-year life and an exercise price of $2.50 per share. The agreement with the investor relations firm requires the provision of services for a one-year period commencing May 15, 2003. Accordingly, the fair value of the stock at the date of the agreement and the fair value of the options at the grant date calculated using a Black-Scholes model resulted in the Company recording non-cash charges of $13,688 and $22,812 related to this arrangement in 2004 and 2003, respectively.

         In October 2003, the Company issued 10,000 shares of Common Stock in exchange for investor relations services. The stock was subject to a restriction that prohibits its sale for twelve months. Additionally, the Company granted the firm options to purchase 50,000 shares of the Company's Common Stock. These options have a one-year life and an exercise price of $3.50 per share. The agreement with the investor relations firm requires the provision of services for a one-year period commencing October 15, 2003. Accordingly, the market value of the stock at the date of the agreement and the fair value of the options at the grant date calculated using a Black-Scholes model resulted in the Company recording non-cash charges of $67,812 and $9,688 in 2004 and 2003, respectively.

         In December 2003, in connection with an agreement with a firm to provide public relations services the Company granted the firm options to purchase 150,000 shares of the Company's Common Stock. These options have a one-year life and an exercise price of $2.51 per share for 100,000 shares and an exercise price of $3.50 per share for 50,000 shares. The agreement with the investor relations firm requires the provision of services for a one-year period commencing December 15, 2003. Accordingly, the fair value of the options at the grant date calculated using a Black-Scholes model resulted in the Company recording non-cash charges of $75,000 and $5,000 in 2004 and 2003, respectively.

         On March 19, 2004, in connection with an agreement with a firm to provide public relations services the Company issued 10,000 shares of Common Stock and 50,000 options with a one-year life to purchase the Company's Common Stock with an exercise price of $2.75 as final payment for these services. The shares were valued at $2.71 per share which was the closing price of the stock on the date of issuance. Accordingly, the market value of the stock at the date of the agreement and the fair value of the options at the grant date calculated using a Black-Scholes model resulted in the Company recording non-cash charges of $57,600 in 2004.

         On April 23, 2004 the Company issued 43,572 unregistered shares of restricted Common Stock to two employees of ICC. The stock was subject to a restriction that prohibits its sale for five years. The shares were valued at $4.59 per share which was the closing price of the Common Stock on the date of issuance. Accordingly, the Company recorded a non-cash charge of $200,000 which represents the fair value of these shares on the date of issuance based on the then market price of the shares.

         On August 6, 2004, the Company entered into an agreement with a firm to provide public relations services for a five year period. As part of the payment for these services, the Company issued 100,000 shares of restricted Common Stock and granted options to purchase 150,000 shares of Common Stock at an exercise price of $3.98 per share with a two-year life. The shares were valued at $3.31 per share which was the closing price of the Common Stock on the date of issuance. Accordingly, the fair value of the stock on the date of the agreement and the fair value of the options at the grant date calculated using a Black-Scholes model will be recognized as general and administrative expense on a straight-line basis over the five year term of the agreement. The Company recorded a non-cash charge of $65,396 related to this arrangement during the year ended December 31, 2004. At December 31, 2004, the prepaid compensation balance associated with this arrangement was $447,104.

         On August 6, 2004, the Company issued 16,666 options to purchase the Company's Common Stock to extend the services agreement with one of the public relations firms discussed above for an additional one year period. These options were issued with an exercise price of $2.00 per share, which resulted in a stock compensation charge of $10,347 during the year ended December 31, 2004, based on the fair value of the options calculated using a Black-Scholes valuation model. At December 31, 2004, the prepaid compensation balance associated with this arrangement was $14,485.

         On September 24, 2004, the Company issued 30,000 options to purchase the Company's Common Stock for services rendered in connection with the establishment of a credit facility arrangement. These options were issued with an exercise price of $2.75 per share, which resulted in a stock compensation charge of $58,800 during the year ended December 31, 2004, based on the fair value of the options calculated using a Black-Scholes valuation model.

         On October 22, 2004, the Company issued 25,000 options to purchase the Company's Common Stock to extend the services agreement with one of the public relations firms discussed above for an additional thirteen month period. These options were issued with an exercise price of $5.00 per share, which resulted in a stock compensation charge of $2,385 during the year ended December 31, 2004, based on the fair value of the options calculated using a Black-Scholes valuation model. At December 31, 2004, the prepaid compensation balance associated with this arrangement was $13,115.


Note 12.          Employee Loans

         On September 7, 2001 the Company issued 569,397 shares of restricted Common Stock to two of its executive officers at $1.00 per share. The shares were fully vested upon issuance. The Company was issued full recourse promissory notes for $569,397 by the officers as payment for this restricted stock. The Company recorded non cash compensation in the amount of $569,397 based on the difference between the issue price and the market price for Common Stock on the date of grant. The notes mature November 1, 2005, and bear interest, payable at maturity, at 5% per annum. The notes are secured by the Common Stock pursuant to stock pledge agreements.

         On January 27, 2002, the Company issued 480,000 shares of restricted Common Stock to two of its executive officers, at the market price of $2.00 per share. The shares were fully vested upon issuance. The Company was issued full recourse promissory notes for $960,000 by the officers as payment for this restricted Common Stock. The notes mature on November 1, 2005 and bear interest, payable at maturity, at 5% per annum and are secured by the Common Stock.

         On June 4, 2002, the Company issued 55,018 shares of restricted Common Stock to one of its executive officers at the market price of $2.15 per share. The shares were fully vested upon issuance. The Company was issued a full recourse promissory note in the amount of $118,289 by the officer as payment for this restricted Common Stock. The note matures on November 1, 2005 and bears interest, payable at maturity, at 5% per annum and is secured by the Common

Stock. Since the Common Stock was issued at the then market price, the Company did not record any stock compensation expense related to this issuance.

         Notes issued by the two executives for the purchase of the Company's Common Stock, as detailed above, as well as accrued interest receivable of $249,970 and $153,855 at December 31, 2004 and 2003, respectively, are included in Notes receivable from stock subscriptions and accrued interest in the stockholders' equity section of the accompanying consolidated balance sheets.


Note 13.          Stock Based Compensation

         In November 2001, the Company implemented the Zanett, Inc. Incentive Stock Plan (the "Stock Plan"). The plan provides for the grant of incentive stock options, stock awards, stock appreciation rights and direct purchases of Common Stock (collectively "Stock Rights"). The Board of Directors and management of the Company believe that the grant of Stock Rights will be a significant factor in the Company's growth and its ability to attract, retain and motivate qualified employees, directors and consultants. The Stock Plan gives broad powers to the Board of Directors to administer or to appoint a committee to administer, interpret and implement the Stock Plan, including authority to determine the terms and conditions for all grants of Stock Rights.

         On April 22, 2003, the Company's board of directors adopted an amended and restated Stock Plan, which increased the number of shares of the Common Stock issuable under the plan from 5,000,000 shares to 7,000,000 shares. The plan was approved by the Company's shareholders at the annual meeting in June 2003.

         On August 4, 2003, the Company awarded 750,000 options to purchase restricted Common Stock to each of two executives with an exercise price of $2.00 per share which was the market price of the Common Stock on the date of the grant. All of the 1,500,000 options vest on August 4, 2008, subject to the executives maintaining continuous service to the Company through the vesting date and may be accelerated at the discretion of the board of directors.

         During 2004 and 2003, the Company issued options to purchase 881,919 and 2,602,802 shares of its Common Stock, respectively, under the Stock Plan. At December 31, 2004, 1,418,636 common shares were available for future issuance under the Stock Plan. Options to purchase the Company's Common Stock issued to BAB, Inc. option holders as part of the merger and re-capitalization in October 2000 are covered by the Stock Plan. During 2004, options to purchase 913,098 shares of Common Stock were forfeited or expired unexercised.

         The following tables present option activity and options outstanding and exercisable:

----------------------------------------------------------------------------------------------------------------------
                                                                                                Weighted average
                                                                          Shares                 exercise price
----------------------------------------------------------------------------------------------------------------------
Outstanding, January 1, 2003                                            3,049,289                   $    2.24
Granted to employees                                                    2,402,802                   $    2.13
Granted to directors                                                      100,000                   $    2.00
Granted to vendors                                                        100,000                   $    2.50
Exercised                                                                  (5,922)                  $    -
Forfeited/expired                                                         (33,626)                  $    1.00
----------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2003                                          5,612,543                   $    2.19
Granted to employees                                                      510,253                   $    3.11
Granted to directors                                                      100,000                   $    3.82
Granted to vendors                                                        271,666                   $    3.73
Exercised                                                                                           $    -
Forfeited/expired                                                        (913,098)                  $    2.30
----------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2004                                          5,581,364                   $    2.37
======================================================================================================================


                                                          Options Outstanding
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Options Exercisable
                                                  Weighted Average
                                               remaining contractual     Weighted average                           Weighted average
Range of exercise price        Shares               life (years)          exercise price           Shares            exercise price
------------------------------------------------------------------------------------------------------------------------------------
$0.48 to $.096                  7,631                  7.00                $  0.81                   5,787                $  0.81
$1.25                          20,909                   .25                   1.25                  20,909                   1.25
$1.38 to $1.91                216,922                  6.08                   1.53                 201,766                   1.50
$2.00                       3,581,082                  7.39                   2.00               1,842,237                   2.00
$2.02 to $2.24                458,036                  7.42                   2.14                 213,436                   2.18
$2.50 to $5.08              1,175,953                  7.49                   3.20                 199,544                   3.41
$6.37 to $7.50                 83,331                  1.00                   7.00                  83,331                   7.14
$9.00                          37,500                  1.08                   9.00                  37,500                   9.00
------------------------------------------------------------------------------------------------------------------------------------
                            5,581,364                  7.20                $  2.37               2,604,510                  $2.34
====================================================================================================================================

         The Company applies the intrinsic value method of APB 25 and related interpretations in accounting for stock based compensation arrangements with employees. Accordingly, no compensation cost has been recognized for its stock options issued to employees where the exercise price per share was equal to or exceeded the fair market value of the Company's Common Stock at the date of grant.

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                         2004                                   2003
                                                   ----------------                       ----------------
Risk-free interest rate                              3.5% - 3.65%                            3.3% - 3.5%
Expected lives                                       2 to 4 years                           2 to 4 years
Expected volatility                                    47% - 48%                              60% - 61%
Expected dividend yield                                   0%                                     0%


Note 14.          Stock Repurchase Plan

         The board of directors of the Company authorized a Stock Repurchase Plan effective May 1, 2003 and extending through April 30, 2006, under which the Company may acquire up to 150,000 shares of its outstanding Common Stock. Under the Stock Repurchase Plan, the Company may conduct purchases through open market transactions in accordance with applicable securities laws. The number of shares purchased and the timing of any purchases will be based on a number of factors, including the market price of the Common Stock and market conditions, as evaluated by the Company's management. Repurchased shares will be used for general corporate purposes. As of December 31, 2004, the Company had repurchased 44,175 shares at a cost of $114,108. These shares are included in Treasury stock on the accompanying consolidated balance sheets.


Note 15.          Related Party Transactions

         The Company recorded general and administrative expenses in the amount of $213,000 in 2004 and 2003 for office space, computer equipment, telephone and other administrative support provided by a related party. The related party and the Company have common majority ownership. We believe that the terms of this arrangement were fair and not less favorable to us than could have been obtained from unaffiliated parties.


Note 16.          Notes Payable and Line of Credit Arrangements

         Notes payable and line of credit arrangements comprise all of the Company's outstanding debt at December 31, 2004 and 2003 and are as follows:

                                                                           2004                       2003
                                                                     ----------------           ----------------
Notes payable to principal shareholder, 11% interest,
     quarterly interest payments, mature January 1, 2006                $4,575,000                  $4,575,000
Note payable to financial institution, 15% interest,
     quarterly interest payments, matures January 2, 2007                1,500,000                   1,500,000
Revolving credit facility with a financial institution, Prime plus 2%, borrowing base is defined eligible receivables,
     secured by substantially all of the Company's assets                1,400,000
Revolving credit facility with a financial institution, Prime
     plus 3%, borrowing base is defined eligible receivables                                           431,667
                                                                     ----------------           ----------------
Total debt                                                              $7,475,000                  $6,506,667
Less:  Current portion                                                   1,400,000                     431,667
                                                                     ----------------           ----------------
Long-term debt                                                          $6,075,000                  $6,075,000
                                                                     ================           ================

         At December 31, 2003 one of the notes payable to a principal shareholder had a maturity date of December 31, 2004. Subsequent to December 31, 2004 the Company re-negotiated the maturity of all notes payable to the shareholder to January 1, 2006.

         On September 1, 2004, the Company entered into a credit agreement with Fifth Third Bank that expires in September 2006. Under the agreement, the bank will provide a two year, secured, revolving credit facility in the initial amount of $5,000,000, which may be used by the Company to fund acquisitions and working capital requirements. In addition to the credit facility, the bank will provide the Company with treasury and cash management services. Borrowings under the credit agreement bear interest based at Prime plus 2% payable monthly in arrears. The facility is secured by a first lien on all of the Company's assets. Availability is calculated using a borrowing-base formula consisting of 75% of eligible accounts receivable plus 90% of unrestricted cash on hand. As of January 31, 2005, its most recent date of calculation, the Company had a borrowing base of $4,451,842. A commitment fee of $50,000 is payable in two equal installments of $25,000 at the first drawdown and on August 31, 2005. There are no warrants or other equity enhancement features in the facility. The agreement contains terms and conditions covering, among other things, events of default, positive and negative covenants and other terms and conditions typical of a revolving credits of this size and nature.

         As of December 31, 2004, the Company was not in compliance with the fixed charge coverage ratio provided for in its credit agreement with Fifth Third Bank. The Company entered into discussions with Fifth Third Bank and, in March 2005, Fifth Third Bank agreed to waive any event of default under the credit agreement relating to that non-compliance. The Company remains subject to the fixed charge coverage ratio, which is calculated quarterly, but has indicated that it intends to discuss amending the method by which the ratio is calculated with Fifth Third Bank. Due to a subjective acceleration clause in the credit agreement with Fifth Third, we are required to classify all of our outstanding debt under the credit facility as a current liability under EITF 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement".

         On October 1, 2004, the Company drew $1,400,000 from the credit facility from Fifth Third Bank. The proceeds were used to repay the promissory note that the Company issued on April 23, 2004 in the amount of $500,000 to a principal shareholder and to increase working capital. The Company paid the first of two $25,000 installments of the $50,000 commitment fee under the credit facility in connection with the October 1, 2004 drawdown.

         Subsequent to December 31, 2003, the Company repaid the then outstanding balance on a previous revolving credit facility and replaced it with the Fifth Third credit facility.


Note 17.          Accrued Expenses

         Accrued expenses are comprised of the following at December 31, 2004 and 2003:

                                                       2004                    2003
                                                ----------------        ----------------
Employee compensation and commissions           $   949,509             $   599,265
Transaction costs related to acquisitions           262,571                 459,656
Professional fees                                   392,296                 229,692
Sales taxes                                                                 112,187
Accrued referral fees                                                        35,615
Interest payable                                    138,188                  28,187
Contractors                                         113,372
Other                                               137,616                  98,725
                                                ----------------        ----------------
Total accrued expenses                          $ 1,993,552             $ 1,563,327
                                                ================        ================

Note 18.          Employee Benefit Plans

         Each of the IT Commonwealth Members have defined contribution savings plans that qualify under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Plans") and cover all employees of the respective subsidiaries meeting certain service and age requirements. In general, participants may contribute amounts, in any given year, up to a limitation set by the Internal Revenue Service regulations except for participants under certain of the Plans who are also limited to the lesser of 8% of their gross wages, in any given year, and a limitation set by the Internal Revenue Service Regulations. Certain of the Plans provide for mandatory or voluntary matching contributions to be made by the Members. The maximum matching contributions range from 50% of the first 4% to 10% of an employee's annual wages. The amount contributed to the Plans by the Members subsequent to each's acquisition by the Company was approximately $272,973 and $243,664 for the years ended December 31, 2004 and 2003, respectively.


Note 19.          Commitments and Contingencies

         In February 2000, the Company filed an action against Immunomedics, Inc. in the U.S. District Court in Wilmington, Delaware, to recover fees and related damages arising from Immunomedics' breach of an exclusive placement agency agreement dated August 20, 1999. The Company is seeking damages in excess of $500,000. Immunomedics asserted a counterclaim based on alleged delays in obtaining financing. On April 17, 2002, this case and the ensuing counterclaim were dismissed by the court with no settlement or award for either party. The Company filed a motion for reconsideration of the court's order, which was granted on June 12, 2002, and both parties filed motions for summary judgment on August 9, 2002. On March 21, 2003, the court denied Immunomedics' motion to dismiss the complaint and granted the Company's motion dismissing the counterclaim. On January 26-27, 2004 Zanett's complaint against Immunomedics was heard in a non jury trial in U.S. District Court in Wilmington. Final briefs from both sides were submitted on or before March 16, 2004. A decision by the court is currently pending.

         On December 22, 2003 the Company entered into an agreement with the former shareholders of BBT that modified the original BBT merger agreement and the basis on which future contingent consideration could be earned. Effective January 1, 2003, when BBT recognizes between $700,000 and $1,000,000 of EBITDA, the former BBT shareholders may demand contingent cash payments and contingent stock payments up to a maximum of $416,667 and 208,333 shares of the Company's Common Stock using the same formula for pro-rating such contingent consideration as defined in the original BBT merger agreement, but may make such demand no more than twice during the period January 1, 2003 and ending April 30, 2006. Payment of the cash and stock is subject to confirmation by the Company of BBT having produced sufficient free cash flow to make the cash payments.

         The Company leases certain of its offices under non-cancelable operating leases that expire on various dates through December 31, 2008. Certain of these leases call for a monthly base rental plus a pro-rata share of building expenses and real estate taxes.

         At December 31, 2004 future minimum lease payments under these non-cancelable operating leases are as follows:


   Year ending December 31,         Amount
   -----------------------       ------------
         2005                        $544,680
         2006                         548,860
         2007                         577,753
         2008                         496,969
         2009                          64,944
                                 ------------
         Total                     $2,233,206
                                 ============

Total rent expense under all operating leases was $256,187 and $172,456 for the years ended December 31, 2004 and 2003, respectively.

         The Company enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impracticable to estimate. Historically, the Company has not incurred any significant costs related to performance under these indemnities.


Note 20.          Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and accounts receivable. The Company places its excess cash in money-market instruments with institutions of high credit quality. All of the Company's accounts receivable are unsecured. The Company believes that any credit risk associated with its receivables is minimal due to the size and credit worthiness of its customers, which are principally large domestic corporations. Receivables are stated at estimated net realizable value, which approximates fair value.

         For the year ended December 31, 2004, the Company had two customers that accounted for approximately 12% and 10% of total revenues, respectively. For the year ended December 31, 2003, the Company had two customers that accounted for approximately 18% and 12% of revenues, respectively.

         At December 31, 2004, the Company had one customer that accounted for 14% of accounts receivable. At December 31, 2003, the Company had two customers that accounted for 16% and 14% of accounts receivable.

         A significant majority of PDI's revenues and receivables are related to U.S. Department of Defense contracts on either a direct or subcontractor basis. Most contracts, although long term in nature, are subject to obtaining the required funding approvals from the U.S. Department of Defense.


Note 21.          Income Taxes

         The components of the provision for (benefit from) income taxes are as follows:

                                                        Year Ended December 31,
                                                ---------------------------------------
                                                       2004                 2003
                                                ------------------   ------------------
Federal:
         Current                                $     11,924         $      9,701
         Deferred                                    (95,909)
                                                ------------------   ------------------
                                                     (83,985)               9,701
                                                ------------------   ------------------

State and local:
         Current                                      92,368               88,729
         Deferred                                    (23,338)             (56,901)
                                                ------------------   ------------------
                                                      69,030               31,828
                                                ------------------   ------------------
Provision for/(benefit from) income taxes       $    (14,955)        $     41,529
                                                ==================   ==================

         The reconciliation of the income tax provision (benefit) computed at the Federal statutory rate to the reported income tax provision for (benefit from) is as follows:

                                                        Year Ended December 31,
                                                ---------------------------------------
                                                       2004                 2003
                                                ------------------   ------------------

Tax expense (benefit) at U.S. statutory rate    $     (91,200)       $     425,868


State income taxes, net of federal benefit             82,788              138,092


Change in valuation allowance                          67,333             (512,013)

Permanent items, net                                   38,808              (10,418)

Reduction in tax reserves                            (113,374)                   -

Other                                                     690                    -
                                                ------------------   ------------------
                                                $     (14,955)       $      41,529
                                                ==================   ==================

         Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 2004 and 2003 were as follows:

                                                                      December 31,
                                                       ------------------------------------------
                                                               2004                  2003
                                                       --------------------  --------------------
Net operating loss carryforwards and AMT credit        $      75,348         $     436,200
Capital losses in excess of capital gains                    752,630               752,629
Reserves and other accruals                                  144,022                41,767
Stock based compensation                                     801,159               594,233
Tax/book basis difference in assets                         (431,638)             (189,277)
Change in method, due to acquisition                        (207,977)             (402,190)
                                                       --------------------  --------------------
Total deferred tax assets                                  1,133,543             1,233,362
Less:  Valuation allowance                                (1,553,788)           (1,486,455)
                                                       --------------------  --------------------
Net deferred tax liability                             $    (420,245)        $    (253,093)
                                                       ====================  ====================

         As of December 31, 2004 and 2003, the Company has net operating loss ("NOL") carryforwards of approximately $150,000 and $1,145,000, respectively, for tax purposes. These loss carryforwards are available to offset future taxable income and will expire beginning in various years through 2021. The Company recorded a deferred tax liability related to the BBT, ICC, and PDI acquisitions, which represents a required change in the method of accounting for these subsidiaries from the cash method to the accrual method. For federal tax purposes, the NOL carryforwards could be used to offset the change in method of accounting. For state tax purposes, because the Company files separate state returns for BBT, ICC, and PDI NOL's are not available to offset the change in accounting method.

         As the Company has sustained significant cumulative losses and it is uncertain as to when the Company will realize taxable income to utilize these losses in the future, management believed it was appropriate to establish a full valuation allowance to offset the gross deferred tax assets at December 31, 2003. As of December 31, 2004, management has determined that a valuation allowance should be set up on the non-current deferred tax assets with the exception of the deferred tax asset related to the Alternative Minimum Tax Credit Carryover. The valuation allowance was increased from $1,486,455 at December 31, 2003 to $1,553,788 at December 31, 2004.

Note 22.          Supplemental Non-Cash Disclosures to the Statements of Cash
                  Flows

         The Company had the following non-cash investing and financing activities during the years ended December 31, 2004 and 2003:

                                                                       2004               2003
Issuance of Common Stock in connection with acquisitions             $833,187          $2,611,705


Note 23.          Subsequent Events

         On February 7, 2005, the Company announced that the registration statement it filed on November 15, 2004 with the Securities and Exchange Commission to register up to $50 million in renewable unsecured subordinated notes was declared effective. The notes will be marketed and sold through Minneapolis-based Sumner Harrington Ltd., which is acting as selling agent. The Company may offer the notes from time to time with maturities ranging from three months to ten years. The interest rate of the notes will be established at the time when they are purchased by investors and will remain fixed throughout each term. The Company intends to use the net proceeds to repay certain existing debt, to expand the business through acquisition and for other general corporate purposes.

         On March 1, 2005, the Company entered into a Stock Purchase Agreement (the "Agreement") with Whitbread Technology Partners, Inc. ("Whitbread") and Joel D'Arcy, the sole shareholder of Whitbread (the "Shareholder"). Pursuant to the Agreement, effective as of March 1, 2005, the Company acquired all of the issued and outstanding capital stock of Whitbread from the Shareholder.

         Whitbread was founded in January 2000 to offer custom enterprise resource planning solutions to customers using the Oracle E-Business Suite software applications. Based outside Boston, Whitbread's operations are focused in the New England region. Oracle has recognized the performance of Whitbread on both a regional and national level, awarding Whitbread its highest recognition as a Certified Advantage Partner. Whitbread's key service areas include; project management, business and functional consulting, technical services, application support, and training.

         The total consideration to be paid by the Company to the Shareholder will be comprised of initial consideration, a purchase price adjustment based on the level of Whitbread's net working capital at closing, future contingent consideration and a final consideration payment.

         The initial consideration consisted of $1,632,000 in cash and 128,302 shares of the Company's Common Stock, of which 19,245 were issued into escrow to secure certain obligations of the Shareholder under the Agreement. The initial consideration will be increased or decreased for any difference between the amount of Whitbread's net working capital at closing and $350,000, which was the benchmark level of working capital to be provided by Whitbread.

         The Shareholder is eligible to receive contingent consideration in each of the three successive annual performance periods commencing April 1, 2005 based upon Whitbread attaining specified earnings and revenue targets in each period. The contingent consideration in each period consists of a payment of $238,000 in cash and the issuance of a number of shares of Common Stock determined by dividing $238,000 by the average closing price of Common Stock for the 15 trading days immediately preceding the last day of the applicable annual performance period.

         The annual contingent consideration will be paid to the Shareholder only if Whitbread's earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined in the Agreement, and revenue equal or exceed certain thresholds specified in the Agreement. Pursuant to the Agreement, the total contingent cash payments and contingent stock payments payable to the Shareholder for all annual performance periods shall not exceed $1,428,000 in the aggregate.

         The final consideration is payable to the Shareholder on March 1, 2009, and will consist of $241,500 in cash and the issuance of a number of shares of Common Stock determined by dividing $143,000 by the average closing price of Common Stock for the 15 trading days immediately preceding March 1, 2006. Assuming no purchase price adjustment to the initial consideration and the satisfaction of all contingent payment requirements, the maximum aggregate consideration under the Agreement will be $4,124,500.

         The Common Stock issued or issuable to the Shareholder pursuant to Agreement is subject to certain transfer restrictions until March 10, 2010 pursuant to a lock-up agreement executed by the Shareholder, subject to certain limited exceptions. In connection with the Agreement, the Shareholder also entered into a non-competition agreement with Whitbread.

         On December 30, 2005, the Company issued a promissory note in the amount of $500,000 to a principal shareholder of the Company. The note has a maturity date of January 2, 2007 and requires quarterly cash payments for interest beginning March 31, 2006, at the rate of fifteen percent (15%) per annum. Principal is repayable in cash at maturity. The note may be pre-paid without penalty.

         Effective February 1, 2006 Chuck Deskins was appointed President of Zanett Commercial Solutions, replacing Robert Wise, who will focus on new business and partner development.

         At a Board of Directors meeting held February 6, 2006 and effective as of the close of business on February 10, 2006, Claudio M. Guazzoni, formerly the President of Zanett, was elected Chairman of the Board and appointed Chief Executive Officer of the Company, replacing David M. McCarthy. Also effective as of the close of business on February 10, 2006, Jack M. Rapport, formerly the Chief Financial Officer, was appointed President of the Company, and Kenneth DeRobertis was appointed Chief Financial Officer.

         The Company has also entered into a letter of intent to sell Delta Communications back to its former owner. The divestiture of this non-core business, which is scheduled to be consummated by the end of the first quarter, will allow management to focus on Zanett Commercial Solutions' core Oracle-centric solutions activities. Based on the current terms of the letter of intent, the Company would recognize a loss on the sale of Delta of approximately one million dollars.

Note 24.          Quarterly Information (Unaudited)

         The following unaudited quarterly financial information includes, in management's opinion, all normal and recurring adjustments necessary to fairly state the Company's consolidated results of operations and related information for the periods presented.

                                    First Quarter        Second Quarter        Third Quarter        Fourth Quarter
                                  -----------------    ------------------    -----------------    ------------------
2004
Revenues                               $5,584,534            $7,540,152            $9,071,752          $7,676,345
Operating income/(loss)                 $(385,005)             $309,673              $416,911            $(23,548)
Net income/(loss)                       $(323,564)              $97,474              $104,662           $(131,850)
Earnings/(loss) per share
     Basic                                 $(0.01)                $0.00                 $0.00              $(0.00)
     Diluted                               $(0.01)                $0.00                 $0.00              $(0.00)

2003
Revenues                               $3,394,636            $4,254,920            $4,343,768          $5,055,484
Operating loss                          $(126,434)             $323,839              $361,064             $31,352
Net (loss)/income                       $(303,648)             $117,496            $1,505,907           $(108,730)
Earnings/(loss) per share
     Basic                                 $(0.01)                $0.00                 $0.05              $(0.00)
     Diluted                               $(0.01)                $0.00                 $0.05              $(0.00)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                  Zanett, Inc.
                Condensed Consolidated Balance Sheets (Unaudited)

                                                                            September 30, 2005    December 31, 2004
                                                                            ------------------    -----------------
Assets
Current assets:
     Cash  and cash equivalents                                              $         172,401    $       1,877,040
     Accounts receivable net of allowance for doubtful accounts of                   7,690,660            5,024,279
       $226,587 and $191,204, respectively
     Unbilled revenue                                                                  653,888               90,711
     Prepaid expenses and other current assets                                       1,654,067              781,995
     Deferred income taxes                                                              95,085              156,326
     Income tax receivable                                                              87,840                    -
                                                                             -----------------    -----------------
         Total current assets                                                       10,353,941            7,930,351

Property and equipment, net                                                            716,589              556,596
Goodwill                                                                            21,232,887           17,911,360
Other intangibles, net                                                               1,079,649              972,242
Other assets                                                                            27,826               47,570
Deferred income taxes                                                                    7,760               15,519
                                                                             -----------------    -----------------
         Total assets                                                        $      33,418,652    $      27,433,638
                                                                             =================    =================

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable                                                        $       1,209,382    $       1,141,857
     Accrued expenses                                                                2,635,207            1,993,552
     Short-term debt                                                                 5,000,000            1,400,000
     Short-term renewable unsecured notes payable                                      749,549                    -
     Other current liabilities                                                       1,760,783            1,692,288
     Deferred revenue                                                                  265,892               37,156
     Income taxes payable                                                                    -               31,227
     Capital lease obligations                                                           8,403                    -
                                                                             -----------------    -----------------
         Total current liabilities                                                  11,629,216            6,296,080

Long-term notes payable                                                              7,478,491            6,075,000
Other non-current liabilities                                                        1,078,657            1,075,032
Deferred rent expense                                                                  105,367                    -
Deferred income taxes                                                                  523,089              592,090
Capital lease obligations                                                               58,100                    -
                                                                             -----------------    -----------------
         Total liabilities                                                          20,872,920           14,038,202
                                                                             =================    =================
Commitments

Stockholders' equity
     Preferred stock, $0.001 par value; 10,000,000 shares authorized; none                   -                    -
       issued and outstanding
     Common stock, $0.001 par value; 50,000,000 shares authorized;                      28,887               28,564
       28,887,851 and 28,564,003 shares issued and outstanding,
       respectively
     Additional paid-in capital                                                     23,631,393           22,070,707


                                                                            September 30, 2005    December 31, 2004
                                                                            ------------------    -----------------
     Treasury stock, at cost; 59,658 and 44,175 shares, respectively                  (179,015)            (114,108)
     Notes receivable for stock subscriptions and accrued interest                  (1,959,444)          (1,897,656)
     Accumulated deficit                                                            (8,976,089)          (6,692,071)
                                                                             -----------------    -----------------
         Total stockholders' equity                                                 12,545,732           13,395,436
                                                                             -----------------    -----------------
         Total liabilities and stockholder' equity                           $      33,418,652    $      27,433,638
                                                                             =================    =================

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  Zanett, Inc.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                               Three Months Ended                         Nine Months Ended
                                                  September 30,                             September 30,
                                     ---------------------------------------  ---------------------------------------
Revenues:                                   2005                 2004                 2005                 2004
                                     -----------------    ----------------    ------------------    -----------------
Services                             $       9,182,752    $      7,722,720    $       25,647,564    $      17,929,067
Hardware                                       968,280           1,349,032             2,713,952            4,267,371
                                     -----------------    ----------------    ------------------    -----------------
Total revenues                              10,151,032           9,071,752            28,361,516           22,196,438
Operating expenses:
     Costs of revenues
         Services                            6,596,728           4,936,923            18,158,483           11,398,254
         Hardware                              813,178           1,145,011             2,271,749            3,694,230
                                     -----------------    ----------------    ------------------    -----------------
     Total cost of revenues                  7,409,906           6,081,934            20,430,232           15,092,484
Selling and marketing                          951,520             727,219             2,658,653            1,809,870
General and administrative
   (including non-cash
   compensation and non-cash
   consulting expense of $220,424,
   $108,797, $656,274 and
   $468,907, respectively)                   2,067,568           1,845,688             6,602,520            4,952,505
                                     -----------------    ----------------    ------------------    -----------------
     Total operating expenses               10,428,994           8,654,841            29,691,405           21,854,859
                                     -----------------    ----------------    ------------------    -----------------
         Operating (loss)/income              (277,962)            416,911            (1,329,889)             341,579
                                     -----------------    ----------------    ------------------    -----------------
Other income/(expense):
     Interest income                            26,387              15,873                72,305               93,647
     Interest expense                         (349,204)           (222,062)             (933,051)            (634,580)
     Other, net                                  1,000              94,131                17,550              124,904
                                     -----------------    ----------------    ------------------    -----------------
         Total other expense, net             (321,817)           (112,058)             (843,196)            (416,029)
                                     -----------------    ----------------    ------------------    -----------------
(Loss)/income before income taxes             (599,779)            304,853            (2,173,085)             (74,450)
Income tax (provision)/benefit                  (3,465)           (200,191)             (110,933)              46,977
                                     -----------------    ----------------    ------------------    -----------------
Net (loss)/income                    $        (603,244)   $        104,662    $       (2,284,018)    $       (121,427)
                                     =================    ================    ==================    =================
(Loss)/Income per share - basic      $           (0.02)   $           0.00    $            (0.08)    $          (0.00)
                                     =================    ================    ==================    =================
(Loss)/Income per share - diluted    $           (0.02)   $           0.00    $            (0.08)    $          (0.00)
                                     =================    ================    ==================    =================
Weighted average shares
outstanding - basic                         29,078,704          29,248,401            29,001,675           28,966,568
                                     =================    ================    ==================    =================
Weighted average shares
outstanding - diluted                       29,078,704          31,465,204            29,001,675           28,966,568
                                     =================    ================    ==================    =================

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  Zanett, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                     Nine Months Ended
                                                                                       September 30,
                                                                        ------------------------------------------
                                                                                2005                   2004
                                                                        -------------------     ------------------
Cash flows from operating activities:
Net loss                                                                $       (2,284,018)    $         (121,427)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                 427,402                216,187
     Stock based compensation and services                                         656,274                468,907
     Deferred income taxes                                                               -                 89,003
     Deferred rent expense                                                         105,367                      -
     Non-cash interest expense related to acquisitions                              46,150                 34,313
     Gain on sale of investment                                                          -                (94,982)
     Changes in:
         Accounts receivable                                                    (1,955,610)            (1,176,266)
         Unbilled revenue                                                         (394,947)              (167,441)
         Interest receivable                                                       (61,788)               (75,519)
         Prepaid expenses and other current assets                                (303,480)               (12,096)
         Other assets                                                               19,935                  8,154
         Accrued expenses                                                          415,374                362,245
         Accounts payable                                                          (34,220)               386,326
         Other current liabilities                                                (144,796)                32,963
         Income taxes payable                                                     (119,067)                     -
         Deferred revenue                                                          118,512                  5,395
                                                                        -------------------     ------------------
     Net cash used in operating activities                                      (3,508,912)               (44,238)

Cash flows from investing activities:
     Cash paid for acquisitions, net of cash acquired of net of                 (2,717,160)              (565,089)
     $180,030 and 0, respectively
     Cash paid for contingent consideration related to acquisitions               (458,664)              (827,640)
     Additions to property and equipment                                          (273,958)              (224,981)
     Sale of investment in affiliate company                                             -                 94,982
     Collection of loan receivable                                                       -                394,614
                                                                        -------------------     ------------------
     Cash flows used in investing activities                                    (3,449,782)            (1,128,114)
                                                                        -------------------     ------------------
Cash flows from financing activities:
     Issuance of notes payable to related party                                           -               500,000
     Repayment of short term borrowings                                                   -              (431,667)
     Payments for debt issuance costs                                             (420,862)                     -
     Payments for redemptions of unsecured notes                                  (274,500)                     -
     Proceeds from issuance of unsecured notes                                   2,427,540                      -
     Proceeds from short term borrowings                                         3,600,000                      -
     Purchase of treasury stock                                                    (64,907)               (58,182)
     Capital lease payments                                                        (13,216)                     -
                                                                        -------------------     ------------------
     Cash flows provided by financing activities                                 5,254,055                 10,151
                                                                        -------------------     ------------------
Net decrease in cash and cash equivalents                                       (1,704,639)            (1,162,201)
Cash and cash equivalents, beginning of period                                   1,877,040              2,121,291
                                                                        -------------------     ------------------
Cash and cash equivalents, end of period                                $          172,401     $          959,090
                                                                        ===================    ===================
Supplemental cash flow information:
Income taxes paid                                                       $           96,952     $           68,878
                                                                        ===================    ===================
Interest paid                                                           $          839,579     $          496,392
                                                                        ===================    ===================


                                                                                     Nine Months Ended
                                                                                       September 30,
                                                                        ------------------------------------------
                                                                                2005                   2004
                                                                        -------------------     ------------------
Non-cash financing activity:
Shares issued for contingent consideration                              $          398,907     $          367,461
                                                                        -------------------     ------------------
Shares issued for acquisition                                           $          626,284                      -
                                                                        -------------------     ------------------
Non-cash investing activity:
Accrual for additional contingent consideration payable                 $          650,000     $          400,000
                                                                        -------------------     ------------------

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  Zanett, Inc.
              Notes to Condensed Consolidated Financial Statements

Note 1.           Basis of Presentation

         The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such statements include all adjustments consisting only of normal, recurring adjustments necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated. Pursuant to accounting requirements of the Securities and Exchange Commission (the "SEC") applicable to Quarterly Reports on Form 10-QSB, the accompanying financial statements do not include all disclosures required by accounting principles generally accepted in the United States of America for audited financial statements. While the Company believes that the disclosures presented are adequate to make the information not misleading, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2004 which are contained in the Company's Annual Report on Form 10-KSB, as amended. The results for the three-month and nine-month periods ended September 30, 2005 are not necessarily indicative of the results to be expected for the full fiscal year.


Note 2.           Organization and Business

         Zanett Inc. (the "Company") is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments:
Commercial Solutions and Government Solutions. The Company's overarching mission is to provide custom solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

         The Company's growth strategy consists of both expanding existing operations and growing by acquisition.

         To grow its existing operations, the Company seeks to obtain the benefit of leveraged marketing and solutions delivery through cross-selling, joint-marketing and resource-sharing. It also seeks to achieve economies of scale by providing centralized back-office functions to contain costs while enhancing its ability to serve clients.

         To grow by acquisition, the Company utilizes a highly selective search methodology to identify and acquire specialized, profitable IT companies with outstanding management and professional staffs, exceptional performance records, and superb client relationships that complement the Company's existing solutions sets and practices. As the Company adds new entrants to the our existing solutions it seeks to preserve the unique relationships they have with their clients and their core skill sets while expanding the solutions they can provide.

GROWTH-BY-ACQUISITION

         Since the Company was formed in the fall of 2000, six operating companies have been acquired:

         On December 7, 2001, the Company acquired Back Bay Technologies, Inc. ("BBT"), based in Needham, Massachusetts. BBT is a technology consulting firm providing strategic planning, analysis, business case development, vendor selection, systems architecture, systems integration, full life cycle application development and post-production support services.

         On May 31, 2002, the Company acquired Brandywine Computer Group, Inc. ("BCG"), based in Mason, Ohio. BCG provides technology consulting services associated with the implementation of enterprise resource planning ("ERP"), supply chain management and customer relationship management ("CRM") systems.

         On January 31, 2003, the Company acquired Paragon Dynamics, Inc. ("PDI"), based in Denver, Colorado. PDI specializes in providing advanced software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

         On December 4, 2003, the Company acquired DeltaData, Inc. (dba Delta Communications Group), based in Aliso Viejo, California which changed its name to Delta Communications Group, Inc. ("Delta"). Delta is a voice and data communications network integrator that sells IT hardware, peripheral equipment and telecommunications lines for voice and data communications networks and provides related IT security, design and implementation solutions.

         On April 23, 2004, BCG acquired INRANGE Global Consulting, a professional services business unit of Computer Network Technology Corporation ("CNT"). INRANGE Global Consulting, a long-time PeopleSoft partner, is a leading consulting and technology services consultancy that provides high-value business solutions to corporate and government clients across the Midwest. After the acquisition, BCG and INRANGE Global Consulting combined their professional service businesses and operate under the name INRANGE Consulting Corporation ("ICC"). ICC has principal offices in Indianapolis, Indiana and Mason, Ohio.

         On March 1, 2005, the Company acquired Whitbread Technology Partners, Inc., ("Whitbread") based in Stoneham, Massachusetts. Whitbread is an award-winning IT consulting firm specializing in the deployment of Oracle ERP systems for corporate and government clients in the Northeastern U.S.


Note 3.           Stock-Based Compensation

         The Company records stock based compensation arrangements with employees using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

         Had compensation costs for the Company's stock option grants to employees been determined based on the fair value at the grant dates for the awards consistent with the fair value method of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation and Related Interpretations" ("SFAS 123"), as amended by SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure," the Company's net loss and basic and diluted loss per common share for the three and nine months ended September 30, 2005 and 2004 would have been changed to the pro forma amounts shown below:

                                                                                Three months ended
                                                                                  September 30,
                                                                ----------------------------------------------
                                                                        2005                        2004
                                                                ------------------            ----------------
Net (loss)/income, as reported                                  $         (603,244)           $        104,662
Add back: Stock-based compensation expense for employees
   included in reported net(loss)/income                                    72,800                       3,600
Deduct: Stock based compensation expense determined
   under the fair value based method for all awards to
   employees                                                              (430,139)                   (255,960)
                                                                ------------------            ----------------
Pro forma net loss after giving effect to SFAS 123              $         (960,583)           $       (147,698)
                                                                ==================            ================
Loss per common share:                                          $            (0.02)           $          (0.00)
As reported  - Basic
             - Diluted                                          $            (0.02)           $          (0.00)
Pro forma    - Basic                                            $            (0.03)           $          (0.00)
             - Diluted                                          $            (0.03)           $          (0.00)

                                                                                Nine months ended
                                                                                  September 30,
                                                                ----------------------------------------------
                                                                        2005                        2004
                                                                ------------------            ----------------
Net (loss)/income, as reported                                  $       (2,284,018)           $       (121,427)
Add back: Stock-based compensation expense for employees
   included in reported net loss                                           344,179                     142,823
Deduct: Stock based compensation expense determined
   under the fair value based method for all awards to
   employees                                                            (1,443,584)                   (830,190)
                                                                ------------------            ----------------
Pro forma net loss after giving effect to SFAS 123              $       (3,383,423)           $       (808,794)
                                                                ==================            ================
Loss per common share:
As reported  - Basic                                            $            (0.08)           $          (0.00)
             - Diluted                                          $            (0.08)           $          (0.00)
Pro forma    - Basic                                            $            (0.12)           $          (0.03)
             - Diluted                                          $            (0.12)           $          (0.03)


Note 4.           Earnings Per Share Information

         Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share do not give effect to any dilutive potentially issuable common shares outstanding during the period. As a result of the net loss, 2,110,164 and 2,086,216 of shares related to options outstanding have been excluded from the computation of loss per share for the three month and nine month periods ended September 30, 2005 since their effect would be anti-dilutive. For the nine month period ended September 30, 2004, there were 1,210,097 of shares related to options outstanding that were excluded from the computation of loss per share since their effect was anti-dilutive, however; for the three month period ended September 30, 2004, there were 2,216,803 of shares related to options that were included in the computation.


Note 5.           Acquisitions

WHITBREAD TECHNOLOGY PARTNERS, INC.

         On March 1, 2005 (the "Closing"), Zanett, Inc. entered into a Stock Purchase Agreement (the "Whitbread Agreement") with Whitbread and Joel D'Arcy, the sole shareholder of Whitbread (the "Shareholder"). Pursuant to the Whitbread Agreement, effective as of March 1, 2005, the Company acquired all of the issued and outstanding capital stock of Whitbread from the Shareholder.

         Whitbread was founded in January 2000 to offer custom enterprise resource planning solutions to customers using the Oracle E-Business Suite of software applications. Based outside Boston, its service area is predominantly New England. Whitbread's principal solutions include; project management, business and functional consulting, technical services, application support, and training.

         The total consideration to be paid by the Company to the Shareholder will be comprised of initial consideration, a purchase price adjustment based on the level of Whitbread's net working capital at Closing, future contingent consideration and a final consideration payment.

         The initial consideration consisted of $1,632,000 in cash and 128,302 shares of the Company's common stock ("Common Stock"), of which 19,245 were issued into escrow subject to the determination of the December 31, 2004 baseline earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Common Stock issued (excluding the shares placed into escrow) was valued at $569,278 based on the average closing price of the Common Stock for the three trading days immediately preceding the Closing based on the fact that the acquisition was announced after the date of Closing. The initial consideration was adjusted by $442,350 which represented the amount that the net working capital at Closing was greater than the benchmark level of working capital to have been provided by Whitbread of $350,000 as of March 1, 2005.

         Whitbread's baseline EBITDA was $979,656 for the twelve months ended December 31, 2004. Since their EBITDA was less than $1,000,000, as defined in the Whitbread Agreement, 3,838 shares held in escrow were returned to the Company which is an amount equal to the $20,344 baseline EBITDA shortfall divided by $5.30 which was the closing price the day prior to the Closing. The balance of the shares placed into escrow were released to the Shareholder. For accounting purposes, the value of the 15,407 shares of Common Stock released to the Shareholder out of escrow that is now included in goodwill was $57,006 which was calculated based on the closing price of the Common Stock on July 17, 2005, which was the date the contingency was resolved.

         The Shareholder is eligible to receive contingent consideration in each of the three successive annual performance periods commencing April 1, 2005 based upon Whitbread attaining specified earnings and revenue targets in each period. The contingent consideration in each period consists of a payment of $238,000 in cash and the issuance of a number of shares of Common Stock determined by dividing $238,000 by the average closing price of Common Stock for the 15 trading days immediately preceding the last day of the applicable annual performance period. For accounting purposes, the value of the Common Stock issued as contingent consideration for the performance periods will be determined based on the closing price of the Common Stock upon the resolution of the contingencies.

         The annual contingent consideration will be paid to the Shareholder only if Whitbread's EBITDA and revenue equal or exceed certain thresholds specified in the Whitbread Agreement. Pursuant to the Whitbread Agreement, the total contingent cash payments and contingent stock payments payable to the Shareholder for all annual performance periods shall not exceed $1,428,000 in the aggregate.

         The final consideration is payable to the Shareholder on March 1, 2009, and will consist of $241,500 in cash and the issuance of a number of shares of Common Stock determined by dividing $143,000 by the average closing price of Common Stock for the 15 trading days immediately preceding March 1, 2006. The Company recorded these amounts at their present value of $357,674 based on interest rates applicable at the date of acquisition. The difference between the fair value and the actual payments will be recorded as interest expense over the deferral periods.

         The maximum aggregate consideration will be approximately $4.1 million, of which approximately $2.3 million was paid at Closing as the initial consideration and approximately $1.8 million will be paid as contingent consideration. The Company estimates that transaction costs associated with the acquisition of Whitbread will total approximately $330,000.

         The following table sets forth the components of the purchase price:

         Cash paid                                        $2,074,350
         Deferred purchase consideration                     348,532
         Common stock issued                                 626,284
         Estimated transaction costs                         330,000
                                                          ----------
         Total purchase price                             $3,379,166
                                                          ==========

         The following table provides the preliminary estimated fair value of the acquired assets and liabilities assumed based upon Whitbread's March 1, 2005 balance sheet:

         Current assets                                   $1,135,287
         Property and equipment                               29,878
         Intangible assets                                   330,000
         Other assets                                            190
         Liabilities assumed, current                       (352,249)
         Liabilities assumed, non current                    (18,753)
         Fair value of assets acquired                     1,124,353
                                                          ----------
         Estimated goodwill                               $2,254,813
                                                          ==========

         The Company borrowed $1,900,000 from its senior, secured, $5 million loan accommodation from Fifth Third Bank in order to fund the initial cash consideration and transaction costs.

         The goodwill associated with the acquisition of Whitbread is expected to be deductible for tax purposes.

         The valuation of the intangible assets acquired is based on a preliminary valuation prepared by an independent valuation firm. The Company is currently reviewing the valuation and expects it to be finalized without material adjustment in the fourth quarter.

         In connection with the Whitbread Agreement, the Shareholder also entered into a non-competition agreement with Whitbread.

INRANGE GLOBAL CONSULTING

         On April 23, 2004 (the "Closing"), BCG acquired INRANGE Global Consulting, a professional services business unit of CNT, pursuant to the terms of an Asset Purchase Agreement (the "INRANGE Agreement") between BCG and CNT.

         INRANGE Global Consulting, a long-time PeopleSoft partner, is a leading consulting and technology services consultancy that provides high-value business solutions to corporate and government clients across the Midwest.

         After the acquisition, BCG and INRANGE Global Consulting combined their professional service businesses and began operating under the name "INRANGE Consulting Corporation".

         Initial consideration of $300,000 was paid at Closing. The initial consideration was adjusted as a result of a purchase price adjustment, which was based on the amount at Closing by which the final net assets, as defined by the INRANGE Agreement, was greater than or less than the required $1,000,000 benchmark level of net assets to be provided by CNT. As a result, the Company paid an additional $718,630 to CNT on October 1, 2004, as a purchase price adjustment to the initial consideration.

         In addition to the above payments, additional consideration is comprised of a payment of $500,000 on the first anniversary of the Closing and payments of $400,000 in each of the next three successive annual periods. The Company recorded these amounts at their present value of $1,513,618 based on interest rates applicable at the date of acquisition. The difference between the fair value and the actual payments will be recorded as interest expense over the deferral periods. The transaction costs for the acquisition were $95,241.

         CNT is also eligible to receive contingent consideration in each of the four successive annual periods commencing on May 1, 2004 based upon the operations of ICC in each period. The contingent consideration in each period consists of a payment equal to 10% of the net income of ICC for that period, provided that the cumulative sum of all such contingent consideration does not exceed $2,000,000. The Company has accrued $12,540 in consideration payable for the second annual period through April 30, 2006.

         On December 31, 2004 the Company recorded a purchase price adjustment for overstated receivables that reduced the first anniversary payment to CNT in connection with the final net asset calculation in the amount of $135,351.

         On June 30, 2005 the Company paid $423,313 to CNT. Of that amount, $364,649 represented the additional consideration due on the first anniversary and $58,664 represented contingent consideration based on net income.

         The Company funded the cash portion of the purchase price paid at Closing from existing cash on hand.

         The following table sets forth the components of the purchase price as of September 30, 2005:

         Cash paid                                         $1,418,133
         Consideration payable - current                      375,352
         Consideration payable - non-current                  674,616
         Transaction costs                                     95,241
                                                         ------------
         Total purchase price                              $2,563,342
                                                         ============

         The following table provides the preliminary estimated fair value of the acquired assets and liabilities assumed:

         Accounts receivable                           $    1,625,612
         Unbilled revenue                                      94,820
         Prepaid expenses and other current assets              8,333
         Office equipment and software, net                    39,337
         Other intangibles                                    476,000
         Accrued expenses                                   (125,844)
         Deferred tax liability                             (190,400)
                                                       --------------
         Fair value of net assets acquired                  1,927,858
                                                       --------------
         Goodwill                                      $      635,484
                                                       ==============

         None of the goodwill associated with the acquisition of INRANGE Global Consulting is expected to be deductible for tax purposes.


Note 6.           Pro Forma Disclosures Related to Recent Acquisitions

         The following unaudited pro forma summary financial information presents the consolidated results of operations of the Company as if the acquisitions of INRANGE Global Consulting and Whitbread acquired on April 23, 2004, and March 1, 2005, respectively, had occurred on January 1 of each period presented. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results of the Company that would have been reported had the acquisitions actually occurred on January 1 or indicative of results that may occur in the future.

                                              Three months ended                   Nine months ended
                                                 September 30,                        September 30,
                                           -----------------------------      -------------------------------
                                               2005              2004              2005               2004
                                           -----------       -----------      -------------      ------------
Revenues
Net (loss)/income                          $10,151,032       $10,100,835        $29,096,431       $27,950,402
Net loss per common share                   $(603,244)          $192,545       $(2,196,384)          $823,816
     - Basic                                   $(0.02)             $0.01            $(0.08)             $0.03
     - Diluted                                 $(0.02)             $0.01            $(0.08)             $0.03

Note 7.           Other Intangibles

         Intangibles and long-lived assets consisted of the following at September 30, 2005 and December 31, 2004:

                                             September 30, 2005                        December 31, 2004
                               ------------------------------------------  -------------------------------------------
                                  Gross       Accumulated                     Gross       Accumulated
                                 Carrying    Amortization    Net Carrying    Carrying    Amortization     Net Carrying
                                  Value         Amount          Value         Value         Amount           Value
                               -----------   ------------   -------------  -----------   -------------   -------------
Long-term Contracts              $390,000     $(180,000)       $210,000      $390,000      (112,500)        $277,500
Customer Relationships            847,000      (205,196)        641,804       587,000       (88,912)         498,088
Non-compete Agreement              70,000        (4,773)         65,227            -              -               -
Trade names                       208,000       (45,382)        162,618       208,000       (11,346)         196,654
                               -----------   ------------   -------------  -----------   -------------   -------------
Total                          $1,515,000     $(435,351)     $1,079,649    $1,185,000     $(212,758)        $972,242
                               ===========   ============   =============  ===========   =============   =============


         Amortization expense was $81,746 and $22,500 for the three month ended September 30, 2005 and 2004, respectively and $222,593 and $106,500 for the nine months ended September 30, 2005 and 2004, respectively. Based on the Company's amortizable intangible assets as of September 30, 2005, the Company expects related amortization expense for the remainder of 2005 and the four succeeding fiscal years to approximate $62,000, $327,000, $327,000, $244,000 and $91,000.


Note 8.           Goodwill

         The changes in the carrying amount of goodwill by operating segment for the nine months ended September 30, 2005, was as follows:

                                                          Commercial              Government
                                                          Solutions               Solutions                Total
                                                        -------------          --------------         --------------
Balance at January 1, 2005                                $14,681,962             $ 3,229,398            $17,911,360
Whitbread acquisition                                       2,254,813                       -              2,254,813
Adjustment to goodwill acquired - INRANGE
   Global Consulting                                           16,714                       -                 16,714
BBT Contingent Consideration                                  250,000                       -                250,000
PDI Contingent Consideration                                        -                 800,000                800,000
                                                        -------------          --------------         --------------
Balance at September 30, 2005                             $17,203,489             $ 4,029,398            $21,232,887
                                                        =============          ==============         ==============

         Recorded goodwill has not been amortized and no impairment losses have been recognized during the nine month period ended September 30, 2005. The Company performs its annual testing for impairment of goodwill as of October 1, after its annual forecasting process is completed.

Note 9.           Related Party Transactions

         The Company paid a related party for office space, computer equipment, telephone and other administrative support provided by the related party through March 2005. The related party and the Company have common majority ownership. In April 2005, the Company moved its corporate headquarters which effectively ended this arrangement. For the three months and nine months ended September 30, 2005 the Company recorded administrative expenses in the amounts of $0 and $53,250 for those services versus expenses of $53,250 and $159,750 for the three and nine months ended September 30, 2004.


Note 10.          Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and accounts receivable. The Company places its excess cash in money-market instruments with institutions of high credit quality. All of the Company's accounts receivable are unsecured. The Company believes that any credit risk associated with its receivables is minimal due to the size and credit worthiness of its customers, which are principally large domestic corporations, large United States defense contractors and the U.S. federal government agencies funding the overall contracts on which PDI works as a subcontractor. Receivables are stated at estimated net realizable value, which approximates fair value.

         For the three months ended September 30, 2005, the Company did not have any customers that accounted for more than 10% of total revenue. For the nine months ended September 30, 2005, the Company had one customer that accounted for approximately 10% of total revenue.

         For the three months ended September 30, 2004, the Company had two customers that accounted for approximately 11% and 10% of total revenue. For the nine months ended September 30, 2004, the Company had two customers that accounted for approximately 14% and 10% of total revenue.

         At September 30, 2005, the Company did not have any customers that accounted for more than 10% of accounts receivable. At December 31, 2004, the Company had one customer that accounted for 14% of accounts receivable.

         A significant amount of PDI's revenue and receivables relate to U.S. Department of Defense contracts on either a direct or subcontractor basis. Most contracts, although long term in nature, are subject to obtaining the required funding approvals from the U.S. Department of Defense.


Note 11.          Commitments and Contingencies

         In February 2000, the Company filed an action against Immunomedics, Inc. in the U.S. District Court in Wilmington, Delaware, to recover fees and related damages arising from Immunomedics' breach of an exclusive placement agency agreement dated August 20, 1999. The Company is seeking damages in excess of $500,000. Immunomedics asserted a counterclaim based on alleged delays in obtaining financing. On April 17, 2002, this case and the ensuing counterclaim were dismissed by the court with no settlement or award for either party. The Company filed a motion for reconsideration of the court's order, which was granted on June 12, 2002, and both parties filed motions for summary judgment on August 9, 2002. On March 21, 2003, the court denied Immunomedics' motion to dismiss the complaint and granted the Company's motion dismissing the counterclaim. On January 26, 2004 Zanett's complaint against Immunomedics was heard in a non jury trial in U.S. District Court in Wilmington. A decision by the court is currently pending.

         The Company enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impractical to estimate. Historically, the Company has not incurred any significant costs related to performance under these indemnities.


Note 12.          Credit Facilities

         On September 1, 2004, The Company entered into a Loan and Security Agreement (the "LSA") with Fifth Third Bank of Cincinnati, Ohio (the "Bank"). Under the LSA, the Bank will provide a two year, secured, revolving credit facility in the initial amount of up to $5,000,000. The facility is secured by a first lien on all of the Company's assets. Availability under the facility is calculated using a borrowing-base formula consisting of 75% of eligible accounts receivable plus 90% of unrestricted cash on hand. A commitment fee of $50,000 was payable in two equal installments of $25,000 at the first drawdown and on August 31, 2005. The facility bears interest at Prime plus 2% payable monthly in arrears. At September 30, 2005, the prime rate was 6.75%.

         As of September 30, 2005, the Company was not in compliance with the fixed charge coverage ratio and the senior funded debt to EBITDA ratio provided for in its credit agreement with Fifth Third Bank. Fifth Third Bank agreed to waive any event of default under the credit agreement relating to that non-compliance. The Company remains subject to the fixed charge coverage ratio and the senior funded debt to EBITDA ratio, which are calculated quarterly.

         As of September 30, 2005, the Company has outstanding borrowings on this loan of $5,000,000 which due to a subjective acceleration clause in the credit agreement with Fifth Third are required to be classified as a current liability under EITF 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement".


Note 13.          Notes Payable

         In December 2004 the Company filed a public offering of up to $50 million of Renewable Unsecured Subordinated Notes which was declared effective in February 2005. Through September 30, 2005, the Company has issued $2,153,040 in renewable unsecured subordinated notes net of redemptions. The table below presents the Company's outstanding notes payable as of September 30, 2005:

                                                                                                     Weighted Average
                            Original Term          Principal Amount            Percentage                  Rate %
                           ---------------         -----------------        --------------          -----------------
Renewable unsecured        3 months                          112,401                  5.22%                   5.68%
subordinated notes         6 months                          116,150                  5.39%                   5.44%
                           1 year                            520,998                 24.20%                   6.09%
                           2 years                           370,575                 17.21%                   7.14%
                           3 years                           794,866                 36.92%                   8.81%
                           4 years                           126,000                  5.85%                   7.75%
                           5 years                            30,000                  1.39%                   8.55%
                           10 years                           82,050                  3.81%                   8.85%
                                                   -----------------        ---------------         -----------------
                           Total                           2,153,040                100.00%                   7.46%
Less current portion of notes payable:                      (749,549)
                                                   -----------------
Long-term portion                                         $1,403,491

Notes payable to principal shareholder, 11%
interest, quarterly interest payments, matures
October 31, 2006                                          4,575,000

Note payable to financial institution, 15%
interest, quarterly interest payments, matures
January 2, 2007                                           1,500,000
                                                   ----------------
Total long-term notes payable                            $7,478,491
                                                   ----------------

Note 14.          Segments

         The Company operates in two segments, Commercial Solutions and Government Solutions.

         The Commercial Solutions segment is comprised of BBT, ICC, Delta and Whitbread. These companies provide technology consulting services, including implementation of enterprise resource planning systems, the planning, development and implementation of e-business systems, and voice and data communications solutions, to Fortune 500 and middle market companies throughout the United States.

         The Government Solutions segment is comprised of PDI, which provides technology engineering and project management services to the U.S. Federal Government either as a direct contractor or as a subcontractor to prime U.S. defense contractors. PDI specializes in providing software and satellite engineering services with domain area expertise on government and aerospace satellite and IT infrastructure contracts.

         There were no allocations of corporate costs to the segments. All of the Company's operations during the first nine months of 2005 and 2004 were in the United States.

         The table below presents the revenue and operating loss attributable to the reported segments for the nine months ended September 30, 2005 and 2004 with a reconciliation to consolidated pre-tax income.

                                                            Revenues                    Operating Income/(Loss)
                                                  ------------------------------    -------------------------------
                                                     2005              2004             2005              2004
                                                  -------------     ------------    --------------    -------------
Commercial Solutions                               $21,931,969       $16,100,720        $ 446,295       $ 1,168,232
Government Solutions                                 6,429,547         6,095,718          681,710           979,857
                                                  -------------     ------------    --------------    -------------
Total segments                                     $28,361,516       $22,196,438        1,128,005         2,148,088
                                                  =============     ============
Unallocated corporate operating expenses                                               (2,457,894)       (1,806,510)
                                                                                    --------------    -------------
Consolidated operating (loss)/income                                                   (1,329,889)          341,579
Interest expense, net                                                                    (860,746)         (540,933)
Other income                                                                               17,550           124,904
                                                                                    --------------    -------------
Consolidated pre-tax loss, as reported                                                $(2,173,085)        $ (74,450)
                                                                                    ==============    =============

         The table below presents information about the reported segments for the three months ended September 30, 2005 and 2004 with a reconciliation to consolidated pre-tax income.


                                                            Revenues                    Operating Income/(Loss)
                                                  ------------------------------    -------------------------------
                                                     2005              2004             2005              2004
                                                  -------------     ------------    --------------    -------------
Commercial Solutions                                 $8,104,501       $6,794,722         $336,603          $690,279
Government Solutions                                  2,046,531        2,277,030          218,923           378,480
                                                  -------------     ------------    -------------     -------------
Total segments                                      $10,151,032        9,071,752          555,526        $1,068,759
                                                  =============     ============
Unallocated corporate operating expenses                                                 (833,488)         (651,848)
                                                                                    --------------    -------------
Consolidated operating (loss)/income                                                     (277,962)          416,911
Interest expense, net                                                                    (322,817)         (206,189)
Other income                                                                                1,000            94,131
                                                                                    --------------    -------------
Consolidated pre-tax loss, as reported                                                  $(599,779)         $304,853
                                                                                    ==============    =============

         The following table presents total assets by segment at September 30, 2005 and December 31, 2004, with a reconciliation of aggregate segment assets to consolidated total assets.

                                        September 30,          December 31,
                                             2005                 2004
                                       --------------       ---------------
Commercial IT Solutions                   $25,808,734          $19,569,587
Government IT Solutions                     6,034,292            5,469,282
                                       --------------       ---------------
Total segments                            $31,843,026          $25,038,869
Unallocated amounts:
   Prepaid expenses                           688,767              364,924
   Fixed assets                               163,382              156,352
   Deferred taxes - current                    95,085              156,326
   Other assets                               232,763               76,737
   Income tax receivable                       87,840                    -
   Deferred taxes - non current                 7,760               15,519
   Cash                                       300,029            1,624,911
                                       --------------       ---------------
Total assets as reported                  $33,418,652          $27,433,638
                                       ==============       ===============


Note 15.          Recent Accounting Pronouncements

         In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payments". The new pronouncement replaces the existing requirements under SFAS No. 123 and APB 25. According to SFAS No. 123(R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the statement of operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require that such transactions be accounted for using a fair-value method. SFAS No. 123(R) is effective for awards and stock options granted, modified or settled in cash in interim or annual periods beginning after December 15, 2005. The Company plans to adopt the modified prospective transition method, which would necessitate the Company to recognize compensation cost for awards that are not fully vested as of the effective date of the SFAS 123(R) based on the same estimate that the Company used to previously value its grants under SFAS 123.

         The Company will be required to expense the fair value of our stock option grants rather than disclose the impact on its consolidated statement of operations within the Company's footnotes, as is the current practice. As a result, the Company will incur stock based compensation expense from January 1, 2006 for options issued prior to that date but which were not fully vested at the time. The Company will incur additional compensation expense as new awards are made after that date. The Company is evaluating the form of share-based compensation arrangements it will utilize in the future, if any.

         In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3". This statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate any material impact on its consolidated financial statements from the adoption of SFAS 154 since it currently does not anticipate any voluntary changes to its accounting policies.


Note 16.          Subsequent Events

         Effective as of December 1, 2005, the Company entered into a definitive agreement with the two former shareholders of BBT in connection with their third and final earn-out payment. As a result of the agreement, the Company has agreed to make a cash payment of $250,000. The BBT Shareholders have agreed to extend their respective lock-up agreement through December 1, 2008 in exchange for the right to each sell up to 10,000 shares per month through that date.

         On December 30, 2005, the Company issued a promissory note in the amount of $500,000 to a principal shareholder of the Company. The note has a maturity date of January 2, 2007 and requires quarterly cash payments for interest beginning March 31, 2006, at the rate of fifteen percent (15%) per annum. Principal is repayable in cash at maturity. The note may be pre-paid without penalty.

         Effective February 1, 2006 Chuck Deskins was appointed President of Zanett Commercial Solutions, replacing Robert Wise, who will focus on new business and partner development.

         At a Board of Directors meeting held February 6, 2006 and effective as of the close of business on February 10, 2006, Claudio M. Guazzoni, formerly the President of Zanett, was elected Chairman of the Board and appointed Chief Executive Officer of the Company, replacing David M. McCarthy. Also effective as of the close of business on February 10, 2006. Jack M. Rapport, formerly the Chief Financial Officer, was appointed President of the Company, and Kenneth DeRobertis was appointed Chief Financial Officer.

         The Company has also entered into a letter of intent to sell Delta Communications back to its former owner. The divestiture of this non-core business, which is scheduled to be consummated by the end of the first quarter, will allow management to focus on Zanett Commercial Solutions' core Oracle-centric solutions activities. Based on the current terms of the letter of intent, the Company would recognize a loss on the sale of Delta of approximately one million dollars.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in the defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Our Certificate of Incorporation incorporates the provisions of Section 102(b)(7), providing that a director of the Company will not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         Further, Article VII of our Bylaws provides that we shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at our request as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below are expenses (other than the selling agent's commissions and expenses) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

      Securities and Exchange Commission registration fee            $6,335
      NASD filing fee                                                5,500
      Accounting fees and expenses                                   75,000
      Legal fees and expenses                                        120,000
      Printing expenses                                              25,000
      Trustee's fees and expenses                                    10,000
      Selling agent's counsel fees and expenses                      60,000
      Miscellaneous                                                  50,000
      TOTAL                                                          $351,853

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

         On January 31, 2003, the Company issued 585,083 unregistered shares of restricted Common Stock to the former PDI shareholders as the stock portion of the initial purchase consideration to acquire PDI. The shares were valued at $2.06 per share based on the average closing price of the Common Stock for the three trading days immediately preceding the closing based on the fact that the merger was executed and closed on the same date. The issuance of these unregistered shares was made pursuant to the private placement exemption under
Section 4(2) of the Securities Act of 1933, as amended.

         On April 2, 2003, the Company issued 190,000 unregistered shares of restricted Common Stock to the former BBT shareholders as the stock portion of the contingent consideration paid based on BBT's operating performance for the 12 months ended December 31, 2002. The shares were valued at $2.10 per share based on the average closing price of the Common Stock for the three trading days prior to December 31, 2002. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On May 5, 2003, the Company entered into an agreement with a firm to provide public relations services for a two-year period. As part of the payment for these services, the Company issued 10,000 shares of Common Stock. The shares were valued at $2.00 per share which was the closing price of the stock on the date of issuance. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On October 15, 2003, the Company entered into an agreement with a firm to provide public relations services for a two-year period. As part of the payment for these services, the Company issued 10,000 shares of Common Stock. The shares were valued at $3.50 per share which was the closing price of the Common Stock on the date of issuance. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On October 27, 2003 the Company issued 369,146 unregistered shares of restricted Common Stock to the former BCG shareholders as the stock portion of the contingent consideration paid based on BCG's operating performance for the first annual performance period ended May 31, 2003. The shares were valued at $2.04 per share which was the closing price of the Common Stock on the date of issuance. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On December 4, 2003 the Company issued 89,255 unregistered shares of restricted Common Stock to the former Delta shareholders as the stock portion of the initial purchase consideration to acquire Delta. The shares were valued at $2.85 per share based on the average closing price of the Common Stock for the three trading days prior to the date of issuance. The issuance of these unregistered shares was made pursuant to the private placement exemption under
Section 4(2) of the Securities Act of 1933, as amended.

         On January 31, 2004, the Company issued 140,252 unregistered shares of restricted Common Stock to the former PDI shareholders as the stock portion of the contingent consideration paid based on PDI's operating performance for the 12 months ended January 31, 2004. The shares were valued at $2.62 per share based on the December 31, 2004 closing price of the Common Stock. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On March 19, 2004, in connection with an agreement with a firm to provide public relations services the Company issued 10,000 shares of Common Stock as final payment for these services. The shares were valued at $2.71 per share which was the closing price of the stock on the date of issuance. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On April 23, 2004 the Company issued 43,572 unregistered shares of restricted Common Stock to two employees of ICC in connection with their employment. The shares were valued at $4.59 per share based on the April 22, 2004 closing price of the Common Stock. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On August 5, 2004 the Company issued 153,802 unregistered shares of restricted Common Stock to the former BBT shareholders as the stock portion of the contingent consideration paid based on BBT's operating performance for the 15 months ended March 31, 2004. The shares were valued at $3.03 per share based on the March 31, 2004 closing price of the Common Stock. The issuance of these unregistered shares was made pursuant to the private placement exemption under
Section 4(2) of the Securities Act of 1933, as amended.

         On August 6, 2004, the Company entered into an agreement with a firm to provide public relations services for a five-year period. As part of the payment for these services, the Company issued 100,000 shares of Common Stock. The shares were valued at $3.31 per share which was the closing price of the Common Stock on the date of issuance. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         All of the aforementioned unregistered shares are restricted under lock-up agreements with the Company that prohibit the holder from reselling or otherwise disposing of his or her shares prior to the fifth anniversary date of the acceptance by the Company of such holder's subscription. A percentage of the holder's shares may be released from these lock-up restrictions when the Common Stock reaches certain specified prices.

         During 2003, four former employees of the Company exercised stock options totaling in aggregate 11,833 shares of the Company's Common Stock.

         On January 31, 2005, we issued 109,291 unregistered shares of Common Stock valued at $398,907 as part of the consideration paid to former shareholders of PDI as a result of PDI having attained and surpassed its performance objectives. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

         On March 1, 2005, we issued 128,302 unregistered shares of Common Stock, of which 19,245 were issued into escrow, as part of the consideration for the acquisition of Whitbread, which was valued at $569,278 based on the average closing price of the Common Stock for the three trading days immediately preceding the closing based on the fact that the acquisition was announced after the date of closing. The issuance of these unregistered shares was made pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.  EXHIBITS

Exhibit Number          Item

1.1(1)                  Distribution and Management Agreement between Zanett,
                        Inc. and Sumner Harrington Ltd., dated February 1, 2005
2.1(2)                  Agreement and Plan of Merger by and among Back Bay
                        Technologies, Inc., Planet Zanett, Inc., Planet Zanett
                        Merger Sub BBT, Inc. and the shareholders of Back Bay
                        Technologies, Inc. dated as of December 7, 2001
2.2(3)                  Agreement and Plan of Merger by and among Brandywine
                        Computer Group, Inc., Planet Zanett, Inc., Planet Zanett
                        Merger Sub BCG, Inc. and the shareholders of Brandywine
                        Computer Group, Inc. dated as of May 31, 2002
2.3(4)                  Agreement and Plan of Merger by and among Paragon
                        Dynamics, Inc., Zanett, Inc., Zanett Inc. Merger Sub
                        PDI, Inc. and the shareholders of Paragon Dynamics, Inc.
                        dated as of January 31, 2003
2.4(5)                  Agreement and Plan of Merger by and among DeltaData,
                        Inc., Zanett, Inc., Zanett Merger Sub DCG, Inc. and the
                        majority shareholder of DeltaData, Inc. dated as of
                        November 30, 2003
2.5(6)                  Asset Purchase Agreement between Brandywine Computer
                        Group, Inc. and Computer Network Technology Corporation
                        dated as of April 23, 2004
2.6(7)                  Stock Purchase Agreement by and among Whitbread
                        Technology Partners, Inc., Zanett, Inc., and Joel D'Arcy
                        dated as of March 1, 2005.
2.7                     Agreement and Plan of Merger of Whitbread Technology
                        Partners, Inc. and Zanett Commercial Solutions, Inc.
                        dated as of December 30, 2005.
2.8                     Agreement and Plan of Merger of INRANGE Consulting
                        Corporation and Zanett Commercial Solutions, Inc. dated
                        as of December 30, 2005.
2.9                     Agreement and Plan of Merger of Back Bay Technologies,
                        Inc. and Zanett Commercial Solutions, Inc. dated as of
                        December 30, 2005.
3.1(8)                  Certificate of Incorporation of Zanett, Inc. 3.2 (9)
                        By-laws of Zanett, Inc.
4.1(1)                  Indenture between Zanett, Inc. and U.S. Bank National
                        Association, dated February 1, 2005
4.2(1)                  Form of Note
4.3(1)                  Form of Note Confirmation
4.4(1)                  Form of Subscription Agreement
5.1(1)                  Opinion of Drinker Biddle & Reath LLP regarding the
                        legality of the notes
8.1(1)                  Opinion of Drinker Biddle & Reath LLP regarding certain
                        tax matters
10.1(10)                Investor Rights Agreement dated as of January 26, 2001
                        by and between GlobeDrive.com, Inc. and Planet Zanett
                        Corporate Incubator, Inc.
10.2(10)                Stockholders' Agreement dated as of January 26, 2001 by
                        and between GlobeDrive.com, Inc. and Planet Zanett
                        Corporate Incubator, Inc.
10.3(10)                Stock Purchase Agreement dated as of January 26, 2001 by
                        and between GlobeDrive.com, Inc., Planet Zanett
                        Corporate Incubator, Inc., NOLA I, LLC, Yossi
                        Krasnjanski and Oleg Rabaev
10.4(11)                Amendment to Investor Rights Agreement dated as of
                        August 31, 2001 by and between GlobeDrive.com, Inc.,
                        Planet Zanett Corporate Incubator, Inc., NOLA I, LLC,
                        Yossi Krasnjanski and Oleg Rabaev
10.5(11)                Amendment to Stockholders' Agreement dated as of August
                        31, 2001 by and between GlobeDrive.com, Inc., Planet
                        Zanett Corporate Incubator, Inc., NOLA I, LLC, Yossi
                        Krasnjanski and Oleg Rabaev
10.6(11)                Letter agreement dated as of August 13, 2001 by and
                        between Fanlink Networks, Inc. and Planet Zanett
                        Corporate Incubator, Inc.

Exhibit Number          Item

10.7(11)                Convertible Promissory Note in the amount of $60,000
                        dated November 30, 2001 issued by InfoDream Corporation
                        to Planet Zanett Corporate Incubator, Inc.
10.8(2)                 Employment Agreement dated as of December 7, 2001 by and
                        between Back Bay Technologies, Inc. and Marc Maselli
10.9(2)                 Employment Agreement dated as of December 7, 2001 by and
                        between Back Bay Technologies, Inc. and Curtis D.
                        Stevenson
10.10(11)               Convertible Promissory Note in the amount of $50,000
                        dated February 15, 2002 issued by InfoDream Corporation
                        to Planet Zanett Corporate Incubator, Inc.
10.11(12)               Employment Agreement dated as of May 31, 2002 by and
                        between Brandywine Computer Group, Inc., and Scott
                        Seagrave
10.12(3)                Employment Agreement dated as of May 31, 2002 by and
                        between Brandywine Computer Group, Inc., and Mary
                        Seagrave
10.13(4)                Employment Agreement dated as of January 31, 2003 by and
                        between Paragon Dynamics, Inc., and Douglas L. Hartmann
10.14(4)                Employment Agreement dated as of January 31, 2003 by and
                        between Paragon Dynamics, Inc., and Roger D. Stapleton
10.15(5)                Employment Agreement dated as of December 4, 2003 by and
                        between Delta Communications Group, Inc., and Howard
                        Norton
10.16(5)                Employment Agreement dated as of December 4, 2003 by and
                        between Delta Communications Group, Inc., and Robert
                        Anderson
10.17(6)                Employment Agreement dated as of April 23, 2004 by and
                        between Brandywine Computer Group, Inc., and Kevin Teder
10.18(6)                Employment Agreement dated as of April 23, 2004 by and
                        between Brandywine Computer Group, Inc., and Robert Wise
10.19(13)               Zanett Inc. Amended and Restated Incentive Stock Plan
10.20(14)               Loan and Security Agreement dated as of September 1,
                        2004 by and among Zanett, Inc., Back Bay Technologies,
                        Inc., INRANGE Consulting Corporation, Paragon Dynamics,
                        Inc., Delta Communications Group, Inc., and Fifth Third
                        Bank
10.21                   First Amended and Restated Loan and Security Agreement
                        dated as of December 30, 2005 by and among Zanett, Inc.,
                        Zanett Commercial Solutions, Inc., Paragon Dynamics,
                        Inc., Delta Communications Group, Inc., and Fifth Third
                        Bank
10.22                   Promissory Note in the amount of $1,500,000 issued to
                        Mr. Bruno Guazzoni
10.23                   Promissory Note in the amount of $3,075,000 issued to
                        Mr. Bruno Guazzoni
10.24                   Promissory Note in the amount of $500,000 issued to Mr.
                        Bruno Guazzoni
10.25(14)               Promissory Note in the amount of $1,500,000 issued to
                        Emral Holdings Limited
21.1                    List of Subsidiaries
23.1                    Consent of Deloitte & Touche LLP
23.2                    Consent of Drinker Biddle & Reath LLP
24.1                    Power of Attorney*
25.1(1)                 Statement of Eligibility of Trustee
--------------------
* Previously filed


(1) Incorporated by reference to our registration statement on Form S-2/A field February 1, 2005.

(2) Incorporated by reference to our Current Report on Form 8-K filed December 21, 2001.

(3) Incorporated by reference to our Current Report on Form 8-K filed June 17, 2002.

(4) Incorporated by reference to our Current Report on Form 8-K filed February 13, 2003.

(5) Incorporated by reference to our Current Report on Form 8-K filed December 19, 2003.

(6)  Incorporated by reference our Current Report on Form 8-K filed May 6, 2004.

(7) Incorporated by reference to our Current Report on Form 8-K filed on March 7, 2005.

(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

(9) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000.

(10) Incorporated by reference to our Current Report on Form 8-K filed February 23, 2001.

(11) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2001.

(12) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002, as amended.

(13) Incorporated by reference to our Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Stockholders.

(14) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned registrant undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 10, 2006.

                                                     ZANETT, INC.


                                                     By: /s/ Claudio M. Guazzoni
                                                         -----------------------
                                                         Claudio M. Guazzoni
                                                         Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.

Signature                            Title                                           Date

/s/ Claudio M. Guazzoni              Chairman of the Board & Chief Executive
                                     Officer                                              February 10, 2006
----------------------------------
Claudio M. Guazzoni                  (Principal Executive Officer)

/s/ Kenneth DeRobertis               Chief Financial Officer                              February 10, 2006
----------------------------------
Kenneth DeRobertis                   (Principal Financial and Accounting Officer)


                   *                                                                      February 10, 2006
----------------------------------
L. Scott Perry                       Director

                   *                                                                      February 10, 2006
----------------------------------
William Church                       Director

                   *                                                                      February 10, 2006
----------------------------------
Leonard G. Goldstein                 Director

                   *                                                                      February 10, 2006
----------------------------------
Evans R. Hineman                     Director

                   *                                                                      February 10, 2006
----------------------------------
Jay W. Kelley                        Director

*By: /s/ Claudio M. Guazzoni
     -----------------------
     Claudio M. Guazzoni
     Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit Number          Item

1.1(1)                  Distribution and Management Agreement between Zanett,
                        Inc. and Sumner Harrington Ltd., dated February 1, 2005
2.1(2)                  Agreement and Plan of Merger by and among Back Bay
                        Technologies, Inc., Planet Zanett, Inc., Planet Zanett
                        Merger Sub BBT, Inc. and the shareholders of Back Bay
                        Technologies, Inc. dated as of December 7, 2001
2.2(3)                  Agreement and Plan of Merger by and among Brandywine
                        Computer Group, Inc., Planet Zanett, Inc., Planet Zanett
                        Merger Sub BCG, Inc. and the shareholders of Brandywine
                        Computer Group, Inc. dated as of May 31, 2002
2.3(4)                  Agreement and Plan of Merger by and among Paragon
                        Dynamics, Inc., Zanett, Inc., Zanett Inc. Merger Sub
                        PDI, Inc. and the shareholders of Paragon Dynamics, Inc.
                        dated as of January 31, 2003
2.4(5)                  Agreement and Plan of Merger by and among DeltaData,
                        Inc., Zanett, Inc., Zanett Merger Sub DCG, Inc. and the
                        majority shareholder of DeltaData, Inc. dated as of
                        November 30, 2003
2.5(6)                  Asset Purchase Agreement between Brandywine Computer
                        Group, Inc. and Computer Network Technology Corporation
                        dated as of April 23, 2004
2.6(7)                  Stock Purchase Agreement by and among Whitbread
                        Technology Partners, Inc. Zanett, Inc. and Joel D'Arcy
                        dated March 1, 2005.
2.7                     Agreement and Plan of Merger of Whitbread Technology
                        Partners, Inc. and Zanett Commercial Solutions, Inc.
                        dated as of December 30, 2005.
2.8                     Agreement and Plan of Merger of INRANGE Consulting
                        Corporation and Zanett Commercial Solutions, Inc. dated
                        as of December 30, 2005.
2.9                     Agreement and Plan of Merger of Back Bay Technologies,
                        Inc. and Zanett Commercial Solutions, Inc. dated as of
                        December 30, 2005.
3.1(8)                  Certificate of Incorporation of Zanett, Inc.
3.2(9)                  By-laws of Zanett, Inc.
4.1(1)                  Indenture between Zanett, Inc. and U.S. Bank National
                        Association, dated February 1, 2005
4.2(1)                  Form of Note
4.3(1)                  Form of Note Confirmation
4.4(1)                  Form of Subscription Agreement
5.1(1)                  Opinion of Drinker Biddle & Reath LLP regarding the
                        legality of the notes
8.1(1)                  Opinion of Drinker Biddle & Reath LLP regarding certain
                        tax matters
10.1(10)                Investor Rights Agreement dated as of January 26, 2001
                        by and between GlobeDrive.com, Inc. and Planet Zanett
                        Corporate Incubator, Inc.
10.2(10)                Stockholders' Agreement dated as of January 26, 2001 by
                        and between GlobeDrive.com, Inc. and Planet Zanett
                        Corporate Incubator, Inc.
10.3(10)                Stock Purchase Agreement dated as of January 26, 2001 by
                        and between GlobeDrive.com, Inc., Planet Zanett
                        Corporate Incubator, Inc., NOLA I, LLC, Yossi
                        Krasnjanski and Oleg Rabaev
10.4(11)                Amendment to Investor Rights Agreement dated as of
                        August 31, 2001 by and between GlobeDrive.com, Inc.,
                        Planet Zanett Corporate Incubator, Inc., NOLA I, LLC,
                        Yossi Krasnjanski and Oleg Rabaev
10.5(11)                Amendment to Stockholders' Agreement dated as of August
                        31, 2001 by and between GlobeDrive.com, Inc., Planet
                        Zanett Corporate Incubator, Inc., NOLA I, LLC, Yossi
                        Krasnjanski and Oleg Rabaev
10.6(11)                Letter agreement dated as of August 13, 2001 by and
                        between Fanlink Networks, Inc. and Planet Zanett
                        Corporate Incubator, Inc.
10.7(11)                Convertible Promissory Note in the amount of $60,000
                        dated November 30, 2001 issued by InfoDream Corporation to Planet Zanett Corporate Incubator, Inc.
10.8(2)                 Employment Agreement dated as of December 7, 2001 by and
                        between Back Bay Technologies, Inc. and Marc Maselli
10.9(2)                 Employment Agreement dated as of December 7, 2001 by and
                        between Back Bay Technologies, Inc. and Curtis D.
                        Stevenson

Exhibit Number       Item

10.10(11)               Convertible Promissory Note in the amount of $50,000
                        dated February 15, 2002 issued by InfoDream Corporation
                        to Planet Zanett Corporate Incubator, Inc.
10.11(12)               Employment Agreement dated as of May 31, 2002 by and
                        between Brandywine Computer Group, Inc., and Scott
                        Seagrave
10.12(3)                Employment Agreement dated as of May 31, 2002 by and
                        between Brandywine Computer Group, Inc., and Mary
                        Seagrave
10.13(4)                Employment Agreement dated as of January 31, 2003 by and
                        between Paragon Dynamics, Inc., and Douglas L. Hartmann
10.14(4)                Employment Agreement dated as of January 31, 2003 by and
                        between Paragon Dynamics, Inc., and Roger D. Stapleton
10.15(5)                Employment Agreement dated as of December 4, 2003 by and
                        between Delta Communications Group, Inc., and Howard
                        Norton
10.16(5)                Employment Agreement dated as of December 4, 2003 by and
                        between Delta Communications Group, Inc., and Robert
                        Anderson
10.17(6)                Employment Agreement dated as of April 23, 2004 by and
                        between Brandywine Computer Group, Inc., and Kevin Teder
10.18(6)                Employment Agreement dated as of April 23, 2004 by and
                        between Brandywine Computer Group, Inc., and Robert Wise
10.19(13)               Zanett Inc. Amended and Restated Incentive Stock Plan
10.20(14)               Loan and Security Agreement dated as of September 1,
                        2004 by and among Zanett, Inc., Back Bay Technologies,
                        Inc., INRANGE Consulting Corporation, Paragon Dynamics,
                        Inc., Delta Communications Group, Inc., and Fifth Third
                        Bank
10.21                   First Amended and Restated Loan and Security Agreement
                        dated as of December 30, 2005 by and among Zanett, Inc.,
                        Zanett Commercial Solutions, Inc., Paragon Dynamics,
                        Inc., Delta Communications Group, Inc., and Fifth Third
                        Bank
10.22                   Promissory Note in the amount of $1,500,000 issued to
                        Mr. Bruno Guazzoni
10.23                   Promissory Note in the amount of $3,075,000 issued to
                        Mr. Bruno Guazzoni
10.24                   Promissory Note in the amount of $500,000 issued to Mr.
                        Bruno Guazzoni
10.25(14)               Promissory Note in the amount of $1,500,000 issued to
                        Emral Holdings Limited
21.1                    List of Subsidiaries
23.1                    Consent of Deloitte & Touche LLP
23.2                    Consent of Drinker Biddle & Reath LLP
24.1                    Power of Attorney*
25.1(1)                 Statement of Eligibility of Trustee
--------------------
* Previously filed.


(1) Incorporated by reference to our registration statement on Form S-2/A field February 1, 2005.

(2) Incorporated by reference to our Current Report on Form 8-K filed December 21, 2001.

(3) Incorporated by reference to our Current Report on Form 8-K filed June 17, 2002.

(4) Incorporated by reference to our Current Report on Form 8-K filed February 13, 2003.

(5) Incorporated by reference to our Current Report on Form 8-K filed December 19, 2003.

(6)  Incorporated by reference our Current Report on Form 8-K filed May 6, 2004.

(7) Incorporated by reference to our Current Report on Form 8-K filed on March 7, 2005.

(8) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

(9) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000.

(10) Incorporated by reference to our Current Report on Form 8-K filed February 23, 2001.

(11) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2001.

(12) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002, as amended.

(13) Incorporated by reference to our Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Stockholders.

(14) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.